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Exhibit (a)-(1)

PRELIMINARY PROXY STATEMENT OF THE COMPANY

[Insert Company Logo]

                    , 2018

Shareholders of JA Solar Holdings Co., Ltd.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of JA Solar Holdings Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), to be held on                     , 2018 at          a.m. (Beijing time). The meeting will be held at                     . The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

        On November 17, 2017, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with JASO Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 302594 ("Holdco"), JASO Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and a wholly owned subsidiary of Holdco, with registration number 302596 ("Parent"), and JASO Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, with registration number 302573, and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company") and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger (the "Plan of Merger") and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

        As of the date of this proxy statement, Holdco is wholly owned by JASO Top Holdings Limited ("JASO Top"), a Cayman Islands company wholly owned by Mr. Baofang Jin, the chairman and chief executive officer of the Company ("Mr. Jin"), and at the effective time of the Merger (the "Effective Time"), Holdco will be beneficially owned by Mr. Jin, JASO Top, Jinglong Group Co., Ltd., a British Virgin Islands company of which Mr. Jin is the sole director ("Jinglong"), Mr. Chin Tien HUANG, Ms. Pak Wai WONG, and Ms. Chi Fung WONG (Jinglong, Mr. Chin Tien Huang, Ms. Pak Wai WONG, and Ms. Chi Fung WONG collectively, the "Rollover Shareholders"). Holdco, Parent, Merger Sub, Mr. Jin, JASO Top and the Rollover Shareholders are collectively referred to herein as the " Buyer Group." Holdco, Parent and, Merger Sub and JASO Top were formed solely for the purpose of the Merger. As of the date of the accompanying proxy statement, the Buyer Group together beneficially owns 61,036,142 shares of the Company, which represents approximately 25.7% of the Company's issued and outstanding ordinary shares, par value US$0.0001 per share (each, a "Share"). If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by the Buyer Group and, as a result of the Merger, the American depositary shares ("ADSs"), each representing five Shares, will no longer be listed on the NASDAQ Stock Market LLC ("NASDAQ").

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        If the Merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive an amount in cash equal to US$1.51 per Share (the "Per Share Merger Consideration"), without interest, and each issued and outstanding ADS will then represent the right to receive US$7.55 per ADS (the "Per ADS Merger Consideration"). Notwithstanding the foregoing, if the Merger is completed, the following Shares will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

  (a)
  61,036,142 Shares, including Shares represented by ADSs (the "Rollover Shares") representing Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Rollover Shareholders, immediately prior to the Effective Time, such Shares will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor; and

  (b)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the "Dissenting Shares," together with the Rollover Shares, the "Excluded Shares") in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

        At or immediately prior to the Effective Time, each option (each, a "Company Option") to purchase Shares granted under the Company's 2006 stock incentive plan, dated as of August 18, 2006, and the Company's 2014 stock incentive plan, dated as of June 30, 2014, and all amendments and modifications thereto (collectively, the "Share Incentive Plan"), whether or not vested or exercisable, that is outstanding and unexercised, will be cancelled and (i) in exchange for the right of each holder of such Company Option (other than the Rollover Shareholders) to receive cash, net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the Effective Time, and (ii) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreement (as defined below).

        At or immediately prior to the Effective Time, each restricted share of the Company granted under the Share Incentive Plan (each a "Restricted Share") and each restricted share unit granted under the Share Incentive Plan (each, an "RSU"), in each case that is then outstanding and unexercised, will be cancelled in exchange for the right of the holder of such Restricted Share and/or RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

        The Buyer Group intends to fund the merger consideration through a combination of (i) rollover equity (represented by the Rollover Shares) from the Rollover Shareholders, (ii) equity financing to be provided by Jinglong and JASO Top, (iii) debt financing to be provided by CSI Finance Limited, Credit Suisse AG, Singapore Branch, Dong Yin Development (Holdings) Limited and SPDB International (Hong Kong) Limited, and (iv) an exchangeable note to be issued to Abax Asian Structured Credit Fund II L.P.

        On November 16, 2017, a special committee of the board of directors of the Company (the "Board"), composed solely of independent and disinterested directors (the "Special Committee"), reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, the support agreement (the "Support Agreement") by and among Holdco and the Rollover Shareholders pursuant to which the Rollover Shareholders promise to Holdco that they will vote all of the Shares they own in favor of the Merger and the Merger Agreement at the shareholders' meeting and restrict the transfer of such Shares, the equity commitment letter by Jinglong and JASO Top, pursuant to which Jinglong and JASO Top have committed to purchase, or cause to be purchased, directly or indirectly through one or more intermediate entities, newly issued ordinary shares of Holdco, for cash, up to the aggregate amount thereof, the proceeds of which shall be used to fund a portion of the aggregate merger consideration and other payment obligations of Holdco, Parent, and Merger Sub contemplated by the Merger Agreement; the limited guarantee (the "Limited Guarantee") by Jinglong in favor of the Company, pursuant to which Jinglong will guarantee certain obligations of Holdco, Parent, and Merger Sub under the Merger Agreement, and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisors and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger,

        On November 16, 2017, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Jin, who was not present for the vote, and Ms. Hope Ni and Mr. Bingyan Ren, each of whom abstained from the vote), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and the Transactions; (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the Limited Guarantee; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

        The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, at the Effective Time, and (iii) the amendment and restatement of the existing memorandum and articles of association by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the Effective Time, in the form attached as Annexure 2 to the Plan of Merger, FOR the proposal to authorize each of the members of the Special Committee, the Chief Financial Officer of the Company, and the President of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company passed by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Rollover

Shareholders beneficially own 61,036,142 Shares (including Shares represented by ADSs), which represents approximately 25.7% of the total issued and outstanding Shares as of the date of the accompanying proxy statement, all of which shall be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, based on 237,926,352 Shares expected to be issued and outstanding on                     , 2018, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"), and assuming that the Rollover Shareholders shall vote all their Shares in favor of the special resolutions, 97,581,427 Shares (including Shares represented by ADSs) owned by the Unaffiliated Security Holders (representing approximately 55.2% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by the Unaffiliated Security Holders) must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        The Rollover Shareholders will exercise their rights as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is                     , 2018 at          a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

        If you hold your Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

        As the record holder of the Shares represented by ADSs, the Bank of New York Mellon (the "ADS Depositary") will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex J to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on                     , 2018 (the "ADS Record Date"). The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                     , 2018. The ADS Depositary has advised us that, pursuant to the deposit agreement dated as of February 6, 2007 among the Company, the ADS Depositary and the direct and indirect holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement"), it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they surrender their ADSs and become registered in the Company's register of members as the holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs need to make arrangements to deliver the ADSs to Bank of New York Mellon for cancellation before the close of business in New York City on                     , 2018,

together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs, the ADS Depositary will arrange for The HongKong and Shanghai Banking Corporation Limited., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Conyers Trust Company (Cayman) Limited], to issue and mail a certificate to your attention. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR DELIVERY OF SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M.

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(NEW YORK CITY TIME) ON             , 2018, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 OR LESS FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86-21-6095-5885.

        Thank you for your cooperation and continued support.

Sincerely,

Shaohua Jia Chairman of the Special Committee

        The accompanying proxy statement is dated                     , 2018, and is first being mailed to the Company's shareholders on or about                     , 2018.

 JA SOLAR HOLDINGS CO., LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
                        , 2018

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of JA Solar Holdings Co., Ltd. (referred to herein alternately as the "Company," "us," " we" or other terms correlative thereto), will be held on                         , 2018 at              a.m. (Beijing time) at                 .

        Only registered holders of ordinary shares of the Company, par value US$0.0001 per share (each, a "Share" and collectively, the "Shares"), as of 5 p.m. Cayman Islands time on                         , 2018 (the "Share Record Date") or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

        THAT the Agreement and Plan of Merger, dated as of November 17, 2017 (the "Merger Agreement"), among the Company, JASO Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Holdco"), JASO Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and JASO Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company") and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the "Plan of Merger") (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions") including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 shares with a par value of US$1.00 each (the "Variation of Capital"), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the " Effective Time"), in the form attached as Annexure 2 to the Plan of Merger (the "Adoption of Amended M&A"), be approved and authorized by the Company;

        THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the "Special Committee"), the Chief Financial Officer of the Company, and the President of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

  •
  if necessary, as an ordinary resolution:

        THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company's shareholders will be available at its principal executive offices at Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        Jinglong Group Co., Ltd. ("Jinglong"), a British Virgin Islands company and an existing shareholder of the Company controlled by Mr. Baofang Jin ("Mr. Jin"), the Chief Executive Officer and chairman of the board of directors of the Company (the " Board"), Mr. Chin Tien HUANG, Ms. Chi Fung WONG, and Ms. Pak Wai WONG (each, a "Rollover Shareholder," and collectively, the "Rollover Shareholders") and Holdco have entered into a support agreement, dated as of November 17, 2017 (the "Support Agreement"), which provides, among other things, that each Rollover Shareholder will (a) vote all of its Shares, including Shares represented by American depositary shares ("ADSs") in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) restrict the transfer of all the Shares (including Shares represented by ADSs) owned by it, in each case in accordance with the terms of the Support Agreement. A copy of the Support Agreement is attached as Annex C to the accompanying proxy statement. As of the date of the accompanying proxy statement, the Rollover Shareholders beneficially own 61,036,142 Shares, which represents approximately 25.7% of the total number of issued and outstanding Shares in the Company.

        After careful consideration and upon the unanimous recommendation of the Special Committee, the Board unanimously (other than Mr. Jin, who was not present for the vote, and Ms. Hope Ni and Mr. Bingyan Ren, each of whom abstained from the vote), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the shareholders of the Company and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, including the Merger; (b) authorized and approved the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and the limited guarantee by Jinglong in favor of the Company pursuant to which Jinglong will guarantee certain obligations of Holdco, Parent, and Merger Sub under the Merger Agreement (the "Limited Guarantee") and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital, and the Adoption of Amended M&A, FOR the proposal to authorize members of the Special Committee, the Chief Financial Officer of the Company, and the President of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, the Variation of Capital, and the Adoption of Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the

Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company passed by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Rollover Shareholders beneficially own 61,036,142 Shares, which represents approximately 25.7% of the total voting rights in the Company. Accordingly, based on the total number of Shares expected to be issued and outstanding on the Share Record Date, and assuming that the Rollover Shareholders shall vote all their Shares in favor of the special resolutions, 97,581,427 Shares owned by the Unaffiliated Security Holders (representing approximately 55.2% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by the Unaffiliated Security Holders) must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

        Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices (to the attention of: Investor Relations Department) at Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China, no later than              a.m.,                         , 2018, being 48 hours before the time appointed for the extraordinary general meeting (being                         , 2018 at              (Beijing time)). The proxy card is the "instrument of proxy" and the "instrument appointing a proxy" as referred to in the Company's articles of association. The Rollover Shareholders will exercise their right as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting will take place by poll voting. Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Shares will be voted "FOR" the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you own ADSs as of the close of business in New York City on                         , 2018 (the "ADS Record Date") (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex J to the accompanying proxy statement, to The Bank of New York Mellon (the "ADS Depositary"), in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                         , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on                         , 2018, the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositbary for cancellation before the close of business in New York City on                         , 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the deposit agreement, dated as of February 6, 2007 among the Company, the ADS Depositary and the direct and indirect holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement")), which will not be borne by the Company, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or other securities account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to surrender the ADSs on your behalf. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become resisted holders of Shares are advised to take action as soon as possible.

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR DELIVERY OF SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON             , 2018, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE

x

EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 OR LESS FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Shares, please call our Investor Relations Department at +86-21-6095-5885.

        The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

        Notes:

  1.
  In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

  5.
  Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China, Attention: Investor Relations

    Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Shaohua Jia
Chairman of the Special Committee
, 2018

 PROXY STATEMENT

Dated                 , 2018

SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of JA Solar Holdings Co., Ltd. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

        If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our Investor Relations Department at +86-21-6095-5885.

 SUMMARY TERM SHEET

        This "Summary Term Sheet" and the "Questions and Answers About the Extraordinary General Meeting and the Merger" highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 120. In this proxy statement, the terms "the Company," "us," "we" or other terms correlative thereto refer to JA Solar Holdings Co., Ltd.. All references to "dollars" and "US$" in this proxy statement are to U.S. dollars, and all references to "RMB" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China.

The Parties Involved in the Merger

The Company

        The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and one of the world's largest manufacturers of solar power products.

        Our principal executive offices are located at Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China. The Company's telephone number at this address is +86-10-63611888.

        For a description of the Company's history, development, business and organizational structure, please see the Company's Annual Report on Form 20-F for the year ended December 31, 2016 filed on April 26, 2017, which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 120 for a description of how to obtain a copy of the Company's Annual Report.

Mr. Baofang Jin

        Mr. Baofang Jin ("Mr. Jin") is the chairman and the chief executive officer of the Company. Mr. Jin is a citizen of the People's Republic of China. The business address of Mr. Jin is Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070, People's Republic of China. The telephone number at this address is +86-10-63611999.

Jinglong

        Jinglong Group Co., Ltd. ("Jinglong") is a British Virgin Islands company. Jinglong is an investment holding company. Mr. Jin is the sole director of Jinglong. The business address of Jinglong is Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070, People's Republic of China. The telephone number at this address is +86-10-63611999.

JASO Top

        JASO Top Holdings Limited ("JASO Top") is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Mr. Jin. JASO Top was formed for the purpose of holding the equity interest in Holdco and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The business address of JASO Top is Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070, People's Republic of China. The telephone number at this address is +86-010-63611999.

Holdco

        JASO Holdings Limited ("Holdco") is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by JASO Top. Holdco was formed for the purpose of holding the equity interest in Parent and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The business address of Holdco is Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070, People's Republic of China. The telephone number at this address is +86-10-63611999.

Parent

        JASO Parent Limited ("Parent") is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Holdco. Parent was formed for the purpose of holding the equity interest in Merger Sub and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The business address of Parent is Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070, People's Republic of China. The telephone number at this address is +86-10-63611999.

Merger Sub

        JASO Acquisition Limited ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands wholly owned by Parent. Merger Sub was formed for the purpose of arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The business address of Merger Sub is Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070, People's Republic of China. The telephone number at this address is +86-010-63611999.

Mr. Chin Tien Huang

        Mr. Chin Tien HUANG is a citizen of the Hong Kong Special Administration Region of the People's Republic of China. The business address of Mr. Chin Tien Huang is Room A, 43/F, BLK 8, the Wings, 9 Tong Yin Street, Tseung Kwan O, New Territory, Hong Kong. The telephone number at this address is +852-23899506.

Ms. Pak Wai Wong

        Ms. Pak Wai WONG is a citizen of the Hong Kong Special Administration Region of the People's Republic of China. The business address of Ms. Pak Wai Wong is Room A, 43/F, BLK 8, the Wings, 9 Tong Yin Street, Tseung Kwan O, New Territory, Hong Kong. The telephone number at this address is +852-23899506.

Ms. Chi Fung Wong

        Ms. Chi Fung WONG is a citizen of the Hong Kong Special Administration Region of the People's Republic of China. The business address of Ms. Pak Wai Wong is Room A, 43/F, BLK 13, Central Heights, 9 Tong Tak Street, Tseung Kwan O, New Territory, Hong Kong. The telephone number at this address is +852-23899506.

        Throughout this proxy statement, Mr. Jin, Jinglong, JASO Top, Holdco, Parent, Merger Sub, Mr. Chin Tien HUANG, Ms. Chi Fung WONG, and Ms. Pak Wai WONG, are collectively referred to as the "Buyer Group," and Holdco, Parent and Merger Sub are collectively referred to as the "Parent Parties."

        During the last five years, none of the persons referred to above under the heading "The Parties Involved in the Merger," or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex H of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 89)

        You are being asked to vote to authorize and approve the Agreement and Plan of Merger dated as of November 17, 2017 among the Company, Holdco, Parent and Merger Sub (the "Merger Agreement"), and the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar"), in connection with the Merger (the "Plan of Merger"), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and cease to exist (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company"). The Surviving Company will be wholly owned by Parent, and will continue to do business under the name "JA Solar Holdings Co., Ltd." following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company, and ADSs representing ordinary shares of the Company, par value US$0.0001 per share (each a "Share" and, collectively, the "Shares") will cease to be listed on the NASDAQ Global Select Market ("NASDAQ"), and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Securities Exchange Act of 1934 (as amended, and the rules and regulations promulgated thereunder, the "Exchange Act") will be terminated. After the effective time of the Merger (the "Effective Time"), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 89)

        Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), will be cancelled in exchange for the right to receive US$1.51 in cash per Share without interest (the "Per Share Merger Consideration")and each issued and outstanding American Depository Share ("ADS") will be cancelled in exchange for the right to receive US$7.55 per ADS without interest (the "Per ADS Merger Consideration"). Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentence:

  (a)
  61,036,142 Shares, including Shares represented by ADSs (the "Rollover Shares") beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Jinglong, Mr. Chin Tien Huang, Ms. Pak Wai WONG, and Ms. Chi Fung WONG (collectively, the "Rollover Shareholders"), immediately prior to the Effective Time, such shares will be cancelled and cease to exist at the effective time without payment of any consideration or distribution there for; and

  (b)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the "Dissenting Shares," together with the Rollover Shares, the "Excluded Shares") in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law") will be cancelled and cease to exist at the effective time and the holders of such Dissenting Shares shall be entitled to receive only the payment of the fair value of their Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

Treatment of Company Share Awards (Page 89)

        At or immediately prior to the Effective Time, each option (each, a "Company Option") to purchase Shares granted under the Company's 2006 stock incentive plan, dated as of August 18, 2006, and the Company's 2014 stock incentive plan, dated as of June 30, 2014, and all amendments and modifications thereto (collectively, the "Share Incentive Plan"), whether or not vested or exercisable, that is outstanding and unexercised, will be cancelled and (i) in exchange for the right of each holder of such Company Option (other than the Rollover Shareholders) to receive cash, net of any applicable withholding taxes and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the Effective Time, net of any applicable withholding taxes, and (ii) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreement (as defined below).

        At or immediately prior to the Effective Time, each restricted share of the Company granted under the Share Incentive Plan (each a "Restricted Share") and each restricted share unit granted under the Share Incentive Plan (each, an "RSU"), in each case that is then outstanding and unexercised, will be cancelled in exchange for the right of the holder of such Restricted Share and/or RSU to receive cash, without interest and net of any applicable withholding taxes, in the amount equal to the Per Share Merger Consideration.

Record Date and Voting (Page 81)

        You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name as of 5 p.m. Cayman Islands time on             , 2018, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"). If you own Shares as of 5 p.m. Cayman Islands time on the Share Record Date, the deadline for you to lodge your proxy card and vote is              a.m.,              2018, being 48 hours before the time appointed for the commencement of the extraordinary general meeting,             , 2018 at              (Beijing time).

        If you own ADSs as of the close of business in New York City on             , 2018 (the "ADS Record Date") (and do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex J to this proxy statement, to The Bank of New York Mellon (the "ADS Depositary"), in its capacity as the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on             , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on             , the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the deposit agreement dated as of February 6, 2007 among the Company, the ADS Depositary and the direct and indirect holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement")), which will not be borne by the Company, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted. If you hold your ADSs in a brokerage, bank or other securities account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to convert the ADSs on your behalf.

        Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. We expect that, as of the Share Record Date, there will be 237,926,352 Shares entitled to be voted at the extraordinary general meeting. See "Summary Term Sheet—Voting Information" below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 81)

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, passed by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the "Requisite Company Vote").

        As of the date of this proxy statement, the Rollover Shareholders beneficially own an aggregate of 61,036,142 Shares (including Shares represented by ADSs), which represents approximately 25.7% of the total issued and outstanding Shares as of the date of this proxy statement. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 116 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Based on the number of Shares expected to be issued and outstanding on the Share Record Date, and assuming that the Rollover Shareholders shall vote all their Shares in favor of the special resolutions, 97,581,427 Shares owned by the shareholders and ADS holders who are not affiliates of the Company, including members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders") (representing approximately 55.2% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by the Unaffiliated Security Holders) must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Voting Information (Page 80)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                         , being 48 hour before the time appointed for the extraordinary general meeting, at              (Beijing Time on                         , 2018). If a broker, bank or other nominee holds your Shares in "street name," your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

        If you own ADSs as of the close of business in New York City on             , 2018, the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on             , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 4.07 the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder, and accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on             , the Share Record Date. If you wish to surrender your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement, and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for The HongKong and Shanghai Banking Corporation Limited., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Conyers Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have surrendered your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Dissenters' Rights of Shareholders and ADS Holders (Page 110)

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex G to this proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON             , 2018, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex G to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Purposes and Effects of the Merger (Page 58)

        The purpose of the Merger is to enable the Buyer Group, to acquire 100% ownership and control of the Company in a transaction in which the Company's shareholders and ADS holders, other than holders of the Excluded Shares, will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See "Special Factors—Purposes of and Reasons for the Merger" beginning on page 58 for additional information.

        The ADSs are currently listed on the NASDAQ under the symbol "JASO." It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company wholly owned by the Buyer Group. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of ADSs. 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate. See "Special Factors—Effects of the Merger on the Company" beginning on page 59 for additional information.

Plans for the Company after the Merger (Page 63)

        After the Effective Time, the Buyer Group anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent, which itself is wholly owned by Holdco.

Recommendation of the Special Committee and the Board (Page 39)

        A special committee of the board of directors of the Company (the "Board"), composed solely of independent and disinterested directors (the "Special Committee") reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after consultation with its financial advisors and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger.

        The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Jin, who was not present for the vote, and Ms. Hope Ni and Mr. Bingyan Ren, each of whom abstained from the vote), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and the Transactions; (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions, including the Merger, and the limited guarantee by Jinglong in favor of the Company, pursuant to which Jinglong will guarantee certain obligations of Holdco, Parent, and Merger Sub under the Merger Agreement, and the Transactions, including the Merger; and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

        ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS, INCLUDING THE MERGER, THE VARIATION OF THE AUTHORIZED SHARE

CAPITAL OF THE COMPANY FROM US$50,000 DIVIDED INTO 500,000,000 ORDINARY SHARES OF A PAR VALUE OF US$0.0001 EACH TO US$50,000 DIVIDED INTO 50,000 ORDINARY SHARES OF A PAR VALUE OF US$1.00 EACH, AND THE AMENDMENT AND RESTATEMENT OF THE EXISTING MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY BY THEIR DELETION IN THEIR ENTIRETY AND THE SUBSTITUTION IN THEIR PLACE OF THE NEW MEMORANDUM AND ARTICLES OF ASSOCIATION IN THE FORM ATTACHED AS ANNEXURE 2 TO THE PLAN OF MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE, THE CHIEF FINANCIAL OFFICER OF THE COMPANY, AND THE PRESIDENT OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING

        For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Security Holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 39 and "Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 61 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness of the Merger (Page 46)

        Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to Fairness of the Merger" beginning on page 46.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of ensuring compliance with the requirements of Rule 13E-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger.

Financing of the Merger (Page 65)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$268 million, assuming no exercise of dissenter rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares which will be cancelled for no consideration in the Merger.

        The Buyer Group expects this amount to be provided through a combination of debt financing and equity financing, all of which will be funded outside of the PRC.

        The debt financing will be provided by CSI Finance Limited, Credit Suisse AG, Singapore Branch, Dong Yin Development (Holdings) Limited and SPDB International (Hong Kong) Limited (collectively, the "Lenders") pursuant to a debt commitment letter, dated as of November 17, 2017 (the "Debt Commitment Letter"), by and between Merger Sub and the Lenders. Subject to the terms and conditions of the Debt Commitment Letter, the Lenders committed to provide a term loan facility of up to US$160 million (the "Facility") in principal amount for Merger Sub to consummate the Merger. The equity financing will be provided by Jinglong and JASO Top (collectively, the "Sponsors") pursuant to an equity commitment letter, dated as of November 17, 2017 (the "Equity Commitment Letter"), by and between Holdco and the Sponsors. Subject to the terms and conditions of the Equity Commitment Letter, the Sponsors undertook to subscribe for newly issued ordinary shares of Holdco for an aggregate cash purchase price in immediately available funds equal to US$116 million, which will be used to fund the Merger. The Buyer Group does not foresee any restrictions or limitations on the Buyer Group's ability to make payment of the merger consideration. As of the date of this proxy statement, none of Holdco, Parent or Merger Sub has entered into any alternative financing arrangements or alternative financing plans to acquire the funds necessary for the Merger and the related transactions. See "Special Factors—Financing" beginning on page 72 for additional information.

Support Agreement (Page 67)

        Concurrently with the execution of the Merger Agreement, Holdco and the Rollover Shareholders entered into a support agreement (the "Support Agreement"), pursuant to which the parties have agreed that (i) the Rollover Shares shall be cancelled for no consideration, (ii) the Rollover Shareholders shall subscribe for the number of newly issued ordinary shares of Holdco as set forth in the Support Agreement, and (iii) the Rollover Shareholders shall vote the Rollover Shares in favor of the Merger, in each case, upon the terms and conditions set forth therein. See "Special Factors—Support Agreement" beginning on page 67 for additional information

Limited Guarantee (Page 67)

        Concurrently with the execution and delivery of the Merger Agreement, Jinglong executed and delivered a limited guarantee in favor of the Company (the "Limited Guarantee"), pursuant to which Jinglong agrees to guarantee the payment obligations of the Parent Parties under the Merger Agreement for the Parent Termination Fee and certain cost and expenses that, in each case, may become payable to the Company by the Parent Parties under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. See "Special Factors—Limited Guarantee" beginning on page 67 for additional information.

Opinion of Houlihan Lokey (China) Limited ("Houlihan Lokey"), the Special Committee's Financial Advisor (Page 51)

        On November 16, 2017, Houlihan Lokey, verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion, dated November 16, 2017, to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder of our company or any other person as to how to act or vote with respect to any matter relating to the Merger. See "Special Factors—Opinion of the Special Committee's Financial Advisor," beginning on page 51 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 68)

        In considering the recommendations of the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

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  the beneficial ownership of equity interests in Holdco by Mr. Jin;

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  the potential enhancement or decline of share value for Holdco, which Mr. Jin, Mr. Chin Tien HUANG, Ms. Pak Wai WONG and Ms. Chi Fung WONG beneficially own, as a result of the Merger and future performance of the Surviving Company;

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  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

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  the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;

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  Ms. Hope Ni's interest in Abax Global Capital ("Abax"), which is providing debt financing to the Buyer Group, as the spouse of Donald Yang, who is Abax's managing partner and chief executive officer; and

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  Mr. Bingyan Ren's 4.79% equity interest in Jinglong.

        As of the date of this proxy statement, the directors and executive officers of the Company, as a group held an aggregate of 105,715 Shares (excluding the Rollover Securities), outstanding options to purchase 2,014,500 Shares and 508,610 RSUs remain outstanding. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 116 and "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68 for additional information.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68 for additional information.

Go-Shop (Page 95)

        During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on January 1, 2018, the Company shall have the right to, directly or indirectly (i) solicit, initiate, or encourage any inquiries, proposals, offers, requests, correspondence or other communications regarding, or that would reasonably be expected to relate to, an acquisition proposal; (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal; (iii) comply with any request for non-public information relating to any of the Company and its subsidiaries or for access to any of the properties, books or records of any of the Company and its subsidiaries by any person; and (iv) release any person from, waive any provision of, terminate, modify or fail to enforce any standstill or similar provision in any confidentiality agreement or other agreement with any person. If the Board shall have received a bona fide written acquisition proposal that the Board determines, in its good faith judgment constitutes a superior proposal, and failure to make a Change in the Company Recommendation (as defined under "The Merger Agreement and Plan of Merger—No Board Recommendation Change" beginning on page 97) would reasonably be expected to be inconsistent with the directors' fiduciary obligations to the Company and its shareholders under applicable law, the Board or the Special Committee may (1) effect a Change in the Company Recommendation with respect to such superior proposal and/or (2) authorize the Company to terminate the Merger Agreement. See and read carefully "The Merger Agreement and Plan of Merger—Go-Shop", "The Merger Agreement and Plan of Merger—No Solicitation after Go-Shop Period" and "The Merger Agreement and Plan of Merger—No Board Recommendation Change" beginning on page 97, 98 and page 99, respectively.

Conditions to the Merger (Page 103)

        The obligations of each party to the Merger Agreement to effect the Merger and the other transactions (the "Transactions") contemplated thereby are subject to the satisfaction or waiver of the following conditions:

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  the shareholders of the Company shall have approved the Merger Agreement and the transactions contemplated thereby;

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  no law shall have been enacted, entered, promulgated or enforced and no order shall have been issued by any governmental entity which is in effect of prohibiting the consummation of the Merger; and

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  the PRC Antitrust Clearance (as defined under "The Merger Agreement and Plan of Merger—Conditions to the Merger" beginning on page 103) shall have been obtained and be in full force and effect.

        The obligations of the Parent Parties to effect the Merger and the Transaction are also subject to the satisfaction or waiver of the following conditions:

  •
  other than representations and warranties of the Company regarding capitalization of the Company, authorization of the Company, anti-takeover provisions and brokers, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing of the Merger (the "Closing"), as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined under "The Merger Agreement and Plan of Merger—Representations and Warranties" beginning on page 90); and (ii) the representations and warranties regarding capitalization of the Company, authorization of the Company, anti-takeover provisions and brokers shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

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  the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the date of the Closing (the "Closing Date");

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  No Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing;

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  The holders of no more than ten percent (10%) of the Shares shall have validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law; and

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  the Company shall have delivered to the Parent Parties a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in the Merger Agreement therein.

        The obligation of the Company to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

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  The representations and warranties of the Parent Parties contained in the Merger Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct as of the date of the Merger Agreement and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions;

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  The Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

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  The Parent Parties shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of each of the Parent Parties, certifying as to the satisfaction of the conditions specified in the Agreement therein.

Termination of the Merger Agreement (Page 104)

        The Merger Agreement may be terminated at any time prior to the effective time of the Merger (if by the Company, acting only upon the direction of the Special Committee):

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  by mutual written consent of the Parent Parties and the Company; or

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  by either the Parent Parties or the Company:

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  the Merger shall not have been consummated on or before the date falling twelve (12) months from the date of the Merger Agreement (the "Termination Date"), provided that the right to terminate the Merger Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been a cause of, or resulted in, the failure to consummate the Merger by such date;

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  other than any Order described in sub-clause (ii) below, any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any order, which Order shall have become final and non-appealable, and (ii) any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any law or order (an "Order") in connection with any Regulatory Approval (as defined under "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 106) or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing, which Order shall have become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been a cause of, or resulted in, such Order;

    •
    the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any adjournment thereof; provided that the right to terminate the Merger Agreement pursuant to this section shall not be available to any party who has breached in any material respect any of its obligations regarding the Company Shareholders' Meeting and Go-Shop; or

    •
    at the time when the Requisite Company Vote is obtained, the holders of more than 10% of the Shares have validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law, and, within 10 business days after the date on which the Requisite Company Vote was obtained, the Parent Parties have not granted an irrevocable waiver of the relevant condition.

  •
  by the Company:

  •
  the Board authorizes (at the direction of the Special Committee) the Company, subject to complying with the terms of the Merger Agreement, to enter into an Alternative Acquisition Agreement (as defined under "The Merger Agreement and Plan of Merger—No Board Recommendation Change" beginning on page 97) concerning a Superior Proposal (as defined under "The Merger Agreement and Plan of Merger—Go Shop" beginning on page 95); provided that concurrently with or immediately after such termination, the Company pays the Company Termination Fee (as defined below) payable; and provided, further, that the Company shall have complied with the procedure regarding the change in recommendations, in all material respects;

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  a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Parent Parties set forth in the Merger Agreement shall have occurred, which breach or failure would give rise to the failure of a condition to the obligations of each party or of the Company and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date or, if capable of being satisfied, shall not have been satisfied by the earlier of the Termination Date and thirty (30) days following receipt by the Parent Parties of written notice of such breach or failure of condition from the Company stating the Company's intention to terminate the Merger Agreement pursuant to this section and the basis for such termination; provided, however, that the Company shall not have the right to terminate the Merger Agreement pursuant to this section if the Company is then in material breach of any representations, warranties, covenants or agreements hereunder;

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  (x) all of the conditions of each party or of the Parent Parties have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to the Parent Parties that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions to the obligations of the Company and that the Company is ready, willing and able to consummate the Closing, and (z) the Parent Parties fail to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to provisions regarding Closing; or

    •
    pursuant to section regarding changes to the recommendation and/or termination of the Merger Agreement, provided that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable.

  •
  by the Parent Parties:

  •
  a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement shall have occurred, which breach or failure would give rise to the failure of a condition to the obligations of each party and of the Parent Parties and, as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, shall not have been satisfied by the earlier of the Termination Date and thirty (30) days following receipt by the Company of written notice of such breach or failure of condition from the Parent Parties stating the Parent Parties' intention to terminate the Merger Agreement pursuant to this section and the basis for such termination; provided, however, that the Parent Parties shall not have the right to terminate the Merger Agreement pursuant to this section if any of the Parent Parties is then in material breach of any representations, warranties, covenants or agreements hereunder; or

  •
  if (i) there has been a change in the Company recommendation or the Board shall have resolved to make a Change in the Company Recommendation, (ii) the Board has approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an alternative transaction involving more than twenty percent of equity interests or assets of the Company, (iii) the Company has failed to include in the proxy statement relating to the approval of the Merger agreement by the shareholders of the Company the recommendation, authorization and approval of the Merger Agreement and the transactions contemplated thereby, or (iii) the Company has materially breached its obligations under the go-shop provisions of the Merger Agreement (each, a "Company Triggering Event").

Termination Fees (Page 106)

        The Company is required to pay the Parent Parties a termination fee of approximately US$9 million, or US$4.5 million, in certain cases (the "Company Termination Fee") if the Merger Agreement is validly terminated in accordance with the termination provisions:

  •
  by the Parent Parties if there is a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement shall have occurred, or a Company Triggering Event shall have occurred;

  •
  by the Company pursuant because the Board authorizes to enter into an Alternative Acquisition Agreement concerning a Superior Proposal or prior to the time the Requisite Company Vote is obtained, a Change in the Company Recommendation and/or termination of the Merger Agreement in relation to an Intervening Event; or

  •
  by the Company or the Parent Parties because the Merger shall not have been consummated on or before the Termination Date or the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any adjournment thereof, if at or prior to the time of such termination, an acquisition proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and, within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement in connection with any acquisition proposal (provided that for purposes of this section, all references to "20%" in the definition of "acquisition proposal" shall be deemed to be references to "50%").

provided that, in the event that the Merger Agreement is terminated (x) by the Parent Parties because of a Company Triggering Event or (y) by the Company because of entering into an alternative acquisition agreement, in each case in connection with an acquisition proposal received by the Company during the Go-Shop Period, then "Company Termination Fee" shall mean a fee in an amount equal to US$4.5 million.

        The Parent Parties are required to pay Company a termination fee of approximately US$18 million or US$9 million in certain cases (the "Parent Termination Fee") if the Merger Agreement is validly terminated in accordance with the termination provisions:

  •
  by the Company because of a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Parent Parties set forth in the Merger Agreement or (x) all of the conditions of each party or of the Parent Parties have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to the Parent Parties that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions to the obligations of the Company and that the Company is ready, willing and able to consummate the Closing, and (z) the Parent Parties fail to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to provisions regarding Closing; or

  •
  by either the Company or the Parent Parties because the Merger shall not have been consummated on or before the Termination Date, and at the time of such termination, all of the conditions to the obligations of each party and the Parent Parties have been satisfied or waived (except for the conditions regarding no Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any Law or Order in connection with any Regulatory Approval or PRC Antitrust Clearance which is then in effect and has the effect of prohibiting the consummation of the Transactions and/or condition regarding PRC Antitrust Clearance, and those conditions that by their nature are only capable of being satisfied at the Closing); or

  •
  by either the Company or the Parent Parties because any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any Order in connection with any Regulatory Approval or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing, which Order shall have become final and non-appealable.

U.S. Federal Income Tax Consequences (Page 73)

        The receipt of cash pursuant to the Merger or through the exercise of dissenters' rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See "Special Factors—U.S. Federal Income Tax Consequences" beginning on page 73. The tax consequences of the Merger or the exercise of dissenters' rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

PRC Income Tax Consequences (Page 76)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for the Company's Shares or ADS should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or that PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise then the gain recognized on the receipt of cash for the Company's Shares or ADSs by the holders of such Shares or ADSs that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs are subject to PRC tax if the holders of such Shares or ADSs are PRC resident enterprises or individuals. None of the Parent Parties intend to withhold any PRC taxes on the consideration provided to shareholders of the Company in connection with the Merger. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences. Please see "Special Factors—PRC Income Tax Consequences" beginning on page 76 for additional information.

Cayman Islands Tax Consequences (Page 77)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See "Special Factors—Cayman Islands Tax Consequences" beginning on page 77 for additional information.

Regulatory Matters (Page 72)

        Other than the PRC Antitrust Clearance, the Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than all approvals of National Development and Reform Commission of the People's Republic of China, Ministry of Commerce of the People's Republic of China and/or State Administration of Foreign Exchange of the People's Republic of China or its designated banks to the extent required with respect to the overseas investment by the Buyer Group in connection with the consummation of the transactions contemplated by the Merger Agreement, the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar Islands and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and the notice of the Merger published in the Cayman Islands Government Gazette. See "Merger Agreement—Conditions to the Merger" beginning on page 103 for additional information.

Litigation Related to the Merger (Page 72)

        We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 72)

        Upon completion of the Merger, the Company will cease to be a publicly traded Company, and the Company expects to account for the Merger at historic cost.

 QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
On November 17, 2017, we entered into the Merger Agreement with Holdco, Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                     , 2018, at                      a.m. (Beijing time) at                         .

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, that the Merger Agreement, the Plan of Merger and the Transactions, including the (i) Merger, (ii) the variation of the authorized share capital of the Company from US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each (the "Variation of Capital"), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the "Adoption of Amended M&A"), be authorized and approved;

•
as a special resolution, that each of the members of the Special Committee, the Chief Financial Officer of the Company, and the President of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

•
if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going private transaction pursuant to which the Buyer Group will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company's shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by Parent and, as a result of the Merger, the ADSs will no longer be listed on NASDAQ.

Q:
What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?

A:
If you own Shares immediately prior to the Effective Time (that are not Excluded Shares), you will be entitled to receive the Per Share Merger Consideration, in cash, without interest, for each Share you own immediately prior to the Effective Time.

  If you own ADSs which are not ADS representing Excluded Shares immediately prior to the Effective Time, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest, for each ADS you own immediately prior to the Effective Time. Each ADS holder will pay any applicable fees, charges and expenses of the ADS Depositary in connection with distributions of the merger consideration to such holder of ADSs, including applicable ADS cancellation fees.

  See "Special Factors—U.S. Federal Income Tax Consequences", "Special Factors—PRC Income Tax Consequences" and "Special Factors—Cayman Islands Tax Consequences" beginning on page 73, page 76 and page 77 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:
How will the Company Share Awards be treated in the Merger?

A:
At or immediately prior to the Effective Time, (i) each Company Option that is issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive, an amount in cash determined by multiplying (a) the excess of US$1.51 over the exercise price payable per Share under such Company Option, if any, multiplied by (b) the total number of Shares issuable under such Company Option immediately prior to the Effective Time, in cash, without interest and net of any applicable withholding taxes. All Company Options held by the Rollover Shareholders, if any, will be treated as set forth in the Support Agreement.

  At or immediately prior to the Effective Time, each Restricted Share and each RSU shall be cancelled, and each holder of Restricted Shares and RSUs, in exchange therefor, a cash amount equal to US$1.51, without interest and net of any applicable withholding taxes.

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly traded company and will be beneficially owned by the Buyer Group. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the ADS program for the Shares will terminate.

Q:
When do you expect the Merger to be completed?

A:
We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate during the first quarter of 2018, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders' approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not completed?

A:
If the Company's shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not consummated for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Options, Restricted Shares, or RSUs receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares or ADSs.

  Under certain specified circumstances under the Merger Agreement, the Company may be required to pay the Parent Parties or their designees a termination fee and reimburse the Parent Parties for their expenses in connection with enforcing the payment of such termination fee, or the Parent Parties may be required to pay the Company a termination fee and reimburse the Company for its expenses in connection with enforcing the payment of such termination fee, in each case, as described in "The Merger Agreement—Termination Fee" beginning on page 106.

Q:
After the Merger is consummated, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares (that are not Excluded Shares) immediately prior to the Effective Time, promptly after the Effective Time, a paying agent appointed by the Parent Parties will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates), or non-certificated Shares represented by book entry in exchange for the merger consideration. Upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates), or non-certificated Shares represented by book entry, including any documents as may be required by the paying agent, together with a duly completed letter of transmittal, you will receive an amount equal to the number of your Shares represented by such share certificate (or affidavits and indemnities of loss in lieu of share certificates) or the number of non-certificated Shares multiplied by the Per Share Merger Consideration in cash, without interest, in exchange for the cancellation of your Shares.

  Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to this proxy statement.

  In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate may be issued to such transferee if the share certificate which immediately prior to the Effective Time represented such Shares is presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes has been paid or are not applicable.

  The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:
After the Merger is consummated, how will I receive the merger consideration for my ADSs?

A:
If your ADSs (other than ADSs representing Excluded Shares) are evidenced by certificates, also referred to as American depositary receipts ("ADRs"), upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the effective time of the Merger), the ADS Depositary will send you a check for the Per ADS Merger Consideration of US$7.55 (less US$0.05 or less per ADS for cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you hold your ADSs (except for ADSs representing Excluded Shares) in uncertificated form, that is, without an ADR, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration of US$7.55 (less US$0.05 or less per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the Merger. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If you hold ADSs in a securities account with a broker, bank or other securities intermediary, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other securities intermediary on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other securities intermediary.

Q:
What vote of the Company's shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, passed by an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

  At 5 p.m. Cayman Islands time on                         , 2018, the Share Record Date for the extraordinary general meeting, 237,926,352 Shares are expected to be issued and outstanding at the extraordinary general meeting.

  Pursuant to the Support Agreement, the Rollover Shareholders will vote (or cause to be voted) all of the Shares beneficially owned by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, the Rollover Shareholders beneficially own 61,036,142 Shares (including Shares represented by ADSs), which represent approximately 25.7% of the total issued and outstanding Shares as of the date of the accompanying proxy statement.

  Given the Rollover Shareholders' shareholding as described above and assuming its compliance with their voting obligations under the Support Agreement to vote all its Shares in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Share Record Date, 97,581,427 Shares owned by the Unaffiliated Security Holders (representing approximately 55.2% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by the Unaffiliated Security Holders) must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Q:
What vote of the Company's shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Jin, who was not present for the vote, and Ms. Hope Ni and Mr. Bingyan Ren, each of whom abstained from the vote):

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A;

•
FOR the proposal to authorize each of the members of the Special Committee, the Chief Financial Officer of the Company, and the President of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

  You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 39 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the

  Board with respect to the Merger Agreement, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Share Record Date is                     , 2018. Only shareholders entered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is             , 2018. Only ADS holders of the Company at the close of business on the ADS Record Date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs by the close of business in New York City on                        , 2018 and become a holder of Shares by the close of business in the Cayman Islands on                        , 2018, the Share Record Date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized corporate representative), of at least two shareholders holding not less than an aggregate of one-third in nominal value of the total issued voting shares of the Company on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote (or cause to be voted) all of the Shares beneficially owned by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owns approximately 25.7% of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 116 for additional information.

Q:
Do any of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68 for a more detailed discussion of how some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold Shares through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than          a.m.,

                  , 2018, being 48 hours before the time appointed for the commencement of the extraordinary general meeting, which is the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR each of the proposals to be voted on at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

  If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs

A:
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not surrender such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on             , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, advised us that, pursuant to the terms of the deposit agreement under which the ADSs are issued, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

  Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you surrender your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to surrender your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                         , 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or other securities account, please contact your broker, bank or other securities intermediary to find out what actions you need to take to instruct the broker, bank or other securities intermediary to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for The HongKong and Shanghai Banking Corporation Limited., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the

  Cayman Registrar of Shares, Conyers Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:
If my Shares or ADSs are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other securities intermediary will only vote your Shares or give voting instruction with respect to Shares underlying your ADSs on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other securities intermediary regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other securities intermediary how to vote your Shares that it holds, those Shares or ADSs will not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other securities intermediary, your vote will not be counted; provided that if you are a registered holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR each of the proposals to be voted at the extraordinary meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than              (Beijing time) on                         , 2018, being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on             , 2018. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other securities intermediary to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADS in more than one brokerage, bank or other securities account, you will receive a separate voting instruction card for each brokerage, bank or other securities account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are not evidenced by a certificate or ADR) will automatically receive their merger consideration shortly after the Merger is consummated without any further action required on the part of such holders.

  If your Shares or your ADSs are held in a securities account with a broker, bank or other securities intermediary you will securities intermediary will automatically receive your merger consideration in your securities account.

Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but the transferee of the Shares will be entitled to receive the merger consideration in respect of such Shares, so long as such person is registered as the owner of such Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

  The ADS Record Date is the close of business in New York City on                         , 2018. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but you will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:
Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

  ADS holders will not have the right to exercise dissenters' rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary's fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company's register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before              a.m. (New York City time) on              2018, and become registered holders of Shares prior to the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and the ADSs would continue to be listed on NASDAQ. The Shares are not listed and cannot be traded on any stock exchange. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters' rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 110 as well as "Annex G—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other securities intermediaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our Investor Relations Department at +86-21-6095-5885.

        In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

 SPECIAL FACTORS

Background of the Merger

        Most of the events leading to the execution of the Merger Agreement described in this "Background of the Merger" occurred in the PRC. As a result, all dates and times referenced in this Background of the Merger refer to China Standard Time.

        The Board and senior management of the Company have reviewed periodically the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management also have periodically reviewed strategic alternatives that may be available to the Company.On June 5, 2015, the Buyer Group submitted a preliminary non-binding proposal letter to the Board (the "Proposal") to indicate its intention to acquire all of the outstanding Shares not already owned by the Buyer Group in a going private transaction for US$9.69 per ADS in cash (the "Proposed Transaction"), subject to certain conditions. The Buyer Group intended to finance the transaction contemplated under the Proposal with a combination of debt and equity capital. On the same day, the Company issued a press release regarding its receipt of the Proposal and furnished the press release as an exhibit to its current report on form 6-K with the SEC. Shortly before the Buyer Group's submission of the Proposal, the Buyer Group consulted Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") about general questions with respect to a potential going private process and engaged Skadden to serve as its international legal counsel in connection with the Proposed Transaction.

        On June 8, 2015, the Buyer Group filed an amendment to the Schedule 13D with the SEC in connection with the Proposal.

        On June 15, 2015 the Board held a telephonic meeting to discuss the Proposal. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on a special committee of the Board to evaluate the Proposal. After the discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent and disinterested directors (the "Special Committee") and thus passed a written resolution establishing the Special Committee to consider the Proposal, consisting of independent directors Mr. Shaohua Jia and Mr. Yuwen Zhao, with Mr. Shaohua Jia serving as chairman of the Special Committee. The Special Committee was granted, by way of a unanimous vote cast by all members of the Board present at the meeting, the power and authority to, among other things, (i) investigate, evaluate, discuss, and negotiate the Proposed Transaction, (ii) make reports and recommendations to the Board as the Special Committee considers appropriate with respect to the Proposed Transaction, (iii) retain any advisors, including independent legal counsel, financial advisors, and outside counsel, as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities, and (iv) exercise any other power that may be otherwise exercised by the Board and that the Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities through the abandonment or completion of the Proposed Transaction. On the same day, the Company issued a press release regarding the establishment of the Special Committee and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.

        During June and July in 2015, the Special Committee considered proposals from and conducted interviews with multiple law firms and investment banks that had expressed interest in being considered for the roles of the U.S. legal advisor and the financial advisor to the Special Committee, respectively.

        On July 4, 2015, after due consideration of the qualifications, experience, reputation and other characteristics of each potential legal advisor candidate, the Special Committee retained Gibson, Dunn & Crutcher LLP ("Gibson Dunn") as its independent U.S. legal advisor to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.

        On July 28, 2015, after due consideration of the qualifications, experiences, reputation and other characteristics of each potential financial advisor candidate, the Special Committee engaged Houlihan Lokey (China) Limited ("Houlihan Lokey") as its independent financial advisor.

        On July 29, 2015, the Company issued a press release regarding the retention of Gibson Dunn and Houlihan Lokey and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.

        In July 2015, representatives of the Buyer Group engaged in various discussions with representatives of potential debt financing sources regarding the feasibility of providing debt financing in connection with the Proposed Transaction, the structure and timing of the Proposed Transaction and terms of proposed debt financing.

        On July 30, 2015, the Buyer Group engaged Tian Yuan Law Firm and KPMG to serve as its PRC legal counsel and accounting advisor, respectively, in connection with the Proposed Transaction.

        On August 4, 2015, Skadden sent a draft confidentiality agreement between the Special Committee, the Company, Mr. Jin, and Jinglong to Gibson Dunn in connection with the proposed transaction.

        On August 12, 2015, the Buyer Group and the Company entered into a confidentiality agreement (the "2015 Confidentiality Agreement").

        On August 26, 2015, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. At the request of the Special Committee, Houlihan Lokey and Gibson Dunn explained the pre-signing market check process. Various questions were asked by the Special Committee and answered by Houlihan Lokey and Gibson Dunn regarding potential benefits, advantages, limitations and disadvantages of a pre-signing market check in the Proposed Transaction. Based on, among other considerations, the fact that the Proposed Transaction had been disclosed since June 2015, and Houlihan Lokey's observations regarding the size and sector of the Company, the Special Committee considered conducting a market check process that would include a targeted group of preferred financial and strategic buyers who are known to be interested in the solar industry. Members of the Special Committee then discussed between themselves and instructed Houlihan Lokey to compile a draft list of potential buyers that Houlihan Lokey proposed to contact for purposes of conducting a pre-signing market check for the Special Committee to review and consider.

        On September 10, 2015, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey at which Houlihan Lokey discussed a draft list of 25 potentially interested buyers, including 10 financial buyers and 15 strategic buyers, that the Special Committee received prior to the meeting. The members of the Special Committee confirmed that they had reviewed the list and found it satisfactory and authorized Houlihan Lokey to contact the potential buyers identified therein. Houlihan Lokey then reported to the Special Committee that it had discussed the Company's financial situation with the Company's management. The Special Committee then inquired about the Buyer Group's financing status and asked Houlihan Lokey to provide periodic updates. Afterwards, Gibson Dunn advised the Special Committee of directors' fiduciary duties in the context of a going private transaction.

        On September 23, 2015, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey at which Houlihan Lokey informed the Special Committee that it had sent out teaser letters to the 25 potentially interested buyers. Of these, Houlihan Lokey had received nine responses, seven of which expressly declined the opportunity and two of which expressed interest in further discussions. The Special Committee instructed Houlihan Lokey and Gibson Dunn to follow up with the two potential buyers to gauge the level of interest in pursuing a potential transaction with the Company. Houlihan Lokey also stated that it would reach out to the remaining potentially interested buyers in a week's time if they had not responded by then.

        On October 9, 2015, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey at which Houlihan Lokey updated the Special Committee on the market check process. Houlihan Lokey informed the Special Committee that it had held meetings with the two interested buyers, but that neither had submitted an indication of interest by the stated deadline of October 8, 2015. All other potentially interested buyers to which Houlihan Lokey had sent teaser letters either had declined or had not responded. Houlihan Lokey also updated the Special Committee on the Buyer Group's financing status.

        On October 27, 2015, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Houlihan Lokey updated the Special Committee on the status of its financial analysis, including its preliminary view on the valuation of the Company. At the request of the Special Committee, Houlihan Lokey explained the valuation methodologies typically used in similar going private transactions.

        On May 3, 2017, following discussions between representatives of the Buyer Group and representatives of CSI Finance Limited about the structure, sources of financing of the Proposed Transaction and the terms of the proposed debt financing, representatives of CSI Finance Limited expressed interest in providing debt financing in connection with the proposed transaction, subject to satisfactory due diligence review and internal approval.

        On June 6, 2017, when the Buyer Group submitted a revised non-binding proposal letter to the Board (the "Revised Proposal"), revising the offer price in its original Proposal to US$6.80 per ADS in cash (the "Revised Proposed Transaction"). The Buyer Group provided a number of reasons justifying its revised offer price, including, among others, (i) significant volatility in global financial markets hindering the Buyer Group's ability to secure financing, (ii) poor short term outlook for the solar industry, (ii) increased uncertainty in trade policy and government subsidies affecting the Company's growth prospects, and (iv) economic slowdown and challenges in China.

        On the same day, the Company issued a press release regarding its receipt of the Revised Proposal and furnished the press release as an exhibit to its current report on form 6-K with the SEC.

        On June 9, 2017, the Buyer Group filed an amendment to the Schedule 13D with the SEC in connection with the Revised Proposal.

        which Houlihan Lokey updated the Special Committee of its discussion with the Buyer Group regarding the Buyer The Proposed Transaction was put on hold until the Buyer Group Submitted the Revised Proposal. On June 16, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey at Group's financing plan. Houlihan Lokey and Gibson Dunn then answered questions raised by the Special Committee with respect to the process and timetable of the Revised Proposed Transaction.

        On June 27, 2017, after initial discussions with representatives of the Buyer Group, Credit Suisse AG, Singapore Branch expressed interest in providing debt financing to support the Revised Proposed Transaction.

        From June 2017 to August 2017, CSI Finance Limited and Credit Suisse AG, Singapore Branch (together, the "Syndicate") and Morrison and Foerster LLP, to conduct legal, business, financial and accounting due diligence on the Company for the Proposed Transaction.

        On June 28, 2017, Shareholder A, a minority shareholder of the Company, contacted Gibson Dunn by email stating that it would oppose a sale of the Company at any price below US$8 per ADS. Gibson Dunn informed the Special Committee and Houlihan Lokey of the email on the same day.

        On July 3, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey at which Gibson Dunn and Houlihan Lokey discussed with the Special Committee Shareholder A's email. Gibson Dunn also advised the Special Committee as to its fiduciary duties to the Company's public shareholders. The Special Committee then instructed Houlihan Lokey to contact Shareholder A and request any supporting information to substantiate its valuation claim of US$8 per ADS or more.

        On July 7, 2011, Houlihan Lokey contacted Shareholder A to request supporting information.

        On July 12, 2017, Shareholder A responded with additional information purporting to substantiate its valuation claim of US$8 per ADS.

        On August 2, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey at which Houlihan Lokey reported to the Special Committee the information received from Shareholder A on July 12, 2017. The Special Committee also discussed with Houlihan Lokey and Gibson Dunn an executed term sheet between the Buyer Group and lead arrangers with respect to potential debt financing which had been provided to the Special Committee.

        On August 4, 2017, Skadden sent an initial draft of the Merger Agreement to Gibson Dunn.

        On August 9, 2017, Gibson Dunn provided an issues list covering the key issues in the initial draft of the Merger Agreement to the Special Committee.

        On August 10, 2017, Skadden sent initial drafts of the Limited Guarantee and Support Agreement to Gibson Dunn.

        On August 11, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey to discuss the draft Merger Agreement. During the meeting, Gibson Dunn provided the Special Committee with an overview of the draft Merger Agreement and discussed with the Special Committee the key issues outlined in the issues list provided to the Special Committee on August 9, 2017, including, among other things, (i) the absence of the right of the Company to terminate the Merger Agreement due to an event occurring after execution of the Merger Agreement that is unrelated to a superior proposal by a third party and that was not known to the Company prior to execution of the Merger Agreement (the "Intervening Event Provision"); (ii) the absence of a so called "go-shop" right; (iii) the length of time between satisfaction of all closing conditions and closing; (iv) the closing conditions, including the absence of a "majority of the minority vote" requirement (the "Majority of Minority Condition"), and a condition that shareholders representing no more than 10% of the outstanding shares had validly served a notice of objection under 238(2) of the Cayman Islands Companies Law as dissenting shareholders (the "Dissenting Shareholder Condition"); (v) the end date, after which, if the Merger is not consummated, then either the Company or the Parent Parties may terminate the Merger Agreement (the "Long Stop Date"); (vi) the "force the vote" provision, pursuant to which the Buyer Group would have the right, absent termination of the Merger Agreement, to force a shareholder vote even if a change in the company recommendation was made by the Board (the "Force the Vote Provision"); (vii) the requirement that the Buyer Group make PRC antitrust filings and other regulatory filings, and that the Company provide assistance; (viii) triggering events for payment of the Company termination fee; (ix) the lack of the specific performance right by the Company; and (x) the requirement that the holders of ADSs pay applicable depositary fees. Houlihan Lokey then provided an update on its discussions with the Buyer Group. After further discussion and careful consideration, the Special Committee instructed Gibson Dunn to revise and negotiate with the Buyer Group various terms of the Merger Agreement, including, among others: (i) requesting the Majority of Minority Condition and deleting the Dissenting Shareholder Condition, (ii) deleting the Force the Vote Provision, (iii) limiting the Buyer Group's right to terminate the Merger Agreement and revising the triggering events for payment of the Company termination fee, (iv) proposing the amount of the Buyer Group termination fee should be 5% of the equity value of the Company, the amount of the Company termination fee should be 2.5% of the equity value of the Company, and the amount of the Company termination fee in the event the Company terminates the Merger Agreement during the Go-Shop period should be 1.25% of the equity value of the Company,

(v) enhancing conditions under which the Company could terminate the Merger Agreement to pursue a superior proposal, including adding the Intervening Event Provision; (vi) reducing the length of time between satisfaction of all closing conditions and closing; (vii) removing the requirement that the Buyer Group make PRC antitrust filings and other regulatory filings; and (viii) adding the Company's right to seek specific performance in the event the Parent Parties breach the Merger Agreement. The Special Committee instructed Gibson Dunn to reach out to Skadden to seek clarification on certain issues, including the Long Stop Date and the PRC regulatory approvals, to prepare a markup draft of the Merger Agreement based upon the issues discussed and to further negotiate the Merger Agreement with Skadden. The Special Committee also instructed Houlihan Lokey to obtain further details on the Buyer Group's financing arrangement.

        Between August 9, 2017 and August 12, 2017, Gibson Dunn and Skadden negotiated an amendment to the 2015 Confidentiality Agreement to extend the expiration date by one year to August 2018. Representatives of the Company and the Buyer Group executed the amendment on August 12, 2017.

        Between August 9, 2017 and October 17, Skadden had multiple rounds of negotiations with the Syndicate and its documentation counsel, Allen & Overy, regarding the terms of the debt financing arrangements for the Proposed Transaction

        On August 14, 2017, Gibson Dunn provided an issues list covering the key issues in the initial drafts of the Limited Guarantee and Support Agreement to the Special Committee.

        On August 15, 2017, the Company's management held a telephonic meeting with Gibson Dunn to discuss the representations, warranties, and covenants in the draft Merger Agreement that would apply to the Company.

        On August 16, 2017, Gibson Dunn and Skadden had a call to clarify the Buyer Group's position on a number of issues, including the closing date, the Long Stop Date, the PRC regulatory approvals, certain closing conditions, the Buyer Group's equity commitment, and treatment of the Company's incentive plans.

        On August 23, 2017, Skadden sent an initial draft of the Equity Commitment Letter to Gibson Dunn.

        On August 28, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Houlihan Lokey began by updating the Special Committee on its ongoing financial due diligence and valuation analysis of the Company. At the request of the Special Committee, Houlihan Lokey and Gibson Dunn then discussed generally "market check" and "go-shop" procedures in going private transactions and the advisability of each. The members of the Special Committee discussed between themselves and instructed Gibson Dunn to include a go-shop provision in the draft Merger Agreement so as to preserve the option in negotiations. The Special Committee instructed Houlihan Lokey to continue its financial due diligence of the Company and its valuation analysis, to reach out to the Buyer Group to start price negotiations, to remain in contact with the Buyer Group about the Buyer Group's financing status, and to provide timely updates to the Special Committee on these issues.

        On the same day, Houlihan Lokey notified representatives of the Buyer Group of the Special Committee's decision to authorize Houlihan Lokey to begin price negotiations.

        On August 31, 2017, Gibson Dunn delivered a revised draft of the Merger Agreement, Support Agreement, Limited Guarantee, and Equity Commitment Letter to Skadden.

        On September 4, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Houlihan Lokey discussed the current price of US$6.80 per ADS offered by the Buyer Group and reasons for the Special Committee to request a higher price. Gibson Dunn also discussed the legal considerations for a price negotiation, including the Special Committee's fiduciary obligations to the Company's minority shareholders. After consulting with Houlihan Lokey and Gibson Dunn and discussing between themselves, the Special Committee decided to instruct Houlihan Lokey to propose a higher price to the Buyer Group. Gibson Dunn then reviewed the pros and cons of "market check" and "go-shop" procedures typically used in going private transactions with the Special Committee. The Special Committee decided that a go-shop procedure would be preferable considering factors such as the ongoing price negotiations, overall transaction timetable, and lack of interest by potential buyers in the Company based on the previous market check results from October 2015.

        On September 12, 2017, Skadden sent a revised draft of the Merger Agreement to Gibson Dunn.

        On September 15, 2017, Gibson Dunn provided the Special Committee with an updated issues list of the Merger Agreement based on the revised draft received from Skadden on September 12, 2017.

        On September 19, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Houlihan Lokey discussed the recent share price and trading volume movements and their potential effects on the ongoing price negotiations with the Buyer Group. Gibson Dunn then discussed the issues list sent to the Special Committee on September 15, 2017, including, among things, (i) the requirement that the holders of ADSs, and not the Buyer Group, pay for depositary fees, charges, and expenses; (ii) the termination fees to be paid by the Company and the Buyer Group, respectively; (iii) the Buyer Group's rejection of the Majority of Minority Condition and reinstatement of the Dissenting Shareholder Condition; and (iv) the requirement that the Buyer Group make PRC antitrust filings and other regulatory filings. The Special Committee asked various questions, which Gibson Dunn answered. The members of the Special Committee then discussed issues raised by Gibson Dunn between themselves. The Special Committee then instructed Gibson Dunn to follow up on a number of issues with Skadden, to prepare a markup draft of the Merger Agreement based upon the issues discussed, and to further negotiate the Merger Agreement with Skadden. On the same day, Skadden sent first drafts of the debt commitment letter and term sheet to Gibson Dunn.

        On September 21, 2017, Gibson Dunn provided comments on the debt commitment letter and term sheet, including comments with respect to the conditions precedent to the obligations of the lead arrangers to provide the debt financing under the debt commitment Letter to Skadden.

        On September 26, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Houlihan Lokey reported that the Buyer Group agreed to increase the current offer price of US$6.80 per ADS by approximately 10%. Houlihan Lokey and Gibson Dunn then discussed with the Special Committee the Buyer Group's financing status, including the debt commitment letter and term sheet sent by Skadden. The Special Committee instructed Houlihan Lokey to continue price negotiations with the Buyer Group. Gibson Dunn then discussed the status of the draft legal documents with the Special Committee.

        On September 28, 2017, Gibson Dunn sent revised drafts of the Merger Agreement, Limited Guarantee, and Support Agreement to Skadden. Gibson Dunn informed Skadden that Skadden's changes to the Equity Commitment Letter were subject to further diligence on Jinglong's (the sponsor under the Equity Commitment Letter) financial well-being.

        On October 6, 2017, Skadden sent revised drafts of the Merger Agreement, Limited Guarantee, Support Agreement, debt commitment letter, and term sheet to Gibson Dunn.

        On October 9, 2017, Gibson Dunn provided the Special Committee with an updated issues list of the Merger Agreement based on the revised draft received from Skadden on October 6, 2017.

        On October 12, 2017, Gibson Dunn held a telephone call with Skadden to discuss issues in the draft of the Merger Agreement sent by Skadden on October 6, 2017. Skadden informed Gibson Dunn that, on the advice of the Buyer Group's PRC counsel, the Buyer Group would need to make PRC antitrust filings and that the receipt of PRC antitrust approvals would likely be a condition precedent under the draft debt commitment letter. In addition, as a compromise on the Dissenting Shareholder Condition, Skadden agreed that the Buyer Group would pay the Company a termination fee of 2.5% of the equity value of the Company in the event that the closing of the transactions does not occur due to failure of the Dissenting Shareholder Condition. Later on the same day, Skadden sent revised drafts of the Merger Agreement, Limited Guarantee, and Support Agreement to Gibson Dunn.

        Between October 13, 2017 and October 16, 2017, Gibson Dunn and Skadden revised and exchanged drafts of the Merger Agreement, the Limited Guarantee, and the Support Agreement.

        On October 17, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Gibson Dunn discussed with the Special Committee the key remaining issues in the draft Merger Agreement, including: (i) the Buyer Group's increased offer price of US$7.50 per ADS; (ii) the requirement that the holders of ADSs pay for depositary fees, charges, and expenses; (iii) the inclusion of the Majority of Minority Condition; (iv) the inclusion of the Dissenting Shareholder Condition coupled with a Buyer Group termination fee; and (v) the addition of the receipt of PRC antitrust approvals as a closing condition, and whether the Buyer Group should pay a termination fee if the Merger Agreement is terminated due to failure to obtain such approvals.. After asking questions of Gibson Dunn, which Gibson Dunn answered, and discussing between themselves, the Special Committee instructed Gibson Dunn to summarize the remaining issues in the Merger Agreement discussed in the meeting so the Special Committee and Houlihan Lokey could consider these issues collectively.

        On October 17, 2017, Skadden sent Gibson Dunn revised drafts of the debt commitment letter and term sheet.

        On October 19, 2017, Gibson Dunn held a telephone call with Skadden to discuss issues in the draft of the Merger Agreement sent by Skadden on October 16, 2017. On the same day, representatives of the Buyer Group and representatives of Abax Global Capital ("Abax") discussed about the structure, sources of financing, and the terms of the proposed debt financing for the Proposed Transaction. Representatives of Abax expressed interest in providing debt financing to Mr. Jin in connection with the proposed transaction, subject to satisfactory due diligence review and internal approval.

        Between October 19, 2017 and November 1, 2017, Skadden and Abax revised and exchanged drafts of the debt commitment letter between Mr. Jin and Abax.

        On October 23, 2017, Allen & Overy informed the Buyer Group that two additional lenders, Dong Yin Development (Holdings) Limited and SPDB International (Hong Kong) Limited will join the Syndicate. On the same day, Gibson Dunn and Skadden discussed the revised drafts of the debt commitment letter and term sheet sent by Skadden on October 17, 2017.

        Later on the same day, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey to review the list of issues Gibson Dunn sent to the Special Committee and Houlihan Lokey on October 17, 2017. Gibson Dunn reported to the Special Committee its ongoing negotiations with Skadden, including that the Buyer Group agreed to pay a termination fee if the PRC antitrust approvals were not received. Gibson Dunn also reported to the Special Committee the status of the Buyer Group's financing, including key issues in the draft debt financing documents received from Skadden on October 17, 2017. Houlihan Lokey updated the Special Committee on its ongoing financial due diligence and preliminary financial analysis of the Company, including its discussion with the Company's management. The Special Committee then authorized and instructed Houlihan Lokey to continue price negotiations with the Buyer Group and to obtain the best possible price for the public shareholders.

        On October 25, 2017, the Special Committee held a telephonic meeting with Gibson Dunn, Houlihan Lokey, and Mr. Jian Xie, the President and a Director of the Company. Mr. Xie discussed the financial projections prepared by the Company's management, including key assumptions, estimates as to future events, and considerations made by the Company's management in preparing the projections. The Special Committee and Houlihan Lokey asked Mr. Xie a number of questions, which Mr. Xie answered, and the Special Committee discussed between themselves.

        On October 27, 2017, Gibson Dunn received a letter from Skadden stating that the Buyer Group would be willing to improve its offer price of US$7.50 per ADS to US$7.55 per ADS on the following conditions: (i) the Majority of Minority Condition would not be a condition of the Merger, (ii) the holders of ADSs would pay applicable depositary fees, charges, and expenses; and (iii) the Merger Agreement will be entered into by the parties no later than November 10, 2017. The Buyer Group expressly stated that US$7.55 per ADS would be its "best and final" offer.

        Subsequently, Houlihan Lokey conducted further financial due diligence and valuation analysis of the Company in light of the Buyer Group's "best and final" offer.

        On November 1, 2017, Skadden substantially finalized the terms of the debt commitment letters with Allen & Overy and Abax.

        On November 9, 2017, the Special Committee held a telephonic meeting with Gibson Dunn and Houlihan Lokey. Gibson Dunn discussed with the Special Committee the Buyer Group's improved offer price of US$7.55 per ADS and the Buyer Group's conditions to the improved offer. Houlihan Lokey then discussed the status of its financial due diligence and valuation analysis. The Special Committee instructed Gibson Dunn to request that the Buyer Group grant an extension of the deadline in its revised offer letter to November 17, 2017, in order for the Special Committee to finalize its evaluation of the revised offer. Later on that same day, Gibson Dunn, on behalf of the Special Committee, sent a letter to the Buyer Group requesting an extension. The Buyer Group granted the extension on the same day.

        Between November 10, 2017 and November 15, 2017, Gibson Dunn and Skadden continued to negotiate and substantially finalized the terms of the Merger Agreement, the Limited Guarantee, the Equity Commitment Letter, and the Support Agreement.

        A telephonic meeting of the Special Committee with Houlihan Lokey and Gibson Dunn was convened on November 16, 2017. At the request of the Special Committee, Houlihan Lokey reviewed and discussed its financial analyses. Thereafter, at the request of the Special Committee, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by the delivery of Houlihan Lokey's written opinion, dated November 16, 2017, addressed to the Special Committee) that, as of the date thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), are fair, from a financial point of view, to such holders. Please see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 51 for additional information regarding the financial analysis performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the Special Committee. The full text of the written opinion of Houlihan Lokey to the Special Committee, dated November 16, 2017, is attached as Annex F to this proxy statement. Thereafter, Gibson Dunn reviewed with the members of the Special Committee the key terms of the Merger Agreement and the related transaction documents. Following a discussion of the terms of the Merger Agreement, and the related transaction documents, including the Buyer Group's revised offer letter from October 27, 2017, as well as Houlihan Lokey's presentation of its financial analysis and opinion, the Special Committee unanimously resolved to approve the proposed Merger Agreement, the Plan of Merger and the Limited Guarantee, each in the drafts presented to the Special Committee, and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger.

        Following the meeting of the Special Committee, the Board of the Company (with the exception of Mr. Jin) convened, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading titled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 39, the Board (with Ms. Hope Ni, who has an interest in Abax through her spouse, who is the managing partner and chief executive officer of Abax, which is providing debt financing to JASO Top, and Mr. Bingyan Ren, who has a 4.79% equity interest in Jinglong, abstaining) unanimously adopted resolutions approving the terms of the Merger Agreement and Limited Guarantee and the transactions contemplated thereby and resolutions recommending that the Company's shareholders vote to approve the terms of the Merger Agreement and Limited Guarantee. Afterwards, the audit committee of the Board convened, and, based upon the unanimous recommendation of the Special Committee, the audit committee (with Ms. Hope Ni abstaining) unanimously adopted resolutions approving the terms of the Merger Agreement, Limited Guarantee and the transactions contemplated thereby.

        On November 17, 2017, Gibson Dunn and Skadden finalized the Merger Agreement, the Plan of Merger, the Limited Guarantee, the Equity Commitment Letter and the Support Agreement, and the Company, Jinglong, Holdco, JASO Top, Parent and Merger Sub executed, as applicable, the Merger Agreement, the Limited Guarantee, the Equity Commitment and the Support Agreement on the same day. The Buyer Group also executed the respective debt commitment letters with the Syndicate and Abax on the same day.

        On November 20, 2017, the Company issued a press release announcing the execution of the Merger Agreement and the Support Agreement, and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.

        On November 21, 2017, the Buyer Group filed with the SEC a Schedule 13D in connection with the execution of the Merger Agreement and the ancillary agreements.

        The go-shop period under the Merger Agreement, during which the Company was permitted to actively initiate, solicit and encourage Acquisition Proposals, commenced on November 17, 2017 and expires on 11:59 p.m. on January 1, 2018, New York time. Houlihan Lokey, on behalf of the Special Committee, contacted 21 potentially interested buyers, including 12 strategic buyers and 9 financial buyers.

Reasons for the Merger and Recommendation of the Special Committee and the Board

        The Special Committee and the Board believe that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance.

        In addition, as an SEC-reporting company, the Company's management and accounting staff, which comprise a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

        The Special Committee and the Board also believe the limited trading volume of the Company's Shares on NASDAQ does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.3 million and US$2.4 million for the years ended 2015 and 2016, respectively, and are expected to total approximately US$2.3 million for the year ended 2017. See "Special Factors—Effects of the Merger on the Company—Private Ownership" for further information on the costs of the Company complying with the U.S. federal securities laws.

        At a meeting on November 16, 2017, the Special Committee, after consultation with its financial advisor and legal counsels and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) recommended that the Board approve and authorize the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        On November 16, 2017, the Board, acting upon the unanimous recommendation of the Special Committee and on behalf of the Company, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        In the course of reaching its determination, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their decision to recommend the Merger Agreement and that the Merger is substantially fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

  •
  The weak outlook for the solar industry due to overcapacity and slowing demand;

  •
  Weak demand and lower prices for the Company's products in China and the expectation that there will be similar declines in key growth markets, including South America and India;

  •
  Uncertainty surrounding ongoing trade cases in the U.S. and India and the existing and potential additional sanctions on solar panel products from China;

  •
  China's economic slowdown generally, and slowdown in the Chinese solar industry specifically, including decreased demand for photovoltaic modules and overcapacity in the Chinese solar industry;

  •
  The lack of other potentially interested buyers; no interested bidder submitted an indication of interest during the "market check" process conducted by Houlihan Lokey after receipt of the original going private proposal on June 5, 2015 and the Company has received no alternative proposals following the public disclosure of the Company's receipt of the revised going private proposal on June 6, 2017;

  •
  the Special Committee's knowledge of the Company's business, financial condition, results of operations, prospects and competitive position and their belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

  •
  estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the Company's management's view of the Company's financial condition, results of operations, business, prospects and competitive position;

  •
  the current and historical market prices of ADSs, and the fact that the Per ADS Merger Consideration of US$7.55 offered to the Unaffiliated Security Holders representing a premium of 18.2% over the closing price on June 5, 2017, the last trading day prior to the Company's announcement that it had received a revised going private proposal and a premium of 24.6% to the average closing price of the Company's ADSs during the 3-month period prior to its receipt of the revised going private proposal;

  •
  the limited trading volume of the Company's ADSs on NASDAQ;

  •
  the costs of regulatory compliance for public companies;

  •
  the recognition that, as an SEC-reporting company, the Company's management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance;

  •
  the elimination of the investor relations function at the Company, and associated cost savings;

  •
  the recognition that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance;

  •
  the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

  •
  the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded entity and the perceived risks of that alterative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

  •
  the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their ADSs;

  •
  the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the Per ADS Merger Consideration of US$7.55, as adjusted for present value, and the possibility that such value might never be obtained;

  •
  the negotiations with respect to the Per ADS Merger Consideration and the Special Committee's determination that, following extensive negotiations with the Buyer Group, US$7.55 per ADS was the highest price that the Buyer Group would agree to pay;

  •
  the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

  •
  the absence of a financing condition in the Merger Agreement;

  •
  the likelihood and anticipated timing of consummating the Merger in light of the scope of the conditions to closing; and

  •
  the Company's ability, in certain circumstances as set out in the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;

  •
  the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, the Parent Parties will pay the Company a termination fee of US$18 million or US$9 million, as the case may be (see "The Merger Agreement—Termination Fee" beginning on page 106); and

  •
  the financial analysis reviewed by Houlihan Lokey with the Special Committee, as well as the oral opinion of Houlihan Lokey rendered to the Special Committee on November 16, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion, dated November 16, 2017, addressed to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. (See "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 56 for additional information);

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the Buyer Group and their respective advisors on behalf of the Unaffiliated Security Holders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the members' receipt of Board compensation in the ordinary course and their indemnification and liability insurance rights under the Merger Agreement;

  •
  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Houlihan Lokey as its financial advisor and Gibson Dunn as its legal advisor;

  •
  The Special Committee was empowered, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

  •
  the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  •
  the Special Committee held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

  •
  the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other transaction;

  •
  the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company's shareholders of the Merger Agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to an acquisition proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors' fiduciary duties in connection with an Intervening Event;

  •
  the ability of the Special Committee, with respect to a Superior Proposal, to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement;

  •
  the ability of the Special Committee to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company's shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to the Parent Parties of a termination fee, and accept a Superior Proposal, consistent with the Special Committee's fiduciary obligations;

  •
  the Company's ability during the Go-Shop Period to negotiate, solicit, and encourage alternative acquisition proposals from third parties and to provide non-public information and to engage in discussion and negotiations with third parties with respect to alternative acquisition proposals; and

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

  •
  approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company's outstanding Shares unaffiliated with the Buyer Group;

  •
  the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

  •
  the highest historical closing price of Shares was US$25.75 per ADS since the Company became publicly listed on NASDAQ in 2007;

  •
  the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay the Parent Parties a termination fee of at least US$4.5 million and up to US$9 million in connection with a termination of the Merger Agreement;

  •
  the Company's remedy in the event of a breach of the Merger Agreement by the Parent Parties is limited, under certain circumstances, to receipt of a Peverse termination fee of US$18 million, or US$9 million, as applicable, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

  •
  the terms of the Buyer Group's participation in the Merger and the fact that members of the Buyer Gruop may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68 for additional information);

  •
  the closing of the Merger is subject to the receipt of PRC Antitrust Clearance.

  •
  the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company's sales and operating results, and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under "Special Factors—U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Houlihan Lokey. These analyses included, among others, selected companies analysis, selected transactions analysis and discounted cash flow analysis. All of the material analyses as presented to the Special Committee on November 16, 2017 are summarized below under the section entitled "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 51. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

        Neither the Special Committee nor the Board considered the liquidation value of the Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the "going-concern value" will be higher than the "liquidation value" of a company because the "going concern value" includes the liquidation value of a company's tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believe the analyses and additional factors it reviewed provided an indication of the Company's going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADS as described under the section entitled "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 78. Each of the he Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in Shares and ADSs" beginning on page 115.

        Neither the Special Committee nor the Board, however, consider the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of December 31, 2016 was approximately US$3.9 based on 237,853,602 Shares issued and outstanding as of that date. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the Merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company's assets or (iii) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company.

        In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under "Special Factors—Background of the Merger." During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company's shareholders, including the Rollover Shareholders, Mr. Baofang Jin, the chairman and chief executive officer of the Company, and certain directors and employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68.

        Except as set forth under "Special Factors—Background of the Merger" beginning on page 31, "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 39 and "Special Factors—Opinion of the Special Committee's Financial

Advisor" beginning on page 51, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

        For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing "going-private" transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the Merger to the Unaffiliated Security Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Buyer Group as to the fairness of the Merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders by virtue of its continuing interests in the Surviving Company after the consummation of the Merger. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 68 for additional information.

        The Buyer Group believes the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to the Buyer Group, rather than to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. No member of the Buyer Group participated in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's legal or financial advisors as to the fairness of the Merger to the Unaffiliated Security Holders. Furthermore, the members of the Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist them in assessing the fairness of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to the Unaffiliated Security Holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 39, each member of Buyer Group believes the Merger is substantively and procedurally fair to the Unaffiliated Security Holders. In particular, each member of Buyer Group believes that the Merger is both procedurally and substantively fair to the Unaffiliated Security Holders based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

  •
  the current and historical market prices of the Company's ADSs, including the fact that the Per Share Merger Consideration of US$1.51 and the Per ADS Merger Consideration of US$7.55 offered to Unaffiliated Security Holders represents a premium of 18.2% over the Company's closing price of US$6.39 per ADS on June 5, 2017, the last trading day immediately prior to June 6, 2017, the date that the Company announced that it had received a revised going-private proposal and a premium of 24.6% to the average closing price of the Company's ADSs during the 90 trading days prior to its receipt of a going-private proposal. This premium reflects the benefits associated with closing the Merger. Without the Merger, this premium will not be available;

  •
  the fact that the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are in the best interests of the Unaffiliated security holders;

  •
  the fact that the Special Committee, consisting entirely of directors who are unaffiliated with any member of Buyer Group or the management of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions, including the Merger;

  •
  the fact that the members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than (i) the directors' receipt of Board compensation in the ordinary course, and (ii) the directors' indemnification and liability insurance rights under the Merger Agreement;

  •
  the fact that the Special Committee retained and was advised by independent legal counsels and an independent financial advisor, each of whom is experienced in advising committees such as the Special Committee in similar transactions;

  •
  the fact that the Special Committee and the Board had no obligation to recommend the authorization and the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or any other transaction;

  •
  the fact that the consideration to be paid to the Unaffiliated Security Holders in the Merger is all cash, allowing the Unaffiliated Security Holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales, and not to be exposed to risks and uncertainties relating to the prospects of the Company;

  •
  the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration, and other terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions were the result of extensive negotiations between the Buyer Group and the Special Committee and their respective legal and financial advisors;

  •
  the fact that Parent Parties obtained equity financing commitments for the transactions pursuant to the Equity Commitment Letter, as well as the limited number and nature of the conditions to the equity financing set forth in the Equity Commitment Letter;

  •
  the fact that the Buyer Group obtained a debt financing commitment for the Merger, as well as the limited number and nature of the conditions to the debt financing commitment, set forth in the Debt Commitment Letter;

  •
  notwithstanding that the Buyer Group may not rely upon the opinion provided by the financial advisor to the Special Committee, the fact that the Special Committee received from its Houlihan Lokey an opinion, as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

  •
  the fact that in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Merger;

  •
  until 11:59 p.m. (New York City time) on January 1, 2018, the Company shall have the right to, directly or indirectly (i) solicit, initiate, or encourage any inquiries, proposals, offers, requests, correspondence or other communications regarding, or that would reasonably be expected to relate to, an acquisition proposal; (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal; (iii) comply with any request for non-public information relating to any of the Company and its subsidiaries or for access to any of the properties, books or records of any of them by any person; and (iv) release any person from, waive any provision of, terminate, modify or fail to enforce any standstill or similar provision in any confidentiality agreement or other agreement with any person;

  •
  the ability of the Special Committee to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company's shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to the Parent Parties of a termination fee, and accept a Superior Proposal, consistent with the Special Committee's fiduciary obligations;

  •
  the ability of the Company to terminate the Merger Agreement under the terms of the Merger Agreement to (i) enter into a superior proposal or (ii) upon a change in the company recommendation, subject to compliance with the terms and conditions of the Merger Agreement;

  •
  the fact that the termination fee payable by the Company to the Parent Parties if the Merger Agreement is terminated under certain circumstances is US$9 million, or approximately 2.5% of the Company's total equity value implied by the Per Share Merger Consideration or the Per ADS Merger Consideration (or US$4.5 million, approximate 1.25% of the Company's total equity value, if the Merger Agreement is terminated following the stipulations regarding go-shop procedure set forth therein), while the termination fee payable by the Parent Parties to the Company if the Merger Agreement is terminated under certain circumstances is US$18 million, or US$9 million, as applicable, representing approximately 5% and 2.5% of the Company's total equity value, respectively, implied by the Per Share Merger Consideration or the Per ADS Merger Consideration, which is in some circumstances twice the amount of the termination fee payable by the Company to the Parent Parties if the Merger Agreement is terminated under certain circumstances;

  •
  the fact that Jinglong has agreed to guarantee the obligations of the Parent Parties under the Merger Agreement to pay the termination fee to the Company and reimburse or pay certain costs and expenses, or liabilities, of the Company if the Merger Agreement is terminated under certain circumstances;

  •
  the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company's shareholders of the Merger Agreement and the transactions contemplated thereby at the shareholder meeting convened for such purpose (a) in order to enter into an alternative agreement with respect to an acquisition proposal or (b) in the event that the Board changes its recommendation of the Merger as required by directors' fiduciary duties in connection with an Intervening Event;

  •
  the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the Merger Agreement;

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders (and any ADS holder who elects to first convert his or her ADSs for the Shares) who comply with the required procedures under Section 238 of the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

  •
  that fact that the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Security Holders;

  •
  the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs, which amounted to approximately US$2.3 and US$2.4 in 2015 and 2016, respectively, and are expected to amount to US$2.3 million in 2017; and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

  •
  the fact that none of the members of the Buyer Group participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee; and

  •
  the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, is subject to approval by the affirmative vote of the shareholders holding at least two-thirds of the Shares present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company's memorandum and articles of association.

        The Buyer Group did not consider the Company's net book value, which is defined as total assets minus total liabilities, as a factor. The Buyer Group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

        In its consideration of the fairness of the Merger, no member of Buyer Group undertook an appraisal of the assets of the Company to determine the Company's liquidation value for the Unaffiliated Security Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, no member of Buyer Group considered the Company's liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

        No member of the Buyer Group sought to establish a pre-Merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the Unaffiliated Security Holders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the ADSs, the merger consideration represented a premium to the going concern value of the Company.

        No member of Buyer Group specifically considered the purchase prices paid in the transactions described under "Transactions in the Shares and ADSs" beginning on page 115 but notes that the consideration to be received by the Unaffiliated Security Holders generally represents a premium over such prices.

        No member of Buyer Group was aware of, and thus considered in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a Merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company's assets or (c) the purchase of the Company's voting securities that would enable the holder to exercise control over the Company. Except as otherwise disclosed in this proxy statement, no member of Buyer Group made any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination.

        In addition, no member of Buyer Group performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Security Holders.

        The foregoing discussion of the information and factors considered and given weight by each member of Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders. Rather, each member of Buyer Group made the fairness determinations after considering all of the foregoing factors as a whole.

        Each member of Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any Unaffiliated Security Holder of the Company to authorize and approve the Merger Agreement, the Plan of Merger and the transactions, including the Merger. No member of Buyer Group made any recommendation as to how such Unaffiliated Security Holder of the Company should vote relating to the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Certain Financial Projections

	Management Projections
	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
	(in millions RMB except percentage)
Total Revenue	17,263	19,053	22,797	23,917	24,574
Growth		10%	20%	5%	3%
Gross Profit	2,250	2,431	2,789	2,972	3,076
% revenue	13%	13%	12%	12%	13%
EBIT(1)	682	643	654	781	830
% revenue	4%	3%	3%	3%	3%
EBITDA(2)	1,709	1,760	1,773	1,884	1,921
% revenue	10%	9%	8%	8%	8%
Net Income	259	218	240	331	403
% revenue	2%	1%	1%	1%	2%

(1)
"EBIT" refers to earnings before interest and taxes.

(2)
"EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

        EBIT and EBITDA are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company's operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBIT nor EBITDA is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

        In preparing these projections, the Company's management necessarily made certain assumptions about future financial factors affecting the Company's business, including, primarily:

  •
  the demand for products and services relating to the industry will continue in line with management's expectations;

  •
  China's overall economy will remain relatively stable, with no material change in competition adversely affecting the Company;

  •
  the Company's effective tax rate is assumed to be in line with management's expectations; and

  •
  the RMB and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company.

        NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee's Financial Advisor

        On November 16, 2017, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Special Committee dated November 16, 2017), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder of our company or any other person as to how to act or vote with respect to any matter relating to the Merger.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed the draft dated November 15, 2017 of the Merger Agreement;

  •
  reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including certain research analyst estimates with respect to the future financial performance of the Company;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2017 through 2021;

  •
  spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

  •
  to the extent Houlihan Lokey deemed to be relevant, compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

  •
  to the extent Houlihan Lokey deemed to be relevant, considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for certain of the Company's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey has assumed, that the financial projections reviewed by Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based. With respect to the research analyst estimates for the Company referred to above, Houlihan Lokey has reviewed and discussed such estimates with the management of the Company, and has assumed that such estimates represent reasonable estimates and judgments of the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such estimates or the assumptions on which they are based. Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Further, management of the Company has advised Houlihan Lokey that (i) the financial projections used by Houlihan Lokey are the most up-to-date currently available projections prepared by management of the Company (or any affiliated entity) and supersede all prior financial projections that had been provided to Houlihan Lokey, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief and except for the financial projections referred to in item (i) above, no other projections or similar information have been provided to any party involved in the Merger, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Merger.

        Houlihan Lokey understood that the Rollover Shareholders had indicated that they were only willing to consider entering into an agreement with Holdco and Parent and amongst themselves in relation to the Merger and had no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

        Houlihan Lokey has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey has relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to its analyses or its opinion. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the final form of the Merger agreement will not differ in any respect from the draft of the Merger agreement identified above.

        Furthermore, in connection with its opinion, Houlihan Lokey has not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        Houlihan Lokey has not been requested to, and did not advise, the Special Committee, the Board, or any other party with respect to alternatives to the Merger. Houlihan Lokey's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof.

        The opinion rendered by Houlihan Lokey was furnished for the use of the Special Committee (solely in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares in connection with, the Merger or otherwise.

        Houlihan Lokey has not been requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey has relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial forecasts prepared by the management of the Company and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee or management with respect to the Merger or the merger consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey's opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, the Company, Holdco, any security holder or creditor of the Company or Holdco or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and Holdco, and the decision to enter into the Merger agreement was solely that of the Special Committee and the Board.

  Financial Analyses

        In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on November 16, 2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Enterprise Value—generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

  •
  EBITDA—generally, the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period.

        Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected companies listed below as of November 15, 2017, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the financial projections prepared by the management of the Company. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

  Discounted Cash Flow Analysis

        Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the financial projections prepared by the management of the Company. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 2.5% to 3.0% to the Company's normalized 2021 unlevered free cash flow. The present values of the Company's projected future cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 11.0%. The discounted cash flow analysis indicated an implied per share value reference range of US$2.81 to US$7.33 per ADS of Company common stock, as compared to the proposed merger consideration of US$7.55 per ADS of Company common stock.

  Other Information

        Houlihan Lokey observed certain additional information that was not considered part of its financial analysis for its opinion but was noted for informational purposes, including, among other things, the following:

        Selected Companies Analysis.    Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

        The financial data reviewed included:

  •
  Enterprise value as a multiple of the last twelve months ("LTM") Adjusted EBITDA;

  •
  Enterprise value as a multiple of estimated 2017 EBITDA;

  •
  Enterprise value as a multiple of estimated 2018 EBITDA; and

  •
  Enterprise value as a multiple of estimated 2019 EBITDA.

        The selected companies included the following:

  •
  Canadian Solar Inc.;

  •
  EGing Photovoltaic Technology;

  •
  First Solar, Inc.;

  •
  JinkoSolar Holding Co., Ltd.; and

  •
  Hanwha Q CELLS Co., Ltd.

        Houlihan Lokey concluded that determining multiples ranges from the selected companies analysis and deriving an implied per ADS reference range for the Company, as compared to the proposed Per ADS Merger Consideration, would not result in a meaningful comparison in light of the limited comparability of the Company to the selected companies due to size, business focus, geographic areas of focus, and product prices, amongst other issues. Accordingly, Houlihan Lokey did not view the results derived from the selected companies analysis as providing a meaningful comparison to the Company.

  Selected Transactions Analysis

        Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant.

        The financial data reviewed included:

  •
  Implied enterprise value as a multiple of LTM EBITDA;

  •
  Implied enterprise value as a multiple of EBITDA for the next fiscal year;

  •
  Implied enterprise value as a multiple of EBITDA for the fiscal year after the next fiscal year; and

        The selected transactions included the following:

Date Announced	Target	Acquiror	% Sought
10/16/2017	Gintech Energy Corporation	Neo Solar Power Corporation	100.0%
10/16/2017	Solartech Energy Corp.	Neo Solar Power Corporation	100.0%
05/03/2016	GD Solar Co., Ltd.	Tianjin Zhonghuan Semiconductor Co., Ltd.	90.0%
12/14/2015	Trina Solar Limited	Shanghai Xingsheng Equity Investment & Management Co., Ltd.	94.2%
11/24/2014	REC Solar ASA	Bluestar Elkem Investment Co. Ltd.	100.0%
06/17/2014	Silevo, Inc.	SolarCity Corporation	100.0%
09/13/2013	LDK Solar High-Tech (Hefei) Co., Ltd.	Tongwei Group Co., Ltd.	100.0%
11/19/2012	DelSolar Co., Ltd.	Neo Solar Power Corporation	85.0%

        Houlihan Lokey concluded that determining multiples ranges from the selected transactions analysis and deriving an implied per ADS reference range for the proposed Merger, as compared to the proposed Per ADS Merger Consideration, would not result in a meaningful comparison in light of the limited comparability of the proposed Merger to the selected transactions due to business focus, geographic areas of focus, and financial performance, amongst other issues, of the target companies. Accordingly, Houlihan Lokey did not view the results derived from the selected transactions analysis as providing a meaningful comparison to the proposed Merger.

  Miscellaneous

        Houlihan Lokey was engaged by the Special Committee to provide an opinion to the Special Committee as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares), as of the date thereof. We engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with Mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to an aggregate fee of US$550,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey's engagement letter, a portion of which became payable upon the execution of an addendum to Houlihan Lokey's engagement letter, a portion of which became payable upon the delivery of Houlihan Lokey's opinion, a portion of which became payable upon the execution of the Merger agreement, and the balance of which will become payable upon the consummation of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of their respective employees may have committed to invest in private equity or other investment funds managed or advised by the participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future.

        Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        Houlihan Lokey has also acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger.

Purposes of and Reasons for the Merger

        Under the SEC rules governing going-private transactions, each member of Buyer Group is deemed to be engaged in a going-private transaction and, therefore, required to express its reasons for the Merger to the Unaffiliated Security Holders. Each member of Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        For the Buyer Group, the purpose of the Merger is to enable Holdco and Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders and ADS holders (other than the holders of Rollover Shares and Dissenting Shares, collectively, the "Excluded Shares") will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Holdco and Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to make additional investment in the Company through their respective ownership in Holdco as described under "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" below and at the same time enable certain members of the Buyer Group to maintain their leadership role with the Company.

        The Buyer Group believe the operating environment has become more challenging due to recent operating conditions and industry trends. There is greater competition against both domestic and multinational companies in many of the product and service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group are of the view that there is potential for considerably greater short—and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The Buyer Group believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believe that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

        The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to secure sufficient equity and debt financing in connection with the Merger.

Effects of the Merger on the Company

  Private Ownership

        ADSs representing Shares of the Company are currently listed on the NASDAQ Global Select Market under the symbol "JASO." It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Holdco and indirectly owned by certain other members of the Buyer Group. Following the completion of the Merger, the ADSs will cease to be listed on the NASDAQ Global Select Market, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. 90 days after the filing of Form 25 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        If the Merger is consummated, at the Effective Time, each Share that is issued outstanding immediately prior to the effective time (other than Excluded Shares) will be cancelled and cease to exist in exchange for the right to receive US$1.51 in cash without interest and each ADS that is issued and outstanding immediately prior to the effective time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for US$7.55 in cash without interest (less ADS Depositary services fee pursuant to the terms of the Deposit Agreement, but excluding withholding taxes if any) as described in the Merger Agreement. Rollover Shares will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Dissenting Share will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Islands Companies Law.

        At the Effective Time, the Company shall (i) terminate the Share Incentive Plan, and any relevant award agreements applicable to the Share Incentive Plan, (ii) approve resolutions to accelerate the vesting of the Company Options, Restricted Shares, and RSUs (collectively, the "Company Equity Awards") such that the Company Equity Awards would be vested immediately prior to the effective time notwithstanding the vesting date in respect thereof, and (iii) cancel each Company Equity Award that is then outstanding and unexercised, whether or not vested or exercisable.

        At the Effective Time, (i) each outstanding and unexercised Company Option granted under the Share Incentive Plan shall be cancelled, and (a) each holder of the Company Options (other than the Rollover Shareholders) shall have the right to receive from the Surviving Company as soon as practicable following the Effective Time, but in any event no later than fifteen (15) days after the Closing Date, an amount in cash determined by multiplying (x) the excess, if any, of US$1.51 over the applicable exercise price of such Company Option by (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the effective time, net of any applicable withholding taxes, and (b) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreement; and (ii) each Restricted Share and each RSU granted under the Share Incentive Plan shall be cancelled, and each holder of Restricted Shares and RSUs, in exchange therefor, shall be paid or cause to be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the effective time, but in any event no later than fifteen (15) days after the Closing Date, a cash amount (without interest) equal to US$1.51, net of any applicable withholding taxes.

        Under the terms of the Support Agreement entered into by and among Holdco and the Rollover Shareholders concurrently with the execution and delivery of the Merger Agreement, the parties have agreed that each Share (including Shares represented by ADS) owned by the Rollover Shareholders shall be cancelled at closing of the Merger in exchange for newly issued ordinary shares of Holdco as set forth in the Support Agreement. After completion of the Merger, pursuant to the Support Agreement, the Rollover Shareholders will beneficially own 25.7% of the outstanding shares of Holdco.

Directors and Management of the Surviving Company

        If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger except that at the effective time of the Merger, the memorandum and articles of association shall refer to the name of the Surviving Company as "JA Solar Holdings Co., Ltd."). In addition, the sole director of Merger Sub immediately prior to the Effective Time will become the director of the Surviving Company and the officers of the Company immediately prior to the effective time will become the officers of the Surviving Company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

  •
  the receipt by such security holders of US$1.51 per Share or US$7.55 per ADS in cash, represents a premium of 18.2% over the Company's closing price of US$6.39 per ADS on June 5, 2017, the last trading day immediately prior to June 6, 2017, the date that the Company announced that it had received a revised "going-private" proposal, a premium of 24.6% to the average closing price of the Company's ADSs during the 3-month period prior to its receipt of a revised "going-private" proposal. This premium reflects the benefits associated with closing the Merger. Without the Merger, this premium will not be available; and

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the Merger.

        The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:

  •
  such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

  •
  in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares; and

  •
  the highest historical closing price of ADSs was US$25.75 per ADS since the Company become publicly listed on NASDAQ in 2007.

        The primary benefits of the Merger to the Company's directors and executive officers (other than Mr. Jin) include, without limitation, the following:

  •
  continued indemnification rights, rights to advancement of fees and directors and executive officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company; and

  •
  the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

        The primary detriments of the Merger to the Company's directors and executive officers include, without limitation, the following:

  •
  such directors and executive officers (other than Mr. Jin and Mr. Ren), to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. The U.S. federal income tax consequences to the Rollover Shareholders are not discussed herein.

        The primary benefits of the Merger to the Buyer Group include the following:

  •
  if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Holdco;

  •
  the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. As a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

  •
  the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations;

  •
  the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, which are expected to amount to approximately US$2.3 million in 2017.

        The primary detriments of the Merger to the Buyer Group include the following:

  •
  all of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

  •
  the business risks facing the Company will be borne by the Buyer Group;

  •
  an equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the Merger, there will be no trading market for the Surviving Company's equity securities.

The Company's Net Book Value and Net Earnings

        Holdco and Parent do not currently own any interest in the Company. Immediately after the closing of the Merger, Holdco will own 100% of the outstanding shares of Parent and Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company's net book value and net earnings. After completion of the Merger, Mr. Jin, Jinglong, Mr. Chin Tien HUANG, Ms. Pak Wai WONG, and Ms. Chi Fung WONG will own 74.4%, 16.3%, 4.3%, 3.8%, 1.2% of Holdco and will have an indirect share in the Company's net book value and net earnings in proportion to their respective ownership interest in Holdco. The Company's net earnings attributable to its shareholders for the six months ended September 30, 2017 was approximately US$27.7 million and its net book value as of September 30, 2017 was approximately US$999.5 million.

        The table below sets out the direct or indirect share in the Company's net book value and net earnings for the parties listed below before and immediately after the Merger, based on the historical net book value and net earnings of the Company as of and for the six months ended September 30, 2017.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$ in millions	%	US$ in millions	%	US$ in millions	%	US$ in millions	%
Chairman	54.0	5.4	1.5	5.4	—	—	—	—
Jinglong	162.9	16.3	4.5	16.3	162.9	16.3	4.5	16.3
JASO Top	—	—	—	—	743.6	74.4	20.6	74.4
Chin Tien Huang	43.0	4.3	1.2	4.3	43.0	4.3	1.2	4.3
Chi Fung Wong	38.0	3.8	1.1	3.8	38.0	3.8	1.1	3.8
Pak Wai Wong	12.0	1.2	0.3	1.2	12.0	1.2	0.3	1.2

(1)
Ownership percentages are based on 237,926,352 Shares outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

        Following the consummation of the Merger, the Buyer Group will beneficially own 100% of the equity interests in the Surviving Company indirectly through Holdco and Parent. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Holdco through Parent.

        Following the completion of the Merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

        Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a Merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company's entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange. Following the Effective Time, Holdco expects that it or an affiliate of Holdco will adopt one or more share-based compensation plans for certain employees and officers of the Company, including Mr. Jin. At this time, no actual agreement or understanding as to the particulars of such plans has been determined or agreed upon.

        Following the completion of the Merger, the Surviving Company's management and its board will continuously evaluate and review the Surviving Company's business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Buyer Group's Purpose of and Reasons for the Merger" beginning on page 58, in each case, which they consider to be in the best interests of the Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

        The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on June 15, 2015 in response to the receipt of the proposal letter from the Buyer Group on June 5, 2015. In light of (i) the express intention of certain members of the Buyer Group not to sell the Shares they own to any third party and the beneficial ownership of the Buyer Group of approximately 25.7% of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

        The Special Committee also took into account that the Company, subject to compliance with the terms and conditions of the Merger Agreement, (i) has the ability to actively solicit bids from any third party for a period of 45 days after the signing of the Merger Agreement, (ii) prior to the receipt of the Requisite Company Vote, can terminate the Merger Agreement in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$9 million, which amount is reduced to US$4.5 million if the Merger Agreement is terminated by the Company in connection with an Acquisition Proposal received by the Company during the Go-Shop Period, in each case as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company's shareholders).

        In addition, the Special Committee also considered that, as an alternative available to the Company to enhance shareholder value, the Company remain as a public company. However, the Special Committee did not believe such option to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the merger consideration, the limited trading volume of the shares on NASDAQ, the costs of regulatory compliance for public companies, the challenges to the Company's efforts to increase shareholder value as an independent publicly traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company's ability to compete in the market.

        Except as set forth above, no other alternatives were considered by the Special Committee.

Effects on the Company if the Merger Is Not Completed

        If the Merger Agreement and the Plan of Merger are not authorized and approved by the Company's shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the Merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NASDAQ Global Select Market, provided that the Company continues to meet the NASDAQ Global Select Market's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

        Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay the Parent Parties a termination fee of US$9 million (or US$4.5 million, if the Merger Agreement is terminated following the stipulations regarding go-shop procedure set forth therein), or the Parent Parties may be required to pay the Company a termination fee of US$18 million (or US$9 million, in certain cases) in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 106.

        If the Merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not authorized and approved by the Company's shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the Transaction, including payment of fees and expenses in connection with the Merger is anticipated to be approximately US$268 million, assuming no exercise of dissenters' rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will, in connection with and at the Effective time, be converted into ordinary shares of Holdco and the Rollover Shareholders will, at the Effective Time, receive no consideration in the Merger. The Buyer Group expects to provide this amount through the proceeds from (i) equity commitments in the aggregate amount of US$116 million in cash from the Sponsors pursuant to the Equity Commitment Letter; and (ii) debt comments in the aggregate amount of up to US$160 million pursuant to the respective Debt Commitment Letter.

Equity Financing

        Concurrently with the execution of the Merger Agreement, the Sponsors entered into an Equity Commitment Letter with Holdco, pursuant to which the Sponsors have committed to contribute, or cause to be contributed, capital contributions to Holdco, up to the aggregate amount set forth therein, the proceeds of which shall be used by Holdco to fund the Per Share Merger Consideration and the Per ADS Merger Consideration, and any other amounts required to be paid pursuant to the Merger Agreement.

        The equity commitment of each of the Sponsors is subject to (i) the execution and delivery of the Merger Agreement by the Company, and (ii) the satisfaction, or waiver by Holdco, of each of the conditions to Holdco, Parent and Merger Sub's obligations to effect the Merger set forth in the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at Closing).

        The Equity Commitment Letter delivered by the Sponsors will terminate upon the earliest to occur of (i) the Effective Time; provided that Sponsors shall at or prior to the Effective Time have fully funded and paid to Holdco the Commitment and fully performed their other obligations thereunder, and (ii) the valid termination of the Merger Agreement in accordance with its terms.

        The equity commitment is expected to be funded in part by a US$20 million exchangeable note to be issued to the Sponsors by Abax Asian Structured Fund II, LP.

        The Company is an express third-party beneficiary of the Equity Commitment Letter to the extent of its right to seek specific performance of each of the terms thereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter by the parties thereto, in addition to any other remedy at law or equity.

Debt Financing

        On November 17, 2017, Merger Sub received the Debt Commitment Letter from the Lenders, pursuant to which and subject to the conditions set forth therein, Lenders committed to provide a term loan facility in an aggregate amount of up to US$160 million for Merger Sub to complete the Merger (the "loan facility").

        The loan facility from the Lenders will remain available for utilization until the earlier of (i) in Lenders' opinion, any of the conditions set forth thereof is not satisfied; (ii) if the Merger documents have not been executed on or before the date of the Debt Commitment Letter or if the facility agreement has not been executed on or before the proposed signing date set forth therein; if the utilization date has not occurred on or before the date (New York time) falling 12 months after the date of the Debt Commitment Letter, or (iii) on the date on which Merger Sub notify the Lenders that Merger Sub have withdrawn the offer of the Merger or otherwise abandoned or terminated the Merger of any of the Merger documents set forth therein. The Debt Commitment Letter provides a summary of major terms and conditions of the debt financing. The definitive loan agreement relating to the loan facility (the "definitive facility agreement") has not been executed as of the date of this proxy statement and, accordingly, the actual terms of the loan facility may differ from those described in this proxy statement.

        Lenders' commitment to provide the debt financing to Merger Sub are subject to, among other things, (i) compliance by the Company in all material respects with the terms of the Debt Commitment Letter and any fee letters (other than in respect of the paragraph 7 of the Debt Commitment Letter) set forth therein; (ii) no "Company Material Adverse Effect" has occurred since the date of the Debt Commitment Letter and is continuing as set forth in the Merger Agreement; (iii) no (a) change in Mr. Jin's (1) control of the majority of the equity interest and voting power in Merger Sub, (2) change that results in Mr. Jin's owning less than 40% of the equity interest in Holdco, (3) changes that results in Mr. Jin losing the right to appoint or remove the majority of the directors or officers of Holdco or Merger Sub, or (4) sale of substantially all of the assets of Topco and its subsidiaries post-closing, or (b) illegality with respect to an Lender or any of its affiliates having occurred and compliance with the other conditions of the section entitled "Certain Funds" of the term sheet to the Debt Commitment Letter; (iv) the preparation, execution and delivery of the definitive facility agreement in accordance with the Debt Commitment Letter; and (v) satisfaction of all conditions precedent to the submission of the utilization request as set forth in the term sheet to the Debt Commitment Letter and the definitive facility agreement.

        The loan facility will mature on the date that is 18 months after the date of utilization (the "maturity date"), subject to an optional 30 months extension, and all outstanding amounts under the loan facility will be repaid on or prior to the maturity date.

        The loan facility shall bear an interest rate at the aggregate of the applicable LIBOR plus 6.3% per annum. Interest on the loan facility shall be payable every 3 months. The principal amount of the loan facility shall be repaid on or before the maturity date.

        Prior to the completion of the Merger and until all outstanding amounts and obligations under the loan facility have been repaid and discharged in full, the obligations with respect to the loan facility shall be secured by the share mortgage, assets charge and security agreement in respects of the accounts of the Borrower.

Limited Guarantee

        Concurrently with the execution and delivery of the Merger Agreement, Jinglong executed and delivered a Limited Guarantee in favor of the Company, pursuant to which it agreed to absolutely, unconditionally and irrevocably guarantee the payment obligations of the Parent Parties under the Merger Agreement for the Parent Termination Fee and certain indemnification, reimbursement and expense obligations that in each case may become payable to the Company by the Parent Parties under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. Under the terms of the Limited Guarantee, in no event will the aggregate liability of Jinglong thereunder exceed US$21,600,000.

        The Limited Guarantee will terminate on the earlier of (i) the closing of the Merger under the Merger Agreement, (ii) the termination of the Merger Agreement under circumstances in which the Parent Parties would not be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the Merger Agreement, (iii) all amounts payable under the Limited Guarantee have been paid in full, and (iv) the date that is 120 days following any termination of the Merger Agreement in accordance with its terms under circumstances in which the Parent Parties would be obligated to pay the Parent Termination Fee or otherwise to make payments pursuant to the Merger Agreement if the Company has not presented a claim for payment of any obligation to Jinglong by such time.

Support Agreement

        Concurrently with the execution of the Merger Agreement, the Rollover Shareholders entered into the Support Agreement with Holdco. Pursuant to the Support Agreement, the parties have agreed that (i) the Rollover Shares shall be cancelled for no consideration; (ii) the Rollover Shareholders shall subscribe for the number of newly issued ordinary shares of Holdco as set forth in the Support Agreement; and (iii) the Rollover Shareholders shall vote the Rollover Shares in favor of the Merger, in each case, upon the terms and conditions set forth therein. As of the date of the proxy statement, the Rollover Shareholders beneficially own 61,036,142 Shares (assuming their respective options are fully exercised), which represents approximately 25.7% of the total voting rights in the Company.

        Pursuant to the Support Agreement, among other things, the Rollover Shareholders have agreed to, when a meeting of the shareholders of the Company is held, (i) appear, or cause its representative(s) to appear, at such meeting or otherwise cause the Rollover Shares to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or cause to be voted, (including by proxy or written resolution, if applicable), all Rollover Shares (a) in favor of the authorization and approval of the Merger Agreement and the transactions, including the Merger, (b) against the approval of any acquisition proposal or any action contemplated by an acquisition proposal, or any other transaction, proposal, agreement or action made in opposition to the Merger Agreement or in competition or inconsistent with the Merger, (c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the performance by the Rollover Shareholders of their obligations under the Support Agreement, (d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of the Merger Agreement or the Support Agreement, (e) in favor of any adjournment or postponement of the meeting of the shareholders of the Company as may be reasonably requested by Holdco and (f) in favor of any other matter necessary or reasonably requested by Holdco in order to consummate the Merger.

        The Company is an express third-party beneficiary of the Support Agreement to the extent of its right to seek specific performance of each of the terms thereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter by the parties thereto, in addition to any other remedy at law or equity.

Remedies

        The Company and the Parent Parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement, the Support Agreement, the Equity Commitment Letter and the Limited Guarantee and to enforce specifically the terms and provisions thereof, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

        While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of injunction, specific performance or other equitable relief that results in the closing of the Merger and monetary damages.

        Until such time as the Company pays the Company Termination Fee (as defined below) pursuant to the terms of the Merger Agreement, the remedies available to each of the Parent Parties will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Parent Parties from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee from the Company.

        The maximum aggregate liabilities of Parent Parties, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the maximum Parent Termination Fee of US$18 million and the maximum Company Termination Fee of US$9 million, respectively, and reimbursement of certain expenses in the event that the Company or the Parent Parties fail to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. If (a) the Company pays, and the Parent Parties receives, the Company Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Parent, Holdco, Merger Sub and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) the Parent Parties pays, and the Company receives, the Parent Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Holdco, Merger Sub and their respective affiliates (and other related persons) under the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that the Rollover Shareholders have interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transaction, including the Merger.

Interests of the Buyer Group

        As a result of the Merger, Mr. Jin, Jinglong, Mr. Chin Tien HUANG, Ms. Pak Wai WONG, and Ms. Chi Fung WONG will own 79.8% (including 5.4% indirectly owned by Mr. Jin through his 32.96% equity interest in Jinglong), 16.3%, 4.3%, 3.8%, 1.2% of Holdco, respectively, and Holdco will own 100% of the equity interest in Parent, and Parent will own 100% of the equity interest in the Surviving

Company and the Buyer Group (other than Merger Sub) will own, directly or indirectly, 100% of the equity interest in Holdco immediately following the completion of the Merger and before the issuance of ordinary shares of Parent to certain members of management of the Company.

        Because of Parent's equity interest in the Surviving Company, each member of the Buyer Group (other than Merger Sub) will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group (other than the Merger Sub) will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The investment by the Buyer Group (other than Merger Sub) in the Surviving Company will be illiquid, with no public trading market for the Surviving Company's shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price, or that dividends paid by the Surviving Company will be sufficient to recover its investment.

        The Merger may also provide additional means to enhance shareholder value for the Buyer Group (other than Merger Sub), including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group (other than Merger Sub), such as through dividends or other distributions.

Treatment of Company Share Awards

        At the effective time of the Merger, (i) each Company Option is issued, outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time (and in any event no later than 15 days after the Closing Date), an amount in cash equal to the product of (a) the excess of US$1.51 over the exercise price payable per Share under such Company Option, if any, in cash, without interest and net of any applicable withholding taxes multiplied by (b) the total number of Shares issuable under such option immediately prior to the effective time, and (ii) each Restricted Share and each RSU outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive a cash amount equal to US$1.51, without interest and net of any applicable withholding taxes.

        The table below sets forth, as of the date of this proxy statement, for each of our directors and officers:

  •
  the number of issued and outstanding Shares (other than any Rollover Shares) beneficially owned by such person as of the date of this proxy statement;

  •
  the cash payment that will be made in respect of the Shares (other than any Rollover Shares)

  •
  the number of Shares issuable under the outstanding options held by such person (including vested and unvested options) and the exercise price payable per Share for the Company Options;

  •
  the cash payment that will be made in respect of the outstanding Company Options held by such person following the Effective Time;

  •
  the number of Restricted Shares and RSUs held by such person;

  •
  the cash payment that will be made in respect of the outstanding Restricted Shares and RSUs held by such person following the Effective Time; and

  •
  the total cash payment that will be made in respect of the outstanding Shares (other than any Rollover Shares), Company Options, as well as Restricted Shares and RSUs held by such person.

	Shares
						Restricted Shares and RSUs
	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment Therefor (Excluding Rollover Shares) (US$)	Company Options(1)
Name of Directors and Executive Officers			Shares Underlying	Exercise Price (US$ per ADS)	Cash Payment Therefor (US$)	Shares Underlying	Cash Payment Therefor (US$)	Total Cash Payments (US$)
Baofang Jin	—	—	50,000	6.85	7,000	355,610	536,971.1	543,971.1
Bingyan Ren	—	—	—	—	—	—	—	—
Erying Jia	—	—	—	—	—	—	—	—
Jian Xie	—	—	60,000	6.85	8,400	—	—	8,400
Hope Ni	60,000	90,600	—	—	—	—	—	—
Jiqing Huang	—	—	—	—	—	34,000	51,340	51,340
Yuwen Zhao	—	—	—	—	—	34,000	51,340	51,340
Shaohua Jia	25,150	37,976.5	—	—	—	60,000	90,600	128,576.5
Herman Zhao	—	—	—	—	—	—	—	—
Yuhong Fan	20,565	31,053.2	—	—	—	25,000	37,750	68,803.2
Wei Shan	—	—	—	—	—	—	—	—
All directors and executive officers as a group	105,715	159,629.7	110,000		15,400	508,610	768,001.1	852,430.7

*
less than 1% of total issued and outstanding Shares as of the date of this proxy statement.

(1)
Exclude options that have an exercise price higher than the Per Share Merger Consideration.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, the Parent Parties have agreed that:

  •
  The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

  •
  The Surviving Company and its subsidiaries will (and the Parent Parties shall cause the Surviving Company and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of the Merger Agreement, and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former director or officer and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the "Indemnified Parties").

  •
  For a period of six years from the Effective Time, the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to advancement, exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification is be required by Law.

  •
  The Surviving Company will either (A) maintain in effect for six years from the Effective Time the Company's (or its subsidiaries') current directors' and officers' liability insurance policies covering each Indemnified Party as of the Effective Time, on terms no less favorable than those of such policies in effect on the date of the Merger Agreement or (B) substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties. However, the Surviving Company will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may purchase a six year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

  •
  From and after the Effective Time, the Surviving Company and its subsidiaries will comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) the Indemnified Parties against any and all damages arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its subsidiaries and (B) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company's or such subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

The Special Committee

        The Board established the Special Committee to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal, at a meeting of the Board held on June 15, 2015. The Special Committee is composed of two independent and disinterested directors: Mr. Shaohua Jia and Mr. Yuwen Zhao. The Special Committee was granted, by way of a unanimous vote cast by all members of the Board present at the meeting, the power and authority to, among other things: (i) investigate, evaluate, and discuss and negotiate, the Proposed Transaction, (ii) exercise any other power that may be otherwise exercised by the Board and that the Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities through the abandonment or completion of the Proposed Transaction; and (iii) retain any advisors, including independent legal counsel, financial advisors, and outside counsel as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities. Other than their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

Position with the Surviving Company

        After completion of the Merger, Mr. Jin expects to continue to serve as the chairman of the board of directors of the Surviving Company and chief executive officer of the Surviving Company. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

        The Company has an audit committee charter in place, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis.

        For a description of significant related party transactions for the years ended December 31, 2015 and 2016, see "Item 7.B. Related Party Transactions" included in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2016, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 120 for a description of how to obtain a copy of the Company's annual report.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount (US$)
Legal fees and expenses	1,686,563
Financial advisory fees and expenses	1,800,000
Filing fees	20,000
Miscellaneous (including printing, proxy solicitation and mailing costs)	20,000
Total	3,526,563

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

        Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that the Rollover Shareholders will beneficially own, in the aggregate, approximately 25.7% of the entire issued and outstanding Shares.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

        Upon completion of the Merger, the Company will cease to be a publicly traded Company, and the Company expects to account for the Merger at historic cost.

Regulatory Matters

        Other than the PRC Antitrust Clearance, the Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than all approvals of National Development and Reform Commission of the People's Republic of China, Ministry of Commerce of the People's Republic of China and/or State Administration of Foreign Exchange of the People's Republic of China or its designated banks to the extent required with respect to the overseas investment by the Buyer Group in connection with the consummation of the transactions contemplated by the Merger agreement, the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the

Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and the notice of the Merger published in the Cayman Islands Government Gazette. See "Merger Agreement—Conditions to the Merger" beginning on page 103 for additional information.

Dissenters' Rights

        Holders of the Shares who exercise dissenters' rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex G to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters' Rights (as described under the section entitled "Dissenters' Rights" on page 110).

Federal Income Tax Consequences

        The following is a summary of U.S. federal income tax consequences generally applicable only to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and, in the event of an IRS dispute, the IRS or a court may challenge any of the conclusions set forth below.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, cooperatives, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations (including private foundations), (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a "functional currency" other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of the Shares or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters' Rights

        The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters' rights (as described under the section entitled "Dissenters' Rights" beginning on page 110), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the Effective Time.

        Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the "—PRC Income Tax Consequences," you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty")). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the Treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

        In general, the Company will be a passive foreign investment company, or a "PFIC," for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

        We disclosed in our annual report for the year ended December 31, 2016 that we were not a PFIC for our taxable year ended December 31, 2016 and that we do not expect to be a PFIC for the taxable year ended December 31, 2017 or in the foreseeable future. This determination of our PFIC status is based on the market price of our ADSs and Shares, the value of our assets, and the composition of our assets and income. It is unclear how the contractual arrangements between us and our PRC operating companies should be treated for purposes of the PFIC rules. Although we do not currently expect to be a PFIC for the current taxable year, because the determination of whether a company is a PFIC is made annually after the end of each taxable year and our PFIC status is based on facts that may change and because the application of the PFIC rules to our facts and circumstances in uncertain in many important legal and factual respects, we cannot assure you that we will not be a PFIC for the current taxable year. In addition, as described in certain of our previous annual reports on Form 20-F, because of such uncertainties, it is unclear whether we were a PFIC for certain of our previous taxable years. If we were a PFIC for any previous taxable year during which a U.S. Holder owned Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owned the Shares, even if we ceased to meet the threshold requirements for PFIC status.

        Generally, if we were a PFIC for any taxable year during which a U.S. Holder owned Shares, the amount of gain recognized upon the disposition of Shares by the U.S. Holder would be allocated ratably over the U.S. Holder's holding period for such Shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, a U.S. Holder would be required to file IRS Form 8621 with respect to us, generally with the U.S. Holder's federal income tax return for the year of the Merger. If we were a PFIC for any previous taxable year in which a U.S. Holder owned Shares, the amount of gain and the manner in which it is allocated between taxable years within the U.S. Holder's holding period may be affected by any valid election that the U.S. Holder may have made either to mark-to-market Shares, or be taxed on a deemed sale of the Shares. U.S. Holders should consult their tax advisors regarding the consequences of disposing of their Shares in the case that we were a PFIC for any taxable year, and the effect of any previous mark-to-market or deemed sale election that they may have made.

Information Reporting

        A U.S. Holder may be subject, under certain circumstances, to information reporting with respect to the amount of cash received in the Merger. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to its particular circumstances.

Medicare Tax

        A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax) will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.

PRC Income Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise if such gain is regarded as incomes derived from sources within the PRC. The term "non-resident enterprise" means an enterprise established under the laws of a jurisdiction other than the PRC and whose actual administrative organization is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but has obtained income derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under an applicable income tax treaty with China.

        As there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698") issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises ("Bulletin 24") issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers so-called PRC Taxable Properties, referring to properties of an establishment or a place of business in China, real estate properties in China and equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-public holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to a PRC withholding tax of up to 10%. Bulletin 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential Chinese tax on the direct transfer of those assets. Nevertheless, the indirect transfers falling into the scope of the safe harbor under Bulletin 7 may not be subject to PRC tax. The safe harbor includes qualified group restructurings, public market trades and exemptions under tax treaties. Circular 698 or Bulletin 7 may be determined by the tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company's shareholders who are non-PRC resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief). None of the Parent Parties intend to withhold any PRC taxes on the consideration provided to non-PRC-resident shareholders of the Company in connection with the Merger.

        You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

 MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

        The following table provides the high and low sales prices for ADSs representing the Shares of the Company on the NASDAQ under the symbol "JASO" for the periods indicated:

	Sales Price Per ADS (in US$)
	High	Low
2015
First quarter	6.25	4.44
Second quarter	5.99	3.22
Third quarter	5.18	3.90
Fourth quarter	4.60	3.87
2016
First quarter	4.70	3.76
Second quarter	6.28	3.96
Third quarter	5.80	3.92
Fourth quarter	15.89	4.07
2017
First quarter	9.17	5.26
Second quarter	6.47	5.16
Third quarter (through September 27, 2017)	6.26	4.96

        On June 5, 2017, the last trading day immediately prior to the Company's announcement on June 6, 2017 that it had received a non-binding going private proposal, the reported closing price of the ADSs on the NASDAQ was $6.39 per ADS. The merger consideration of US$7.55 per ADS, represents a premium of approximately 18.2% over that closing price. On December 8, 2017, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were US$7.45 and US$7.33, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        The Company did not declare or pay any dividends in 2015, 2016 or 2017 through the date of this proxy statement to its shareholders. The Company does not have any present plan to pay any cash dividends on its common shares in the foreseeable future. The Company currently intends to retain most, if not all, of the Company's available funds and any future earnings to operate and expand its business.

        Under the terms and conditions of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the Merger without the prior written consent of the Parent Parties.

        In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

 THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on                         , 2018, at          a.m. (Beijing time) at                         .

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as special resolutions:

        THAT the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, be authorized and approved;

        THAT each of the members of the Special Committee, the Chief Financial Officer of the Company, and the President of the Company, be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A; and

  •
  if necessary, as an ordinary resolution:

        THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each issued and outstanding Share and ADS, other than Excluded Shares (including Shares represented by ADSs), will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest, in accordance with the terms and conditions set forth in the Merger Agreement. The Rollover Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined under Section 238 of the Cayman Islands Companies Law.

        In addition to the foregoing, at or immediately prior to the Effective Time, each option (each, a "Company Option") to purchase Shares granted under the Company's 2006 stock incentive plan, dated as of August 18, 2006, and the Company's 2014 stock incentive plan, dated as of June 30, 2014, and all amendments and modifications thereto (collectively, the "Share Incentive Plan"), whether or not vested or exercisable, that is outstanding and unexercised, will be cancelled and (i) in exchange for the right of each holder of such Company Option (other than the Rollover Shareholders) to receive cash, net of any applicable withholding taxes and net of any applicable withholding taxes, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the Effective Time, net of any applicable withholding taxes, and (ii) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreement (as defined below).

The Board's Recommendation

        The Board, acting on the unanimous recommendation of the Special Committee:

  •
  determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger; and

  •
  resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 5 p.m. Cayman Islands time on the Share Record Date. If you own Shares as of 5 p.m. Cayman Islands time on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than the time appointed for the commencement of the extraordinary general meeting, being                         , 2018 at                          (Beijing time).

        If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                         , 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

        Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. We expect that, as of the Share Record Date, there will be 237,926,352 Shares entitled to be voted at the extraordinary general meeting. See "The Extraordinary General Meeting—Procedures for Voting" below for additional information.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation, by a duly authorized corporate representative), of at least two shareholders holding not less than an aggregate of one-third in nominal value of the total issued voting shares of the Company on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

        Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company passed by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be consummated.

        As of the date of this proxy statement, there are 237,926,352 Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "Summary Term Sheet—Procedures for Voting." We expect that, as of the Share Record Date, there will be 237,926,352 Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "The Extraordinary General Meeting—Procedures for Voting."

        As of the date of this proxy statement the Rollover Shareholders beneficially owns 61,036,142 Shares, including Shares represented by ADSs, which represent approximately 25.7% of the entire issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 116 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted by the Rollover Shareholders in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Shareholders' shareholding as described above and assuming its compliance with its voting undertaking under the Support Agreement to vote all its Shares in favor of the special resolutions, based on the number of Shares expected to be issued and outstanding on the Share Record Date, 97,581,427 Shares owned by the Unaffiliated Security Holders (representing approximately 55.2% of the voting power of the entire issued and outstanding Shares as of the Share Record Date owned by the Unaffiliated Security Holders) must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.

Procedures for Voting

Shares

        Only shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 5 p.m. Cayman Islands time on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date. Each registered shareholder has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

        Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than 48 hours before the time appointed for the extraordinary general meeting, being                          (Beijing time) on                         , 2018, the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our Investor Relations Department at +86-21-6095-5885.

ADS

        Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on                         , 2018 (New York City time) (who do not surrender such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on                         , 2018. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to the provisions of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they surrender their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                         , 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$5.00 or less for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for The HongKong and Shanghai Banking Corporation Limited., Hong Kong branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar of Shares, Conyers Trust Company (Cayman) Limited, to issue and mail a certificate to your attention. It is difficult to predict how long the steps described above may take. ADS holders that wish to surrender to become registered holders of Shares are advised to take action as soon as possible. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$5.00 or less for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint and the person or the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A, FOR the proposal to authorize each of the members of the Special Committee, the Chief Financial Officer of the Company, and the President of the Company, to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in "The Extraordinary General Meeting—Vote Required."

        Brokers, banks or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted "FOR" the proposals (unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines) and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

        If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holders' ADSs.

        Brokers, banks and other securities intermediaries that hold ADSs in "accounts" for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other securities intermediaries do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

  •
  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than 48 hours before the time appointed for the commencement of the extraordinary general meeting, being 48 hours before (Beijing time) on                         , 2018, which is the deadline for shareholders to lodge proxy cards.

  •
  Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on                         , 2018. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other securities intermediary to change those instructions.

Rights of Shareholders Who Wish to Dissent from the Merger

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands

Companies Law, a copy of which is attached as Annex G to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                         , 2018, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$5.00 OR LESS FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact our Investor Relations Department at +86-21-6095-5885.

Solicitation of Proxies

        We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

 THE MERGER AGREEMENT

        The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it, together with the Plan of Merger, are the legal documents governing the Merger.

        The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Holdco, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 120.

Structure and Consummation of the Merger

        The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the merger (the "Merger"). If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur no later than the tenth business day after all of the conditions to the Merger have been satisfied or waived. At the closing, Merger Sub and the Company will execute and file the Plan of Merger and other appropriate documents with the Registrar of Companies of the Cayman Islands as required by the Cayman Islands Companies Law. The Merger will become effective upon the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands.

        We currently expect that the Merger will be consummated in the first quarter of 2018, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the effective time of the Merger (the "Effective Time"), without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Merger, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law or by such memorandum and articles of association; provided, however, that, (i) all references to "JASO Acquisition Limited" in the memorandum and articles of association of the Surviving Company shall be amended to "JA Solar Holdings Co., Ltd.", (ii) references therein to the authorized share capital of Merger Sub shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and (iii) the indemnification, advancement of expenses and exculpation provisions shall comply with the provision set forth in the Merger Agreement. The sole director of Merger Sub immediately prior to the Merger shall be the initial director of the Surviving Company and the officers of the Company immediately prior to the Merger shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by the Parent Parties prior to the Merger, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

        If the Merger is consummated, at the effective time, each Share that is issued outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and cease to exist in exchange for the right to receive US$1.51 in cash without interest and each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) will then represent the right to receive US$7.55 in cash without interest as described in the Merger Agreement. Each Excluded Share (other than Dissenting Shares) will be cancelled and cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Dissenting Share will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Share as determined in accordance with Section 238 of the Cayman Islands Companies Law.

        At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

Treatment of Company Equity Awards

        At the Effective Time, the Company shall (i) terminate the Share Incentive Plan, and any relevant award agreements applicable to the Share Incentive Plan, (ii) approve resolutions to accelerate the vesting of the Company Equity Awards such that the Company Equity Awards would be vested immediately prior to the effective time of the Merger notwithstanding the vesting date in respect thereof, and (iii) cancel each Company Equity Award that is then outstanding and unexercised, whether or not vested or exercisable.

        At the Effective Time, (i) each outstanding and unexercised Company Option granted under the Share Incentive Plan shall be cancelled, and (a) each holder of the Company Options (other than the Rollover Shareholders) shall have the right to receive from the Surviving Company as soon as practicable following the Merger, but in any event no later than fifteen (15) days after the Closing Date, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the Merger, net of any applicable withholding Taxes, and (b) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreement; and (ii) each Restricted Share and each RSU granted under the Share Incentive Plan shall be cancelled, and each holder of Restricted Shares and RSUs, in exchange therefor, shall be paid or cause to be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time, but in any event no later than fifteen (15) days after the Closing Date, a cash amount (without interest) equal to the Per Share Merger Consideration, net of any applicable withholding Taxes.

Exchange Procedures

        At or prior to the Effective Time, the Parent Parties will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company to act as paying agent, an amount in cash equal to the aggregate merger consideration to which all holders of Shares (including Shares represented by ADSs but not including Excluded Shares) become entitled under the Merger Agreement.

        Promptly following the Effective Time, the Surviving Company shall cause the paying agent to mail (or in the case of the ADS Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration: (i) a letter of transmittal specifying the manner in which the delivery of the exchange fund to registered holders of Shares (other than the Excluded Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as the Parent Parties and the Company may reasonably agree; and (ii) instructions for effecting the surrender of share certificates representing the Shares (or affidavits and indemnities of loss in lieu of the share certificates), or non-certificated Shares represented by book entry and/or such other documents as may be required in exchange for the Per Share Merger Consideration.

        Prior to the Effective Time, the Parent Parties and the Company shall establish procedures with the paying agent and the ADS Depositary to ensure that (i) the paying agent will transmit to the ADS Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Merger (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement, but excluding withholding Taxes if any) due to or incurred by the ADS Depositary in connection with the cancellation of the ADSs surrendered and distribution of the Per ADS Merger Consideration to ADS holders.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to the Parent Parties and representations and warranties made by the Parent Parties to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to the Parent Parties include representations and warranties relating to, among other things:

  •
  due organization, valid existence, good standing and license or authority to carry on the Company's business;

  •
  the Company's memorandum and articles of association or equivalent organizational documents;

  •
  the Company's corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

  •
  the receipt by the Special Committee of the written opinion that the Per Share Merger Consideration, is fair to the shareholders, and the Board, acting upon the unanimous recommendation of the Special Committee, has directed that the Merger Agreement, the Plan of Merger and the Transactions be submitted to holders of Shares for approval and authorization;

  •
  the vote of the Company's shareholders required to approve the Merger Agreement;

  •
  the absence of (a) any conflict with the governing documents of the Company and any of its subsidiaries, (b) any conflict with, or violation of, any applicable law of the Company or any of its subsidiaries, or (c) except for the credit agreement, dated June 15, 2017, set forth in the Merger Agreement, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation given to others of, or result in the creation of any lien on any property or asset of the Company or any of its subsidiaries pursuant to, any contract, in each case as a result of the execution, delivery and performance of the Merger Agreement by the Company, except, with respect to clauses (b) and (c), for such that would not have a Company Material Adverse Effect (as defined below in this section of the proxy statement);

  •
  the execution and delivery of the Merger Agreement by the Company do not, and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) any filings or regulatory approvals in compliance with the rules and regulations of the NASDAQ, and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Islands Companies Law.;

  •
  the Company's capitalization, the absence of options or other rights, agreements, to which the Company or any of its subsidiaries is a party, to repurchase, redeem or otherwise acquire any share or share capital or registered capital, as the case may be, of any of them or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries or any other person, except as set forth in the Merger Agreement or the repurchase of any Company Equity Awards in accordance with the terms thereof;

  •
  compliance with applicable laws, except for any non-compliance that would not have a Company Material Adverse Effect, and the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ;

  •
  the Company's SEC filings since January 1, 2015 and the financial statements included or incorporated by reference in such SEC filings;

  •
  the compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

  •
  the Company's disclosure controls and procedures and over financial reporting;

  •
  the absence of any Company Material Adverse Effect since January 1, 2017;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  intellectual property;

  •
  labor and employment matters;

  •
  real estate;

  •
  taxes;

  •
  insurance;

  •
  related party transactions;

  •
  the absence of any legal proceedings against the Company or any of its subsidiaries, which would have a Company Material Adverse Effect;

  •
  environmental matters;

  •
  the absence of any broker's or finder's fees, other than with respect to the Company's financial advisor;

  •
  the absence of any shareholder rights agreement, poison pill or similar agreement or plan, and the Board has taken all necessary action so any takeover statute does not, and will not apply to the Agreement; or

  •
  the absence of any other representations and warranties by the Company to the Parent Parties, other than the representations and warranties made by the Company in the Merger Agreement.

        Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any event, circumstance, change or effect ("Effect") that, individually or in the aggregate with all other Effects, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Group Companies taken as a whole or (b) prevent or materially impair the Company's ability to consummate Transactions; provided that, clause (a) shall not include any Effect occurring after the date hereof to the extent resulting from:

  i.
  changes in general economic, political or financial, credit or securities market conditions;

  ii.
  the public announcement or disclosure of the Merger Agreement or the Transactions or the consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding relating to the Merger Agreement or the Transactions;

  iii.
  changes caused by a material worsening of current conditions caused by acts of terrorism, war (whether or not declared), outbreak or escalation of hostilities, acts of God or natural disasters;

  iv.
  changes in GAAP or other applicable accounting standards or the interpretation or enforcement thereof or prospective changes in Laws (or interpretations thereof) applicable;

  v.
  changes, effects or circumstances in the industries or markets in which any of the Company or its Subsidiaries operates;

  vi.
  any action taken by any of the Company or its Subsidiaries that is required by the Merger Agreement or the failure by any of the Company or its Subsidiaries to take any action that is prohibited by the Merger Agreement;

  vii.
  any action taken, or failure to take any action, by any of the Company or its Subsidiaries with the written consent or at the request of the Parent Parties, Mr. Jin, or any of their Affiliates;

  viii.
  any breach of the Merger Agreement by the Parent Parties, Mr. Jin, or any of their Affiliates;

  ix.
  any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position;

  x.
  any decline in the market price, or change in trading volume, of the capital stock of the Company; or

  xi.
  any change or prospective change in the Company's credit ratings;

provided however, that in the case of the foregoing clauses (i), (iv) and (v), the impact of such change, effect or occurrence is not disproportionately adverse to the Company or its Subsidiaries as compared to other companies in the industries in which the they operates.

        The representations and warranties made by the Parent Parties to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence, good standing and license or authority to carry on their respective business;

  •
  their memorandum and articles of association or equivalent organizational documents being in full force and effect;

  •
  their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

  •
  the absence of (a) violations of, or conflicts with, the governing documents of the Parent Parties, (b) violations of, or conflicts with, any applicable law and certain agreements of the Parent Parties, and (c) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent, Holdco or Merger Sub pursuant to, any contract or obligation, in each case as a result of the execution, delivery and performance of the Merger Agreement by Parent, Holdco or Merger Sub except, with respect to clauses (b) and (c), for such that would not have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated under the Merger Agreement;

  •
  the execution and delivery of the Merger Agreement by the Parent Parties do not, and the performance of the Merger Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NASDAQ, and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Islands Companies Law;

  •
  the absence of legal proceedings against the Parent Parties that would have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated under the Merger Agreement;

  •
  the Parent Parties' ownership of the Shares or any other securities or other economic rights of the Company;

  •
  the capitalization of the Parent Parties;

  •
  the delivery of the Debt Commitment Letter in support of Holdco's equity commitment and Equity Commitment Letter and enforceability of such financing documents;

  •
  the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder;

  •
  the absence of undisclosed agreements or arrangements involving Holdco, Parent, Merger Sub, or any of their respective affiliates, shareholders, directors, officers, employees or other affiliates of the Company or any of its subsidiaries, in each case relating to the Merger;

  •
  non-reliance by the Parent Parties on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

  •
  Solvency of the Parent Parties; and

  •
  the independent investigation of the Company and its subsidiaries by the Parent Parties.

Conduct of Business Prior to Closing

        The Company has agreed that, except as contemplated or permitted by the Merger Agreement and with the Parent Parties' prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and each of its subsidiaries will use commercially reasonable efforts to carry on the businesses of the Company and each of its subsidiaries in the ordinary course consistent with past practice in all material respects. Neither the Company nor any of its Subsidiaries will from the date of the Merger Agreement until the Effective Time, directly or indirectly, take any of the following actions, except with the prior written consent of the Parent Parties, (which consent shall be deemed given if approved by Mr. Jin in his capacity as an officer of the Company pursuant to the Company's internal approval processes, and which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly contemplated by the Merger Agreement:

  •
  amend its memorandum and articles of association or equivalent organizational documents;

  •
  split, combine or reclassify any shares in its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital, except for dividends by any of its direct or indirect wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any share capital or registered capital of the Company or any of its Subsidiaries, other than the acquisition by the Company of its securities in connection with the forfeiture of Company Options or repurchase of unvested Restricted Shares, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly owned Subsidiaries;

  •
  issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any share capital, shares or registered capital of the Company or any of its Subsidiaries, other than the issuance of any share capital or registered capital of the Company pursuant to the Share Incentive Plan, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly owned Subsidiaries, or pursuant to existing contracts or commitments;;

  •
  acquire (by Merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses with a value in excess of US$25 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

  •
  sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses with a value in excess of US$25 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

  •
  other than in connection with actions permitted by the relevant section thereof, make any material loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or in an amount not in excess of US$50 million in any single transaction or series of related transactions or between the Company or any of its Subsidiaries;

  •
  incur any indebtedness for borrowed money or guarantees thereof with an amount in excess of US$25 million in any single transaction or series of related transactions, other than (i) any indebtedness or guarantee incurred in the ordinary course of business or (ii) incurred between the Company and any of its direct or indirect wholly owned Subsidiaries or between any of such direct or indirect wholly owned Subsidiaries, or (iii) any Indebtedness incurred under existing Contracts;

  •
  change the Company's methods of accounting in any material respects, except as required by concurrent changes in GAAP or applicable Law;

  •
  settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case other than any settlement (A) in the ordinary course of business or pursuant to existing contracts or commitments, or (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$25 million; or

  •
  agree, resolve or commit to do any of the foregoing.

Go-Shop

        Until 11:59 p.m. (New York City time) on January 1, 2018 (such period, the "Go-Shop Period"), the Company shall have the right to, directly or indirectly (i) solicit, initiate, or encourage any inquiries, proposals, offers, requests, correspondence or other communications regarding, or that would reasonably be expected to relate to, an acquisition proposal; (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal; (iii) comply with any request for non-public information relating to the Company or its Subsidiaries or for access to any of the properties, books or records of any of the Company or its Subsidiaries by any person; and (iv) release any person from, waive any provision of, terminate, modify or fail to enforce any standstill or similar provision in any confidentiality agreement or other agreement with any person (any person with which, or with respect to which, the actions described in clauses (i) through (iv) are taken, a "Solicited Person"); provided, that prior to providing any material non-public information concerning any of the Company and its Subsidiaries to a Solicited Person, the Company has received from such Solicited Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Merger Agreement with the Company; provided further, that the Company shall provide to the Parent Parties any material non-public information concerning any of the Company or its Subsidiaries provided to such Solicited Person that was not previously made available to the Parent Parties, or any of their Affiliates.

        If at any time during the Go-Shop Period, the Company receives a bona fide written proposal or offer regarding any acquisition proposal (including any amendments or modifications thereof) from any Solicited Person, the Company shall, in any event within 48 hours after receiving such acquisition proposal, notify the Parent Parties of the material terms and conditions of the acquisition proposal and the identity of such Solicited Person.

        Within forty-eight (48) hours following the end of the Go-Shop Period, the Company shall notify Parent of the material terms and conditions of any written proposal or offer regarding any acquisition proposal (including any amendments or modifications thereof) received from any Solicited Person during the Go-Shop Period that the Special Committee determines, in its good faith judgment after consultation with its legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party"), and the identity of such Excluded Party. Any Excluded Party shall cease to be an Excluded Party for all purposes under the Merger Agreement immediately at such time as the acquisition proposal made by such Excluded Party is withdrawn, terminated, or expires, or the Special Committee determines, in its good faith judgment after consultation with legal counsel and financial advisors, that such acquisition proposal ceases to constitute, or no longer could reasonably be expected to result in, a Superior Proposal.¡°Superior Proposal" means a written, bona fide acquisition proposal the Board determines, in its good faith judgment acting at the direction of the Special Committee (after (x) consultation with a financial advisor and independent legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such acquisition proposal and this Agreement or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than the holders of Excluded Shares) than the Merger; provided, however, that any such acquisition proposal shall not be deemed to be a "Superior Proposal" if (A) the consummation of the transaction contemplated by such acquisition proposal is conditional upon the obtaining and/or funding of such financing or (B) the transaction contemplated by such acquisition proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

No Solicitation after Go-Shop Period

        Except as otherwise expressly provided in this section, upon and following the expiration of the Go-Shop Period, the company shall (i) immediately cease and cause to be terminated any existing activities, discussions, negotiations, correspondence and other communications with any person (other than the Parent Parties and any Excluded Party) that are ongoing as of the end of the Go-Shop Period and that relate to, or may reasonably be likely to result in, any acquisition proposal, (ii) immediately revoke or withdraw access of any person (other than the Parent Parties and any Excluded Party) to any data room containing any non-public information with respect to any of the Company and its Subsidiaries, and (iii) promptly request such person (other than the Parent Parties and any Excluded Party) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such person's consideration of an acquisition proposal to return (or if permitted by the applicable agreement, to destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of such applicable agreement.

        The Company agrees that, from the end of the Go-Shop Period and until the Effective Time, or if earlier, the termination of the Merger Agreement, neither it nor any of its Subsidiaries nor any of the directors, officers or employees of any of the Company and its Subsidiaries will, and that it will cause its and its Subsidiaries' agents, advisors and other Representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the Company and its Subsidiaries), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action with the intent to induce the making of any acquisition proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person in connection with an acquisition proposal, (iii) agree to, approve, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any acquisition proposal or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, any acquisition proposal (other than any Acceptable Confidentiality Agreement), (iv) release any person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, or (v) authorize or permit any of the officers, directors or employees of any of the Company and its Subsidiaries, any investment banker, financial advisor, attorney, accountant or other Representative retained by or acting directly or indirectly under the direction of any of the Company and its Subsidiaries, to take any action set forth in clauses (i) - (iv) of this section.

        After the Go-Shop Period, the Company shall notify the Parent Parties as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any written acquisition proposal received by the Company, specifying (x) the reasonably detailed material terms and conditions thereof (including material amendments or proposed material amendments) and (y) the identity of the party making such proposal or offer or inquiry or contact. After the Go-Shop Period, the Company shall keep the Parent Parties informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Notwithstanding anything to the contrary in the foregoing, the Company may take, and continue to take, any of the actions described in section regarding the Go-Shop period from and after the end of the Go-Shop Period with respect to any Excluded Party.

Communication and Information Provision upon acquisition proposal

        Subject to compliance with the other provision regarding Go-Shop, prior to the receipt of the requisite Company vote to the Merger, the Company may, following the receipt a written acquisition proposal received after the Go-Shop period, provided such proposal shall not have been obtained in violation of stipulations regarding Go-Shop: (i) communicate with the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions under the Merger Agreement; (ii) provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the person or group of persons who has made such acquisition proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed acceptable confidentiality agreement, a copy of which shall be promptly provided to the Parent Parties; provided that the Company shall provide written notice to the Parent Parties prior to taking any action set forth in clauses (i) or (ii) of this section and shall concurrently make available to the Parent Parties all information concerning the Company and its Subsidiaries that is provided to any person or group of persons making such acquisition proposal that is given such access to the extent not previously provided to the Parent Parties; and/or (iii) engage or participate in any discussions or negotiations with the person or group of persons who has made such acquisition proposal.

No Board Recommendation Change

        Neither the Board nor any committee thereof shall (A) change, withhold, withdraw, qualify or modify (or authorize to change, withhold, withdraw, qualify or modify), in a manner adverse to the Parent Parties, the Company recommendation, (B) take any action or make any other public statement in connection with the Shareholders' Meeting contradictory to the Company recommendation, (C) if a tender offer or exchange offer that constitutes an acquisition proposal is commenced, fail to recommend against such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement (any of such actions described in the foregoing clauses (A), (B) or (C), a "Change in the Company Recommendation") or (D) approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any acquisition proposal (an "Alternative Acquisition Agreement")..

        Notwithstanding the foregoing, if the Board shall have received a bona fide written acquisition proposal that the Board determines, in its good faith judgment constitutes a Superior Proposal, and failure to make a Change in the Company Recommendation would reasonably be expected to be inconsistent with the directors' fiduciary obligations to the Company and its shareholders under applicable Law, the Board or the Special Committee may (1) effect a Change in the Company Recommendation with respect to such Superior Proposal and/or (2) authorize the Company to terminate the Merger Agreement, but only (i) if the Company shall have complied, in all material respects, with the requirements of this section with respect to such acquisition proposal; (ii) after (A) providing at least five (5) Business Days' written notice (the "Notice Period") to the Parent Parties (a "Notice of Superior Proposal") advising the Parent Parties that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or to terminate the Merger Agreement, (B) negotiating with and causing its financial and legal advisors to negotiate with the Parent Parties and their Representatives in good faith (to the extent the Parent Parties desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement, so that such third party proposal or offer would cease to constitute a Superior Proposal, and (C) considering in good faith any modifications or adjustments regarding the Merger Agreement proposed by the Parent Parties; provided, that any material modifications to such acquisition proposal that the Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this section (provided that any additional Notice Period shall be reduced to three (3) Business Days); and (iii) following the end of such Notice Period(s) (and any renewed period thereof), the Board determines, in its good faith judgment, acting at the direction of the Special Committee (after consultation with a financial advisor and independent legal counsel), after considering the terms of any proposed modification or amendment to the Merger Agreement by the Parent Parties, that (x) the acquisition proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and (y) failure to effect a Change in the Company Recommendation and/or to terminate the Merger Agreement would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws.

        Notwithstanding anything in this section to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Board, acting at the direction of the Special Committee, may make a Change in the Company Recommendation and/or terminate the Merger Agreement if (i) the Board determines, acting at the direction of the Special Committee, in good faith (after consultation with outside counsel) that, in light of a material event, material development or material change, with respect to the business of the Company or its subsidiaries, that was not known, or the consequences or magnitude of which would not reasonably be expected to have been known, by the Company or the Board as of the date of the Merger Agreement and that is unrelated to an acquisition proposal from a third party (an "Intervening Event"), failure to make a Change in the Company Recommendation and/or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law; (ii) the Company notifies the Parent Parties in writing, at least five (5) Business Days in advance, that it intends to effect a Change in the Company Recommendation and/or termination of the Merger Agreement in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company shall negotiate in good faith with the Parent Parties during such five (5) Business Day period (to the extent that the Parent Parties desires to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Board not to effect a Change in the Company Recommendation or termination of the Merger Agreement in connection with such Intervening Event; and (iv) the Board shall have considered in good faith any changes to the Merger Agreement and shall have again determined, acting at the direction of the Special Committee, in good faith, taking into account any changes to the Merger Agreement proposed in writing by the Parent Parties in response to the aforementioned notice, that it would continue to be inconsistent with the Board's fiduciary duties under applicable Law not to effect the Change in the Company Recommendation or termination of the Merger Agreement in light of the Intervening Event. "Intervening Event" means a material event, material development or material change, with respect to the business of the Company and its subsidiaries, that was not known, or the consequences or magnitude of which would not reasonably be expected to have been known, by the Company or the Board as of the date of this Agreement (and not relating to any acquisition proposal).

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, the Parent Parties have agreed that:

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  The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the effective time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner. The Surviving Company and its Subsidiaries shall (and the Parent Parties shall cause the Surviving Company and their Subsidiaries to) honor and fulfill in all respects the obligations of the Group Companies under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of the Merger Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party (as defined below). The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to advancement, exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

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  The Surviving Company shall, and the Parent Parties shall cause the Surviving Company to, maintain in effect for six (6) years from the effective time, the current directors' and officers' liability insurance policies (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) maintained by the Company or any of its Subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an "Indemnified Party"), covered as of the effective time, on terms no less favorable than those of such policies in effect on the date thereof; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this section more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at the Parent Parties' request, the Company shall, purchase a six (6) year "tail" prepaid policy prior to the effective time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the effective time, the surviving Company shall, and the Parent Parties shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder and all other obligations of the Parent Parties or Surviving Company under this section shall terminate.

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  From and after the Effective Time, the Surviving Company shall comply with all of its obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the effective time, to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to the Parent Parties prior to the date hereof) and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any Subsidiary arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time in such Indemnified Party's capacity as a director or an officer of the Company or any of its Subsidiaries.

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  In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or Merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Company or the Parent Parties, as the case may be, shall assume the obligations set forth in this section.

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  The agreements and covenants contained in this section shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the Cayman Islands Companies Law or other applicable Law, or otherwise. The provisions of this section shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this section. The obligations of the Parent Parties and the Surviving Company shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

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  Nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this section is not prior to or in substitution for any such claims under any such policies.

Financing

        Each of the Parent Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the debt financing and equity financing in a timely manner including to (i) negotiate definitive agreements with respect to the debt financing on the terms and subject to the conditions described in the Debt Commitment Letter, (ii) maintain in full force and effect the Commitment Letter, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions in the Commitment Letter that are within their respective control, (iv) draw upon and consummate the debt financing and equity financing at or prior to the Closing, and (v) enforce their respective rights under the Commitment Letter.

        If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the definitive agreements with respect thereto, the Parent Parties will use their reasonable best efforts to arrange and obtain alternative financing, including from alternate sources, as promptly as practicable, on terms and conditions not materially less favorable, from the standpoint of the Company, than those contained in the Debt Commitment Letter.

        None of the Parent Parties shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Commitment Letter or any financing document without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the debt financing or equity financing or (ii) impose new or additional conditions to the debt financing or equity financing or otherwise expand, amend or modify the debt financing or equity financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of the Parent Parties to consummate the Merger and the other Transactions or (B) adversely impact in any material respect the ability of the Parent Parties to enforce its rights against the other parties to the Commitment Letter, or any financing document..

        Prior to the Effective Time, the Company agrees to use commercially reasonable efforts to provide, and shall cause each Subsidiary of the Company and each of their respective officers, employees and representatives to use commercially reasonable efforts to provide, to the Parent Parties (at the Parent Parties' sole cost and expense), all reasonable cooperation as may be reasonably requested by the Parent Parties or their Representatives in connection with the debt financing and any debt alternative financing.

Agreement to Further Action and Use Reasonable Best Efforts

        The Parent Parties shall:

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  make all filings with MOFCOM relating to the Merger Agreement and the transactions contemplated hereby as required by the PRC Anti-Monopoly Law; and

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  prepare and file all filings required to obtain the Regulatory Approvals. "Regulatory Approval" means all necessary actions or non-actions, waivers or Consents by, of, to or in respect of, National Development and Reform Commission of the PRC, Ministry of Commerce of the PRC and/or the State Administration of Foreign Exchange of the PRC or their respective local counterparts or its designated banks to the extent required with respect to the overseas investment by the Parent Parties or their respective affiliates in connection with the consummation of the transactions contemplated by the Merger Agreement and the other transactions contemplated by the Equity Commitment Letter, the Limited Guarantee and the Support Agreement.

        The Parent Parties and the Company shall:

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  notify the other party(ies) promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with any regulatory filings;

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  permit the other parties to review in advance, and consult with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority; and

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  give the other party(ies) the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry.

        The parties to the Merger Agreement will use their reasonable best efforts to:

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  employing such resources as are necessary to obtain the PRC Antitrust Clearance and the Regulatory Approvals; and

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  taking any and all steps necessary to avoid or eliminate each and every impediment under the PRC Anti-Monopoly Law and any other applicable Law, that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, following the Closing, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses.

Shareholders' Meeting

        Subject to provisions regarding Go-Shop thereof, the Company shall take, at the earliest reasonably practicable date after the SEC confirms that it has no further comments on the Schedule 13E-3, all actions reasonably necessary to (i) establish a record date (as soon as reasonable following such confirmation by the SEC) for determining shareholders of the Company entitled to vote at the shareholders' meeting, (ii) mail or cause to be mailed (as soon as reasonably possible after such confirmation by the SEC) the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the record date established for the shareholders' meeting, which meeting the Company shall duly convene and cause to occur on or around the forty-fifth (45th) calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the "Shareholders' Meeting"), for the purpose of approving the Merger Agreement and the Plan of Merger (including the Merger), and (iii) instruct or otherwise cause the ADS Depositary to (A) fix the record date established by the Company for the Shareholders' Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to Shares represented by ADSs (the "Record ADS Holders"), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Unless otherwise agreed in writing by the Parent Parties, approval of the Merger Agreement and the Plan of Merger (including the Merger and all ancillary matters incidental thereto) shall be the only matters (other than procedural matters) that may be proposed and voted upon by the shareholders of the Company at the Shareholders' Meeting..

        Unless there has been a Change in the Company Recommendation, (i) the Board shall recommend to holders of the Shares that they approve and adopt the Merger Agreement and the Plan of Merger and approve the Merger, and shall include such recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger Agreement and the Merger and shall take all other action necessary or advisable to secure the Requisite Company Vote in accordance with applicable Law and the Company's memorandum and articles of association.

        At the Shareholders' Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Plan of Merger or the Transactions is sought, the Parent Parties shall vote, and shall cause their respective Affiliates to vote, or cause to be voted, all Shares held directly or indirectly by them and their respective Affiliates as of the date hereof, including the Rollover Shares pursuant to the terms of the Support Agreement, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.

Conditions to the Merger

        The obligations of each party to the Merger Agreement to effect the Merger and the other transactions contemplated thereby are subject to the satisfaction or waiver of the following conditions:

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  the shareholders of the Company shall have approved the Merger Agreement and the transactions contemplated thereby;

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  no law, whether or not in connection with any Regulatory Approval or PRC Antitrust Clearnace, shall have been enacted, entered, promulgated or enforced and no order shall have been issued by any governmental entity which is in effect of prohibiting the consummation of the Merger; and

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  the PRC Antitrust Clearance shall have been obtained and be in full force and effect. "PRC Antitrust Clearance" means, to the extent antitrust filing with the Ministry of Commerce of the PRC ("MOFCOM") with respect to the Merger is considered necessary or desirable by MOFCOM pursuant to a meeting held or to be held between the representative(s) of the Parent Parties and the responsible MOFCOM official(s), the certified true copies of the notice(s) or other written document(s) issued by MOFCOM evidencing that MOFCOM has approved or would not object to the Merger (or, to the extent that no antitrust filing is deemed necessary or desirable by MOFCOM at said meeting, a certificate issued by the Parent Parties satisfactory to the Company summarizing said meeting and certifying that the anti-trust filing with MOFCOM with respect to the Merger is not considered necessary or desired by MOFCOM).

        The obligations of the Parent Parties to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

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  other than representations and warranties of the Company regarding capitalization of the Company, authorization of the Company, anti-takeover provisions and brokers, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties regarding capitalization of the Company, authorization of the Company, anti-takeover provisions and brokers shall be true and correct in all respects (except, for de minimis inaccuracies) as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

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  the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the Closing Date;

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  No Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing (and, for this purpose, "continuing" shall mean that the relevant Company Material Adverse Effect has not been remedied or waived);

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  The holders of no more than ten percent (10%) of the Shares shall have validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law; and

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  the Company shall have delivered to the Parent Parties a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in the Agreement therein.

        The obligation of the Company to effect the Merger and the other transactions contemplated thereby are also subject to the satisfaction or waiver of the following conditions:

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  The representations and warranties of the Parent Parties contained in the Merger Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions;

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  The Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

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  The Parent Parties shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of each of the Parent Parties, certifying as to the satisfaction of the conditions to the obligations of the Company.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to Effective Time (if by the Company, acting only upon the recommendation of the Special Committee):

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  by mutual written consent of the Parent Parties and the Company; or

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  by either the Parent Parties or the Company:

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  the Merger shall not have been consummated on or before the date falling twelve (12) months from the date of the Merger Agreement (the "Termination Date"), provided that the right to terminate the Merger Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been a cause of, or resulted in, the failure to consummate the Merger by such date;

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  other than any order described in sub-clause (ii) below, any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any order, which order shall have become final and non-appealable, and (ii) any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any order in connection with any Regulatory Approval or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing, which Order shall have become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this section shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been a cause of, or resulted in, such order;

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  the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any adjournment thereof; provided that the right to terminate the Merger Agreement pursuant to this section shall not be available to any party who has breached in any material respect any of its obligations regarding the Company Shareholders' Meeting and Go-Shop; or

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  at the time when the Requisite Company Vote is obtained, the holders of more than 10% of the Shares have validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law, and, within 10 Business Days after the date on which the Requisite Company Vote was obtained, the Parent Parties have not granted an irrevocable waiver of the condition.

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  by the Company:

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  the Board authorizes (at the direction of the Special Committee) the Company, subject to complying with the terms of the Merger Agreement, to enter into an Alternative Acquisition Agreement concerning a Superior Proposal; provided that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable; and provided, further, that the Company shall have complied with the procedure regarding the change in recommendations, in all material respects;

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  a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Parent Parties set forth in the Merger Agreement shall have occurred, which breach or failure would give rise to the failure of a condition to the obligations of each party or of the Company and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date or, if capable of being satisfied, shall not have been satisfied by the earlier of the Termination Date and thirty (30) days following receipt by the Parent Parties of written notice of such breach or failure of condition from the Company stating the Company's intention to terminate the Merger Agreement pursuant to this section and the basis for such termination; provided, however, that the Company shall not have the right to terminate the Merger Agreement pursuant to this section if the Company is then in material breach of any representations, warranties, covenants or agreements hereunder;

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  (x) all of the conditions of each party or of the Parent Parties have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to the Parent Parties that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions to the obligations of the Company and that the Company is ready, willing and able to consummate the Closing, and (z) the Parent Parties fail to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to provisions regarding Closing; or

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  pursuant to section regarding changes to the recommendation and/or termination of the Merger Agreement in light of an Intervening Event, provided that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable.

  •
  by the Parent Parties:

  •
  a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement shall have occurred, which breach or failure would give rise to the failure of a condition to the obligations of each party and of the Parent Parties and, as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, shall not have been satisfied by the earlier of the Termination Date and thirty (30) days following receipt by the Company of written notice of such breach or failure of condition from the Parent Parties stating the Parent Parties' intention to terminate the Merger Agreement pursuant to this section and the basis for such termination; provided, however, that the Parent Parties shall not have the right to terminate the Merger Agreement pursuant to this section if any of the Parent Parties is then in material breach of any representations, warranties, covenants or agreements hereunder; or

    •
    if (i) there has been a Change in the Company Recommendation or the Board shall have resolved to make a change in the Company recommendation, (ii) the Board has approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into an agreement or other contract with respect to an alternative transaction involving more than twenty percent of equity interests or assets of the Company, (iii) the Company has failed to include in the proxy statement relating to the approval of the Merger agreement by the shareholders of the Company the recommendation, authorization and approval of the Merger Agreement and the transactions contemplated thereby, or (iii) the Company has materially breached its obligations under the go-shop provisions of the Merger Agreement (each, a "Company Triggering Event").

Termination Fees

        The Company is required to pay the Parent Parties a termination fee of approximately US$9 million, or US$4.5 million, in certain cases (the "Company Termination Fee") if the Merger Agreement is validly terminated in accordance with the termination provisions:

  •
  By the Parent Parties if there is a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement shall have occurred, or a Company Triggering Event shall have occurred;

  •
  by the Company pursuant because the Board authorizes to enter into an Alternative Acquisition Agreement concerning a Superior Proposal or prior to the time the Requisite Company Vote is obtained, a change in recommendation and/or termination of the Merger Agreement in relation to an Intervening Event; or

  •
  by the Company or the Parent Parties because the Merger shall not have been consummated on or before the Termination Date or the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any adjournment thereof, if at or prior to the time of such termination, an acquisition proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and, within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement in connection with any acquisition proposal (provided that for purposes of this section, all references to "20%" in the definition of "acquisition proposal" shall be deemed to be references to "50%").

provided that, in the event that the Merger Agreement is terminated (x) by the Parent Parties because of a Company Triggering Event or (y) by the Company because of entering into an alternative acquisition agreement, in each case in connection with an acquisition proposal received by the Company during the Go-Shop Period, then "Company Termination Fee" shall mean a fee in an amount equal to US$4.5 million.

        The Parent Parties are required to pay the Company a termination fee of approximately US$18 million or US$9 million, in certain cases (the "Parent Termination Fee") if the Merger Agreement is validly terminated in accordance with the following termination provisions:

  •
  by the Company because of a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Parent Parties set forth in the Merger Agreement or (x) all of the conditions of each party or of the Parent Parties have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to the Parent Parties that all of the conditions to the obligations of the Company have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions to the obligations of the Company and that the Company is ready, willing and able to consummate the Closing, and (z) the Parent Parties fail to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to provisions regarding Closing; or

  •
  by either the Company or the Parent Parties because the Merger shall not have been consummated on or before the Termination Date, and at the time of such termination, all of the conditions to the obligations of each party and the Parent Parties have been satisfied or waived, except for (A) the condition regarding no Governmental Authority having enacted, issued, promulgated, enforced or entered any law or order in connection with any Regulatory Approval or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing, and/or (B) the condition that the PRC Antitrust Clearance having been obtained and being in full force and effect, and those conditions that by their nature are only capable of being satisfied at the Closing); or

  •
  by either the Company or the Parent Parties because any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any law or order in connection with any Regulatory Approval or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing, which law or order shall have become final and non-appealable.

Remedies and Limitations on Liability

        The parties hereto agree that irreparable damage would occur in the event any provision of the Merger Agreement was not performed by the parties in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof (including the other party's obligation to consummate the Merger, subject in each case to the terms and conditions of the Merger Agreement), including an injunction or injunctions to prevent breaches of the Merger Agreement (in the case of the Company, acting upon the direction of the Special Committee), in addition to any other remedy at law or equity. The parties hereto hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

        Until such time as the Company pays the Company Termination Fee, the remedies available to each of the Parent Parties pursuant to this section shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Parent Parties from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee.

        The remedies available to the Company pursuant to this section shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Parent Termination Fee.

        The maximum aggregate liabilities of Parent Parties, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the maximum Parent Termination Fee of US$18 million and the maximum Company Termination Fee of US$9 million, respectively, and reimbursement of certain expenses in the event that the Company or the Parent Parties fail to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. If (a) the Company pays, and the Parent Parties receives, the Company Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Parent, Holdco, Merger Sub and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) the Parent

Parties pays, and the Company receives, the Parent Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Holdco, Merger Sub and their respective affiliates (and other related persons) under the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee.

Amendment

        The Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee) at any time prior to the effective time; provided, however, that, after the approval of the Merger Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Governing Law and Dispute Resolution

        The Merger Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to the Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares, the rights provided for in Section 238 of the Cayman Islands Companies Law with respect to any Dissenting Shares, the fiduciary or other duties of the Board (and the Special Committee) and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

        Subject to the last sentence of this section, any action arising out of or relating to the Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the Merger Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the "HKIAC") in accordance with the arbitration rules of the HKIAC in force at the date of commencement of the arbitration (the "HKIAC Rules"). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

 PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

 DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment equal to the fair value of their Shares ("dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex G to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex G, particularly the procedural steps required to perfect your dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights.

Requirements for Exercising Dissenters' Rights

        A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The valid exercise of your dissenters' rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters' rights, the following procedures must be followed:

  •
  You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger being taken at the extraordinary general meeting. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

  •
  Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection.

  •
  Within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

  •
  Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

  •
  If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

  •
  If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters' rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value; and (c) the Grand Court may determine the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or by a person duly authorized by the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder. The agent must, however, identify the registered owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the registered owner. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters' rights attached to such Shares.

        If you do not satisfy each of these requirements and otherwise comply strictly with the procedures under the Cayman Islands Companies Law, you will not be entitled to exercise dissenters' rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the requirement referred to above. You must send all notices to the Company to Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, People's Republic of China, Attention: Investor Relations Department.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$1.51 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. In

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

 FINANCIAL INFORMATION

Selected Historical Financial Information

        The following sets forth certain selected historical consolidated financial information of the Company. The financial data for the years ended December 31, 2015 and 2016 has been derived from the audited financial statements filed as part of the Company's Annual Report on Form 20-F for the year ended December 31, 2016. The financial data for the nine months ended September 30, 2016 and 2017 has been derived from the unaudited financial statements included as part of the Company's current report on Form 6-K dated November 15, 2017. As a result, the financial data for the nine months ended September 30, 2016 and 2017, respectively, is not presented herein on the same basis as those for the years ended December 31, 2015 and 2016. The information set forth below is not necessarily indicative of future results and should be read in conjunction with (a) "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's annual report on Form 20-F for the year ended December 31, 2016, and (b) the unaudited consolidated financial statements, related notes and other financial information for the nine months ended September 30, 2016 and 2017 included in the Company's current report on Form 6-K dated November 15, 2017, which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such reports.

	For the years ended December 31,			Nine months ended September 30,
Selected Consolidated Statements of Operations	2015	2016		2016	2017
	(Audited)			(Unaudited)
	(in thousands, except for ADS data)
	RMB	RMB	US$(1)	RMB	RMB	US$(1)
Revenues	13,525,407	15,736,876	2,266,582	11,746,233	13,987,335	2,102,315
Cost of sales	(11,232,818)	(13,443,335)	(1,936,243)	(9,968,121)	(12,269,579)	(1,844,134)
Gross profit	2,292,589	2,293,541	330,339	1,778,112	1,717,756	258,181
Selling, general and administrative expenses	(1,246,449)	(1,058,319)	(152,430)	(1,114,964)	(1,095,709)	(164,687)
Research and development expenses	(148,548)	(175,450)	(25,270)	(130,513)	(117,091)	(17,599)
Total operating expenses	(1,427,571))	(1,390,383)	(200,257)	(1,245,477)	(1,212,800)	(182,286)
Income from operations	865,018	903,158	130,082	532,635	504,956	75,895
Interest expenses	(249,382)	(284,334)	(40,953)	(211,455)	(246,174)	(37,000)
Change in fair value of warrant derivatives	44,033	48,845	7,035	70,882	—	—
Other income, net	48,492	65,750	9,470	57,610	575	86
Income before income taxes	771,802	842,911	121,404	449,672	259,357	38,981
Income tax expenses	(157,332)	(123,301)	(17,759)	(83,487)	(74,733)	(11,233)
Net income	614,470	719,610	103,645	366,185	184,624	27,748
Less: (earnings)/loss attributable to the non-controlling interest	9,243	(35,911)	(5,172)	990	—	—
Net income attributable to JA Solar Holdings Co., Ltd.	623,713	683,699	98,473	365,195	184,624	27,748
Net income per ADS
Basic	10.59	14.59	2.10	6.60	3.95	0.59
Diluted	10.58	14.58	2.10	6.60	3.95	0.59
Weighted average number of ADS outstanding
Basic	48,701,364	46,858,168	46,858,168	46,858,168	46,864,293	46,864,293
Diluted	48,748,984	46,880,490	46,858,168	46,886,928	46,867,919	46,867,919

	As of December 31,		As of September 30,
Selected Consolidated Balance Sheet Data	2015	2016	2017
	(Audited)		(Unaudited)
	(in thousands)
	RMB	RMB	RMB	US$(1)
Cash and cash equivalents	2,883,294	2,569,402	2,056,706	309,126
Total current assets	10,024,507	10,265,156	10,620,098	1,596,214
Total assets	16,305,903	19,031,256	20,830,872	3,130,909
Total current liabilities	7,174,813	8,650,840	10,328,892	1,552,447
Total liabilities	10,388,755	12,569,926	14,180,930	2,131,414
Total shareholders' equity attributable to JA Solar Holdings Co., Ltd.	5,819,695	6,461,130	6,649,742	999,465
Non-controlling interest	97,453	200	200	30
Total shareholders' equity	5,917,148	6,461,330	6,649,942	999,495
Total liabilities and shareholders' equity	16,305,903	19,031,256	20,830,872	3,130,909

(1)
All translations from RMB to U.S. dollars for the year ended December 31, 2016 were made at a rate of RMB6.9430 to US$1.00 based on the noon buying rate in the city of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York Mellon as of December 31, 2016. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.
  For the nine months ended September 30, 2017, the conversion of Renminbi (RMB) into U.S. dollars is based on the noon buying rate in the city of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York Mellon as of September 30, 2017, which was RMB6.6533 to US$1.00. The Company makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

Net Book Value per Share of Our Shares

        The net book value per Share as of December 31, 2016 was US$3.9 based on the number of issued and outstanding Shares on 237,853,602.

 TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

        We have not purchased any Shares or ADSs at any time within the past two years.

Purchases by the Buyer Group

        None of the members of the Buyer Group or any of their respective affiliates have purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

        In February 2007, the Company completed its initial public offering of 15,000,000 ADSs. The Company did not make any underwritten public offering of the Company's securities during the past three years.

Transactions in Prior 60 Days

        Other than the Merger agreement and agreements entered into in connection therewith including the Support Agreement, the Limited Guarantee and the Equity Commitment Letter, and as disclosed above, there have been no transactions in the Company's Shares or ADSs during the past 60 days by us, any of our officers or directors, the Buyer Group or any other person with respect to which disclosure is provided in Annex H or any associate or majority-owned subsidiary of the foregoing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

	Shares Beneficially Owned
Name of Directors and Executive Officers	Number	%
Baofang Jin	39,452,976	16.6
Bingyan Ren	—	—
Erying Jia	—	—
Jian Xie	—	—
Hope Ni	60,000	*
Jiqing Huang	—	—
Yuwen Zhao	—	—
Shaohua Jia	25,150	*
Herman Zhao	—	—
Yuhong Fan	20,565	*
Wei Shan	—	—
All directors and executive officers as a group	38,982,516	*

*
Aggregate beneficial ownership by such director or officer is less than 1% of an total outstanding shares.

 FUTURE SHAREHOLDER PROPOSALS

        If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders' meeting.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company's shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

  •
  the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

  •
  the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  loss of our senior management;

  •
  the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

  •
  our failure to comply with regulations and changes in regulations;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016. See "Where You Can Find More Information" beginning on page 120 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, Mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://www.jasolar.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F filed with the SEC on May 2, 2017 is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since May 2, 2017, if any, are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED                     , 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

ANNEX A: AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

among

JASO HOLDINGS LIMITED,

JASO PARENT LIMITED,

JASO ACQUISITION LIMITED

and

JA SOLAR HOLDINGS CO., LTD.

Dated as of November 16, 2017

        AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2017 (this "Agreement"), among JASO Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 302594 ("Holdco"), JASO Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and a wholly directly-owned subsidiary of Holdco, with registration number 302596 ("Parent"), JASO Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 302573 and a wholly directly-owned subsidiary of Parent ("Merger Sub" and, together with Holdco and Parent, each a "Parent Party" and collectively the "Parent Parties"), and JA Solar Holdings Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 170535 (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the "CICL"), the parties hereto will enter into a Cayman Islands statutory merger pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly directly-owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee (as defined below) has (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the "Transactions"), and (iii) resolved to recommend the approval and authorization of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders' Meeting (as defined below);

        WHEREAS, (i) the sole director of each of the Parent Parties has approved the execution, delivery and performance by such Parent Party of this Agreement, the Plan of Merger (where it is a party) and the consummation of the Transactions and declared it advisable for such Parent Party to enter into this Agreement and the Plan of Merger (where it is a party), (ii) Holdco, as the sole shareholder of Parent has approved the execution, delivery and performance by Parent of this Agreement, the Plan of Merger and consummation of the Transactions, and (iii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions;

        WHEREAS, as an inducement to each Parent Party's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Jinglong Group Co., Ltd. ("Jinglong"), Chin Tien HUANG, Chi Fung WONG and Pak Wai WONG, (with Jinglong, collectively, the "Rollover Shareholders" and each, a "Rollover Shareholder") have executed and delivered to Holdco, a support agreement, dated as of the date hereof (the "Support Agreement"), providing that, among other things, the Rollover Shareholders will (i) vote their Shares (the "Rollover Shares") in favor of the approval of this Agreement, the Plan of Merger and the Transactions and (ii) agree to receive no consideration for the cancellation of the Rollover Shares in accordance with this Agreement;

        WHEREAS, as a condition to and inducement of the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Holdco has delivered to the Company limited guarantees by Jinglong (as a guarantor), dated as of the date hereof, in favor of the Company to guarantee the discharge of certain payment obligations of the Parent Parties under this Agreement (the "Guarantee"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco has delivered to the Company an equity commitment letter by Jinglong and Topco to Holdco, dated as of the date hereof, pursuant to which Jinglong has committed, subject to the terms and conditions set forth therein, to invest in Holdco the cash amount set forth therein (the "Equity Commitment Letter").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.01    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, Merger Sub shall cease its separate corporate existence and be struck-off the Register of Companies maintained by the Register of Companies of the Cayman Islands, and the Company shall continue as the surviving company of the Merger (the "Surviving Corporation") under the laws of the Cayman Islands as a wholly directly-owned subsidiary of Parent.

        Section 1.02    Closing; Closing Date.    Unless otherwise mutually agreed in writing between the Company and the Parent Parties, the closing for the Merger (the "Closing") shall take place at 10:00 a.m. (Beijing time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, 1 Jianguomenwai Avenue, Beijing, China, as soon as practicable after, and in any event no later than ten (10) Business Days immediately following, the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the "Closing Date").

        Section 1.03    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to register the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date as specified in the Plan of Merger, in accordance with the CICL (the "Effective Time").

        Section 1.04    Memorandum and Articles of Association of Surviving Corporation.    At the Effective Time, without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by law or by such memorandum and articles of association; provided, however, that, (i) all references to "JASO Acquisition Limited" in the memorandum and articles of association of the Surviving Corporation shall be amended to "JA Solar Holdings Co., Ltd.", (ii) references therein to the authorized share capital of the Merger Sub shall be amended as necessary to correctly describe the authorized share capital of the Surviving Corporation as approved in the Plan of Merger, and (iii) the indemnification, advancement of expenses and exculpation provisions shall comply with Section 6.05.

        Section 1.05    Directors and Officers.    The parties hereto shall take all actions necessary so that from and after the Effective Time, (a) the sole director of Merger Sub immediately prior to the Effective Time shall be the initial director of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by the Parent Parties prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

        Section 2.01    Effect of Merger on Issued Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Company or the holders of any securities of the Company:

          (a)   each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares, and Shares represented by ADSs (as defined below)) shall be cancelled and cease to exist, in exchange for the right to receive US$1.51 in cash per Share without interest (the "Per Share Merger Consideration") payable in the manner set forth in Section 2.04;

          (b)   each American Depositary Share, representing five (5) Shares (an "ADS" or collectively, the "ADSs"), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive US$7.55 in cash per ADS without interest (the "Per ADS Merger Consideration"), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (as defined below). All Shares represented by such ADSs shall be cancelled and cease to exist, in exchange for the right of the Depositary, as the registered holder thereof, to receive the Per Share Merger Consideration, which the Depositary will distribute to the holders of ADSs as the Per ADS Merger Consideration pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement. In the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

          (c)   each of the Excluded Shares and ADSs representing the Excluded Shares, including, for the avoidance of doubt, each Rollover Share, shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

          (d)   each of the Dissenting Shares shall be cancelled in accordance with Section 2.03; and

          (e)   each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid ordinary share, par value US$1.00 per share, of the Surviving Corporation and shall constitute the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

        Section 2.02    Share Incentive Plan; Outstanding Company Equity Awards.

          (a)   At or immediately prior to the Effective Time, the Company shall (i) terminate the Share Incentive Plan, and any relevant award agreements applicable to the Share Incentive Plan, (ii) approve resolutions to accelerate the vesting of the Company Equity Awards such that the Company Equity Awards would be vested immediately prior to the Effective Time notwithstanding the vesting date in respect thereof, and (iii) cancel each Company Equity Award that is then outstanding and unexercised, whether or not vested or exercisable.

          (b)   At or immediately prior to the Effective Time, each outstanding and unexercised Company Option granted under the Share Incentive Plan shall be cancelled, and (i) each holder of the Company Options (other than the Rollover Shareholders) shall have the right to receive from the Surviving Corporation as soon as practicable following the Effective Time, but in any event no later than fifteen (15) days after the Closing Date, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Option by (y) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Option in full immediately prior to the Effective Time, net of any applicable withholding Taxes. For the avoidance of doubt, if the exercise price of any Company Option is equal to or greater than the Per Share Merger Consideration, the holder of such Company Option shall not be entitled to receive any payment with respect to such Company Option, and (ii) all Company Options held by the Rollover Shareholders, if any, shall be treated as set forth in the Support Agreement.

          (c)   At or immediately prior to the Effective Time, each Restricted Share and each RSU granted under the Share Incentive Plan shall be cancelled, and each holder of Restricted Shares and RSUs, in exchange therefor, shall be paid or cause to be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the Effective Time, but in any event no later than fifteen (15) days after the Closing Date, a cash amount (without interest) equal to the Per Share Merger Consideration, net of any applicable withholding Taxes.

          (d)   At or prior to the Effective Time, the Company, the Company Board and/or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary, including, if necessary, obtaining the consent of the individual holders of Company Equity Awards, to effectuate the provisions of this Section 2.02. As promptly as reasonably practicable following the date hereof, the Company shall deliver written notice to each holder of Company Equity Awards, informing such holder of the treatment of such Company Equity Awards contemplated by this Agreement.

          (e)   At the Effective Time the Parent Parties shall cause the Surviving Corporation to pay, to each holder of Company Equity Awards, the amounts required by Section 2.02(b) and Section 2.02(c) as soon as practicable after the Effective Time, but in any event no later than fifteen (15) days after the Closing Date.

        Section 2.03    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares outstanding immediately prior to the Effective Time and held by holders who have validly given a written objection with respect to the Merger pursuant to Section 238(2) of the CICL and not withdrawn or lost their dissenter's rights pursuant to the CICL (whether due to failure to comply with any procedural requirements of Section 238 of the CICL or otherwise) (the "Dissenting Shareholders", and such Shares, the "Dissenting Shares") shall be cancelled at the Effective Time and shall have no right to receive the Per Share Merger Consideration, and the Dissenting Shareholders shall instead upon serving a valid notice of dissent under Section 238(5) of the CICL be entitled to receive only the payment resulting from the procedure in Section 238 of the CICL with respect to their Dissenting Shares; provided, however, that all Dissenting Shareholders who do not serve a notice of dissent under Section 238(5) of the CICL shall be entitled to receive the Per Share Merger Consideration without interest thereon in the manner provided in Section 2.04.

          (b)   The Company shall give Holdco (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal received by the Company, withdrawals of such notices or demands, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders' rights to dissent from the Merger and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the CICL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Holdco, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

        Section 2.04    Surrender and Payment, etc.

          (a)   Paying Agent.    Prior to the Effective Time, the Parent Parties shall designate a bank or trust company which shall be reasonably acceptable to the Special Committee (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the "Paying Agent") for purposes of paying the holders of Shares and the ADSs other than the holders of Excluded Shares, including Excluded Shares represented by ADSs, and Dissenting Shareholders. At or prior to the Effective Time, the Parent Parties shall deposit, or shall cause to be deposited with the Paying Agent, for the benefit of the holders of the Shares and the ADSs other than the holders of Excluded Shares, including Excluded Shares represented by ADSs, and Dissenting Shareholders, a cash amount in immediately available funds, which, together with the Deposited Available Cash, sufficient for the Paying Agent to make payments under Sections 2.01 and this Section 2.04 (such aggregate cash amount being hereinafter referred to as the "Exchange Fund"). The aggregate Per Share Merger Consideration payable to the Dissenting Shareholders who do not serve a notice of dissent under Section 238(5) of the CICL shall be added to the Exchange Fund at the relevant time. For the avoidance of doubt, if any shareholder who has taken any step to exercise its dissenter's rights pursuant to Section 238 of the CICL (e.g., the giving of a written objection pursuant to Section 238(2) of the CICL) subsequently withdraws or loses its dissenter's rights pursuant to the CICL (whether due to its failure to comply with any procedural requirements of Section 238 of the CICL or otherwise) with respect to any Dissenting Shares, (i) such Shares shall not be subject to Section 2.03 and (ii) the Parent Parties or the Surviving Corporation shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount equal to the product of (x) the number of Shares for which such shareholder has lost its dissenter's rights pursuant to the CICL and (y) the Per Share Merger Consideration.

          (b)   Exchange Procedures.    Promptly after the Effective Time (and in any event within five (5) Business Days), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal in customary form for a Cayman Islands exempted company specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as the Parent Parties and the Company (upon the direction of the Special Committee) may reasonably agree; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)), or non-certificated Shares represented by book entry (the "Uncertificated Shares") and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her, or its appraisal rights under the CICL, the Parent Parties shall at the relevant time cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions. Upon surrender of, if applicable, any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check in the amount equal to (x) the number of Shares (other than Excluded Shares) represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, the Parent Parties and the Company (upon the direction of the Special Committee) shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement, but excluding withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable.

          (c)   Lost Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, and upon such term as may be reasonably required by the Surviving Corporation or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in exchange for an affidavit of loss in respect of such lost, stolen or destroyed Share Certificate, an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than the Excluded Shares or the Dissenting Shares whose holders have served a valid notice of dissent under Section 238(5) of the CICL) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01.

          (d)   Untraceable Shareholders.    Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders' Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

          (e)   Adjustments to Merger Consideration.    The Per Share Merger Consideration, the Per ADS Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares or the vesting of any restricted shares granted under the Company's share option, incentive or compensation plans or arrangements.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest the Exchange Fund as directed by the Parent Parties or, after the Effective Time, the Surviving Corporation, provided that the Parent Parties or the Surviving Corporation, as applicable, shall not direct the Paying Agent to make any such investment that is speculative in nature and no such investment or loss shall affect the aggregate amounts payable under Article II. Any interest and other income resulting from such investments shall be returned to the Surviving Corporation or the Parent Parties (as directed by the Parent Parties). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Sections 2.01 and 2.03 (other than any payment resulting from the procedure in Section 238 of the CICL),the Parent Parties shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Sections 2.01 and 2.03 (other than any payment resulting from the procedure in Section 238 of the CICL).

          (g)   Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall automatically and promptly be delivered to the Surviving Corporation. Any holders of Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the cash amount to which such holder is entitled pursuant to this Article II without interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares or ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

          (h)   No Liability.    None of the Paying Agent, the Rollover Shareholders, the Parent Parties, the Surviving Corporation or any other person shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (i)    Withholding Rights.    Notwithstanding any provision contained herein to the contrary, each of the Parent Parties, the Surviving Corporation, the Paying Agent and the Depositary (and any other Person that has a payment obligation pursuant to this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Law. To the extent that amounts are so withheld by the Parent Parties, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Equity Awards in respect of which such deduction and withholding was made by the Parent Parties, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be.

        Section 2.05    No Transfers.    The Per Share Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon the surrender for exchange of Share Certificates or for Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, the Parent Parties or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Excluded Shares and Dissenting Shares whose holders have served a valid notice of dissent under Section 238(5) of the CICL) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article II.

        Section 2.06    Termination of Deposit Agreement.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Bank of New York Mellon (the "Depositary") to terminate the deposit agreement, dated February 6, 2007, between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the "Deposit Agreement") in accordance with its terms.

        Section 2.07    No Further Dividends.    No dividends or other distributions with respect to the share capital of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed in the Company SEC Reports (as defined below) prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections to the extent they are predictive, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein) or (b) for information that would cause one or more of the representations and warranties contained in this Article III to be untrue or incorrect, which information of which any Parent Party or any of its Affiliates or Representatives have knowledge prior to the date hereof, as an inducement to the Parent Parties to enter into this Agreement, the Company hereby represents and warrants to the Parent Parties that:

        Section 3.01    Organization and Qualification.

          (a)   Each Group Company, including any Subsidiary of the Company that is formed, incorporated or acquired after the date of this Agreement, is a legal entity duly organized or incorporated (as applicable), validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (as applicable) and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority or governmental approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed, or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as disclosed in the SEC Reports, there are no other corporations, companies, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, in each case that would constitute a significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act).

        Section 3.02    Memorandum and Articles of Association.    No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        Section 3.03    Capitalization.

          (a)   The authorized share capital of the Company consists of US$ 50,000 divided into 500,000,000 Shares of a par value of US$0.0001 each. As of the date of the close of business on November 15, 2017, (i) 237,926,352 Shares are issued and outstanding, all of which have been duly authorized, are validly issued and fully paid, (ii) 3,562,760 Shares are held in the treasury of the Company, (iii) no Restricted Shares are issued and outstanding, (iv) 651,110 RSUs are issued and outstanding, (v) 4,304,000 Company Options are issued outstanding, and (vi) 1,168,310 Shares represented by ADSs are reserved for future issuance pursuant to outstanding Company Equity Awards granted pursuant to the Share Incentive Plan. Except as set forth in this Section 3.03, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company (other than the repurchase of any Company Equity Awards in accordance with Section 2.02 or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly owned Subsidiaries). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

          (b)   Each grant of Company Equity Award was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the financial statements of the Company contained in the Company SEC Reports in accordance with GAAP consistently applied.

          (c)   There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share or share capital or registered capital, as the case may be, of any Group Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries or any other person, except as set forth in this Agreement or the repurchase of any Company Equity Awards in accordance with the terms thereof.

          (d)   The outstanding shares or share capital or registered capital, as the case may be, of each of the Company's Subsidiaries is duly authorized, validly issued and fully paid, and the portion of the outstanding shares or share capital or registered capital, as the case may be, of each of the Company's Subsidiaries and each such other entity is owned by the relevant Group Company free and clear of all Liens, except Permitted Encumbrances.

        Section 3.04    Authority Relative to This Agreement; Fairness.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders' Meeting (the "Requisite Company Vote"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

          (b)   The Special Committee comprises two (2) members of the Company Board who (x) are not affiliated with any of the Parent Parties and are (y) not members of the Company's management (the "Special Committee"). The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the Transactions, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (other than the holders of the Excluded Shares) (the "Company Recommendation"). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions be submitted to holders of Shares for approval and authorization.

          (c)   The Special Committee has received the written opinion of Houlihan Lokey (China) Limited (the "Financial Advisor"), dated the date of this Agreement, to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders. A copy of such written opinion will be delivered to the Parent Parties for information purposes only promptly after the receipt thereof by the Special Committee. The Financial Advisor has consented to the inclusion of a copy of such written opinion in the Proxy Statement.

        Section 3.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority ("Law") applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, except Permitted Encumbrances, on any property or asset of any Group Company pursuant to, any Material Contract other than the Credit Agreement ( ), dated June 15, 2017, between the Company and Malayan Banking Berhad, Shanghai branch ( ) (the "Maybank Credit Agreement"), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, or default, right, creation of any Lien, or other occurrence which would not, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the "SEC"), if any, on such documents), (ii) any filings or regulatory approvals in compliance with the rules and regulations of the NASDAQ Stock Market LLC ("NASDAQ"), and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL.

        Section 3.06    Permits; Compliance with Laws.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   each Group Company and its employees are in possession of, or has made applications or renewals for, all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders issued by any appropriate Governmental Authority necessary for such Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the "Material Company Permits") and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened; and

          (b)   no Group Company is in conflict with, or in default, breach or violation of any Law applicable to it, and, since the Applicable Date, no Group Company has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured.

        Section 3.07    SEC Filings; Financial Statements.

          (a)   The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2015 (the "Applicable Date") (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including any amendment, exhibits and schedules thereto and all documents incorporated by reference therein, collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared, in all material respects, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

          (c)   Except as and to the extent set forth on the audited annual report of the Group Companies filed with the SEC on April 26, 2017, including the notes thereto (the "Annual Report"), no Group Company has outstanding any liability or obligation of any nature (whether accrued, absolute, determined, determinable, contingent or otherwise), in each case that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except for liabilities and obligations (x) incurred in the ordinary course of business consistent with past practice since December 31, 2016, (y) incurred pursuant to this Agreement or in connection with the Transactions, or (z) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed and maintained to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents.

          (e)   The Company maintains a system of accounting established and administered in accordance with GAAP in all material respects. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.

          (f)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

        Section 3.08    Proxy Statement.    The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions by the shareholders of the Company shall not, (a) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders' Meeting, or (b) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact of the Company or omit to state a material fact of the Company necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form with the requirements of the Exchange Act in all material respects. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        Section 3.09    Absence of Certain Changes or Events.    Since January 1, 2017, except as expressly contemplated by this Agreement, (a) each Group Company has conducted their businesses in the ordinary course and in a manner consistent with past practice and (b) there has not been any Company Material Adverse Effect.

        Section 3.10    Absence of Litigation.    As of the date of this Agreement, there is no litigation, arbitration, suit, claim, action, demand, audit, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened in writing against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no Group Company or material property or asset of any Group Company, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.11    Labor and Employment Matters.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between any Group Company and its employees, contractors, subcontractors, agents or other persons engaged by it in connection with their businesses (collectively, "Company Personnel"). As of the date of this Agreement, no Group Company is a party to or bound by any collective bargaining agreement. There are no labor unions, works councils or other organizations are currently engaged in organizational efforts with respect to any employees of the Company or any of the Group Companies outside of the PRC, nor are there, to the knowledge of the Company, any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no (i) unfair labor practice complaints pending or threatened against any Group Company before any Governmental Authority or (ii) strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, the threat thereof, by or with respect to any Company Personnel, that, in each case of (i) and (ii), would reasonably be expected to have a Company Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan and each Company Employee Agreement is and has in the past thirty-six (36) months been operated and administered in compliance with the provisions thereof and all applicable legal requirements. There are no claims or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.

          (c)   Except as otherwise specifically provided in this Agreement regarding the Company Equity Awards, the Share Incentive Plans, or any award agreement in connection with any Company Equity Award, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans; (ii) increase any benefits otherwise payable under any of the Company Employee Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

        Section 3.12    Real Property; Title to Assets.    Except as would not reasonably be expected to have a Company Material Adverse Effect:

          (a)   with respect to each Owned Real Property (i) the relevant Group Company has good and marketable title to each Owned Real Property, free and clear of all Liens, except Permitted Encumbrances and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

          (b)   each Lease is legal, valid, binding, enforceable and in full force and effect and neither any Group Company nor, to the knowledge of the Company, any other party to the Lease, is in breach or default under such Lease.

        Section 3.13    Intellectual Property.    Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company either owns or has sufficient right to use (free and clear of any Liens, except for Permitted Encumbrances), all Intellectual Property necessary to the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, the conduct of the business of each Group Company does not infringe upon or misappropriate the Intellectual Property rights of any third party, nor has any claim been asserted in writing to any Group Company or to the knowledge of any Group Company, been threatened against any Group Company that the conduct of the business of any Group Company as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party. With respect to each material item of Intellectual Property owned by any Group Company ("Company Owned Intellectual Property"), except as would not be reasonably be expected to have a Company Material Adverse Effect, (i) such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business, (ii) the Company Owned Intellectual Property is valid and enforceable, and (iii) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property. With respect to each item of Intellectual Property licensed to any Group Company ("Company Licensed Intellectual Property"), such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, all registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and the Company Licensed Intellectual Property necessary for the protection of such Intellectual Property rights under applicable Laws have been made, are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any of the Group Companies to maintain their validity or effectiveness. Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened Actions by any person alleging the validity, enforceability, ownership of or the right to use any Company Owned Intellectual Property or any Company Licensed Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any Group Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

        Section 3.14    Taxes.

          (a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has timely filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings and all such Tax returns are true, accurate and complete.

          (b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, no taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith and there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of Taxes against any Group Company.

          (c)   Each Group Company has timely withheld, collected and deposited all material amounts of Taxes that are required to be withheld, collected and deposited under applicable Law.

          (d)   There are no material Tax Liens upon any property or assets of any Group Company except Liens for current Taxes not yet due, Taxes that are being contested in good faith, and Permitted Encumbrances.

          (e)   No claim has been made in the past thirty-six (36) months by a Governmental Authority in a jurisdiction where any Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction. The prices and terms for the provision of any property or services by or to the Group Companies are arm's length for purposes of any relevant transfer pricing Laws.

          (f)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities, (ii) no submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates, and (iii) no suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company's knowledge, threatened.

        Section 3.15    Material Contracts.

          (a)   Except for (i) this Agreement and (ii) the Contracts filed as exhibits to the Company SEC Reports, as of the date hereof, none of the Group Companies is a party to or bound by any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company's most recent filed annual report on Form 20-F. Each such Contract described in this Section 3.15(a) is referred to herein as a "Material Contracts."

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and no Group Company is in material breach or violation of, or default under, any Material Contract; (ii) to the Company's knowledge, as of the date hereof, no party intends to cancel any Material Contract; (iii) to the Company's knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iv) no Group Company has received, during the twelve (12) month period preceding the date of this Agreement, any claim of material default under any such Material Contract which has not been resolved.

        Section 3.16    Environmental Matters.    Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possesses all material permits, licenses and other authorizations currently required for their establishment and their operation under applicable Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect, and (b) as of the date of this Agreement, no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any third party concerning liability under any applicable Environmental Law or relating to Hazardous Substances.

        Section 3.17    Insurance.    Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies in the PRC (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance, product liability insurance, property insurance and cargo insurance, (b) no Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, (c) none of the Group Companies have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies, and (d) none of the Group Companies have been denied any insurance coverage which it has sought or for which it has applied.

        Section 3.18    Interested Party Transactions.    No director, officer or other affiliate of any Group Company (other than any Buyer Group Party), or any individual in such person's immediate family is party to any transaction with any Group Company which would be required to be reported under Item 7B of Form 20-F under the Exchange Act, other than for (a) payment of salary, compensation or fees for services rendered, (b) reimbursement for expenses incurred on behalf of any Group Company and (c) other employment or compensation arrangements or benefits.

        Section 3.19    Anti-Takeover Provisions.    The Company is not party to a shareholder rights agreement, "poison pill" or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions.

        Section 3.20    Brokers.    Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        Section 3.21    No Additional Representations.    Except for the representations and warranties made by the Company in this Article III, the Parent Parties acknowledge that neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any Group Companies, notwithstanding the delivery or disclosure to the Parent Parties or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to the Parent Parties or any other person resulting from the distribution or disclosure or failure to distribute or disclose to the Parent Parties or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

        As an inducement to the Company to enter into this Agreement, the Parent Parties hereby, jointly and severally, represent and warrant to the Company that:

        Section 4.01    Corporate Organization.    Each of the Parent Parties is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted as of the date hereof, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by the Parent Parties or otherwise be materially adverse to the ability of the Parent Parties to perform their material obligations under this Agreement. Each of the Parent Parties has made available to the Company (i) complete and correct copies of its memorandum and articles of association, as currently in effect, and (ii) a true and complete list of all directors and executive officers of the Parent Parties.

        Section 4.02    Capitalization.

          (a)   The authorized share capital of Holdco is US$50,000 divided into 50,000 ordinary shares, with a par value of US$1.00 per share. As of the date of this Agreement, 1 ordinary shares of Holdco were issued and outstanding. All the issued and outstanding ordinary shares of Holdco are duly authorized, validly issued, and fully paid. There are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements (other than the Equity Commitment Letter and the Support Agreement) or commitments of any character relating to the issued or unissued share capital of any Parent Party or obligating any Parent Party to issue or sell any share capital of, or other equity interests in, any Parent Party.

          (b)   The authorized share capital of Parent is US$50,000 divided into 50,000 ordinary shares, with a par value of US$1.00 per share. As of the date of this Agreement, one (1) ordinary share of Parent was issued and outstanding. All of the issued and outstanding share capital of Parent is, and at the Effective Time will be, owned by Holdco. All outstanding share capital of Parent is owned by Holdco free and clear of all Liens.

          (c)   As of the date of this Agreement, the authorized share capital of Merger Sub is US$50,000 divided into 50,000 ordinary shares, par value US$1.00 per share. As of the date of this Agreement, one (1) ordinary share of Merger Sub was issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. All of the outstanding share capital of Merger Sub is owned by Parent free and clear of all Liens. As of the Closing Date, the authorized share capital of Merger Sub will be US$150,000 divided into 150,000 ordinary shares, par value US$1.00 per share. As of the Closing Date, one hundred fifty thousand (150,000) ordinary shares of Merger Sub will be issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. All of the outstanding share capital of Merger Sub is owned by Parent free and clear of all Liens.

        Section 4.03    Authority Relative to This Agreement.    Each of the Parent Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or consent of the holders of shares in Holdco or Parent is necessary to approve this Agreement or the Transactions, including the Merger.

        Section 4.04    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Parent Parties do not, and the performance of this Agreement by the Parent Parties will not, (i) conflict with or violate the memorandum and articles of association of any of the Parent Parties, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to the Parent Parties or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent Parties pursuant to, any Contract or obligation to which any Parent Party is a party or by which the Parent Parties or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by the Parent Parties or otherwise be materially adverse to the ability of the Parent Parties to perform their material obligations under this Agreement (a "Parent Material Adverse Effect").

          (b)   The execution and delivery of this Agreement by the Parent Parties do not, and the performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NASDAQ, and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL.

          (c)   Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its incorporation and capitalization and pursuant to this Agreement and the Merger and the other Transactions.

        Section 4.05    Financing.

          (a)   The Parent Parties have delivered to the Company true and complete copies of (i) executed Debt Commitment Letters from the Financing Sources named therein (the "Debt Commitment Letters") pursuant to which, the Financing Sources have agreed to provide the financing in the aggregate amount set forth therein to Merger Sub, subject to the terms and conditions therein, the proceeds of which shall be used to fund a portion of the proceeds required to finance the consummation of the Merger and the other Transactions (the "Debt Financing"), (ii) an executed Equity Commitment Letter (together with the Debt Commitment Letters, the "Commitment Letters"), pursuant to which Jinglong and Topco have committed, subject to the terms and conditions therein, to invest in Holdco the cash amount set forth therein, which shall be used by the Parent Parties to fund a portion of the proceeds required to finance the consummation of the Merger and the other Transactions (the "Equity Financing"), and (iii) the Support Agreement. Each of the Equity Commitment Letter and the Support Agreement provide, and will continue to provide, that the Company is a third-party beneficiary with respect to the provisions therein. Assuming (x) the Debt Financing and the Equity Financing are funded in accordance with the Debt Commitment Letters and the Equity Commitment Letter, respectively, (y) the contributions, investments and other transactions contemplated by the Support Agreement are consummated in accordance with the terms of the Support Agreement, and (z) the satisfaction of the conditions to the obligation of the Parent Parties to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, the Parent Parties will have available to them, as of the Effective Time, all funds necessary (when added to the Deposited Available Cash) for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Debt Financing and the other Transactions, and to pay all related Expenses.

          (b)   As of the date of this Agreement, each of the Commitment Letters and the Support Agreement, in the form so delivered, is in full force and effect and are legal, valid and binding obligations of the parties thereto. As of the date of this Agreement, such documents have not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in such documents have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. The Parent Parties have fully paid, or cause to be paid, any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letters and will pay when due all other fees arising under the Debt Commitment Letters as and when they become due and payable thereunder. Holdco has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Commitment Letters (it being understood that any such fee letter provided to the Company may be redacted to omit numerical fee amounts provided therein, such fee letters, the "Fee Letters").

          (c)   As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Merger Sub or, to the knowledge of the Parent Parties, any other parties thereto, under the Commitment Letters; or would otherwise excuse or permit the Financing Sources or Jinglong, as applicable, to refuse to fund their respective obligations under the Commitment Letters. As of the date of this Agreement, the Parent Parties do not have any reason to believe that any of the conditions to the Debt Financing or Equity Financing will not be satisfied or that the Debt

  Financing or Equity Financing will not be available to the Parent Parties at the Effective Time. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing and the Equity Financing, as applicable, available to the Parent Parties on the terms therein. The Parent Parties hereby acknowledge and agree that it shall not be a condition to Closing for the Parent Parties to obtain the Debt Financing or any Alternative Debt Financing, if applicable, or the Equity Financing, and reaffirm their obligation to consummate the Transactions hereby, irrespective and independent of the availability of such Debt Financing, any Alternative Debt Financing or the Equity Financing.

          (d)   There are no side letters or other oral or written Contracts related to the funding of the full amount of the Debt Financing or Equity Financing to which the Parent Parties or any of their respective Affiliates is a party other than (i) as expressly set forth in the Commitment Letters and (ii) customary engagement letters and the Fee Letters.

        Section 4.06    Brokers.    No broker, finder or investment banker, other than CSI Finance Limited and Credit Suisse AG, Singapore Branch, or any other entities that they may (i) engage in connection with syndication of the Debt Financing or (ii) organize for the purpose of financing the Merger, in their capacities as the lead arrangers of the Debt Financing, is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent Parties.

        Section 4.07    Guarantee.    The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Jinglong, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Jinglong under the Guarantee.

        Section 4.08    Proxy Statement.    None of the information provided by the Parent Parties with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time it is first mailed to the shareholders of the Company and (ii) at the time of the Shareholders' Meeting, contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Parent Parties makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        Section 4.09    Absence of Litigation.    There is no Action pending or, to the knowledge of the Parent Parties, threatened in writing against the Parent Parties or any of their respective Affiliates before any Governmental Authority that would have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.10    Solvency.    None of the Parent Parties is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of the Parent Parties to consummate the

Merger as set forth herein, immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Per Share Merger Consideration and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related Expenses, the Surviving Corporation will be solvent as of the Effective Time and immediately after the Effective Time.

        Section 4.11    Ownership of Company Shares.    As of the date hereof, other than the Rollover Shares which will be cancelled at the Effective Time in accordance with the Support Agreement, none of the Parent Parties, the Rollover Shareholders, or any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

        Section 4.12    Buyer Group Contracts.    Except for the Support Agreement, the Guarantee, and the Equity Commitment Letter (collectively, the "Buyer Group Contracts") there are no side letters or other Contracts (whether oral or written) relating to the Transactions between two or more of the following persons: each of the Parent Parties, the Rollover Shareholders, the Chairman, or any of their respective Affiliates, and (b) no Contracts (whether oral or written) (i) between Holdco, Parent, Merger Sub, the Rollover Shareholders, the Chairman or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

        Section 4.13    Non-Reliance on Company Estimates.    The Company has made available to the Parent Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of the Parent Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of the Parent Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Parent Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Parent Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of the Parent Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto.

        Section 4.14    Independent Investigation.    The Parent Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and any of the Group Companies, which investigation, review and analysis was performed by the Parent Parties, and their respective Affiliates and Representatives. Each of the Parent Parties acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of the Parent Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.01    Conduct of Business by the Company Pending the Merger.    From the date hereof until the Effective Time, the Company shall use commercially reasonable efforts to conduct the business of the Group Companies in the ordinary course in all material respects and use its commercially reasonable efforts, consistent with past practice, to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of the Parent Parties (which consent shall be deemed given if approved by the Chairman in his capacity as an officer of the Company pursuant to the Company's internal approval processes, and which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of the Group Companies to:

          (a)   amend its memorandum and articles of association or equivalent organizational documents;

          (b)   (i) split, combine or reclassify any shares in its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital, except for dividends by any of its direct or indirect wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any share capital or registered capital of the Company or any other Group Company, other than the acquisition by the Company of its securities in connection with the forfeiture of Company Options or repurchase of unvested Restricted Shares, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly owned Subsidiaries;

          (c)   issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any share capital, shares or registered capital of the Company or any other Group Company, other than the issuance of any share capital or registered capital of the Company pursuant to the Share Incentive Plan, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly owned Subsidiaries, or pursuant to existing contracts or commitments;

          (d)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses with a value in excess of US$25 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

          (e)   sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses with a value in excess of US$25 million in any single transaction or series of related transactions, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

          (f)    other than in connection with actions permitted by Section 5.01(d), make any material loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or in an amount not in excess of US$50 million in any single transaction or series of related transactions or between the Group Companies;

          (g)   incur any indebtedness for borrowed money or guarantees thereof with an amount in excess of US$25 million in any single transaction or series of related transactions, other than (i) any indebtedness or guarantee incurred in the ordinary course of business or (ii) incurred between the Company and any of its direct or indirect wholly owned Subsidiaries or between any of such direct or indirect wholly owned Subsidiaries, or (iii) any Indebtedness incurred under existing Contracts;

          (h)   change the Company's methods of accounting in any material respects, except as required by concurrent changes in GAAP or applicable Law;

          (i)    settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case other than any settlement (A) in the ordinary course of business or pursuant to existing contracts or commitments, or (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$25 million; or

          (j)    agree, resolve or commit to do any of the foregoing.

        Section 5.02    Operation of the Parent Parties' Business.    Each of the Parent Parties agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, it shall not take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or take any action or fail to take any action which would, or would reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Parent Parties to consummate the Merger or the other transactions contemplated by this Agreement.

        Section 5.03    No Control of Other Party's Business.    Nothing contained in this Agreement is intended to give the Parent Parties, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent Parties' operations. Prior to the Effective Time, each of the Parent Parties and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01    Proxy Statement and Schedule 13E-3.    As promptly as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of the Parent Parties, shall prepare and cause to be filed a proxy statement relating to the approval of this Agreement and the Plan of Merger by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company and the Parent Parties shall jointly prepare and cause to be filed with the SEC a Schedule 13E-3. The Company and the Parent Parties shall use their reasonable best efforts to cause the initial Schedule 13E-3 to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) as promptly as reasonably practicable after the date of this Agreement. Each of the Company and the Parent Parties shall use its reasonable best efforts so that the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and the Parent Parties shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Schedule 13E-3. The Company and each of the Parent Parties shall promptly furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments to or from the SEC. The Company shall promptly notify the Parent Parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3 and shall provide the Parent Parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company, with the cooperation and assistance of the Parent Parties, (i) shall provide the Parent Parties an opportunity to review and comment on such document or response, (ii) shall include in such document or response comments reasonably proposed by the Parent Parties and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Parent Parties, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04, in connection with any disclosure regarding a Change in the Company Recommendation (defined below), the Company shall not be required to provide the Parent Parties with the opportunity to review or comment on (or include comments proposed by the Parent Parties in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure. If at any time prior to the Shareholders' Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors, is discovered by the Company and/or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

        Section 6.02    Company Shareholders' Meeting.

          (a)   Subject to Section 6.04(e), the Company shall take, at the earliest reasonably practicable date after the SEC confirms that it has no further comments on the Schedule 13E-3, all actions reasonably necessary to (i) establish a record date (as soon as reasonable following such confirmation by the SEC) for determining shareholders of the Company entitled to vote at the shareholders' meeting, (ii) mail or cause to be mailed (as soon as reasonably possible after such confirmation by the SEC) the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the record date established for the shareholders' meeting, which meeting the Company shall duly convene and cause to occur on or around the forty-fifth (45th) calendar day (or, if such calendar day is not a Business Day, the first Business Day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the "Shareholders' Meeting"), for the purpose of approving this Agreement and the Plan of Merger (including the Merger), and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders' Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to Shares represented by ADSs (the "Record ADS Holders"), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Unless otherwise agreed in writing by the Parent Parties, approval of this Agreement and the Plan of Merger (including the Merger and all ancillary matters incidental thereto) shall be the only matters (other than procedural matters) that may be proposed and voted upon by the shareholders of the Company at the Shareholders' Meeting. Notwithstanding the foregoing, the Company may, and the Parent Parties may request that the Company, postpone or adjourn the Shareholders' Meeting (i) if at the time the Shareholders' Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders' Meeting, or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined (acting at the direction of the Special Committee) in good faith after consultation with outside counsel is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Shareholders' Meeting.

          (b)   Unless there has been a Change in the Company Recommendation pursuant to Section 6.04(e), (i) the Company Board shall recommend to holders of the Shares that they approve and adopt this Agreement and the Plan of Merger and approve the Merger, and shall include such recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the Requisite Company Vote in accordance with applicable Law and the Company's memorandum and articles of association. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation, the Company shall not be required to convene the Shareholders' Meeting or submit this Agreement to the holders of the Shares for approval.

          (c)   At the Shareholders' Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, the Parent Parties shall vote, and shall cause their respective Affiliates to vote, or cause to be voted, all Shares held directly or indirectly by them and their respective Affiliates as of the date hereof, including the Rollover Shares pursuant to the terms of the Support Agreement, in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

        Section 6.03    Access to Information.

          (a)   From the date hereof until the Effective Time and subject to applicable Law and the terms of any Contract to which any Group Company is a party, upon reasonable advance notice from the Parent Parties, the Company shall and shall cause its Subsidiaries to (i) provide to the Parent Parties (and the Parent Parties' officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, "Representatives") reasonable access during normal business hours and upon reasonable prior notice, to the offices, properties, books and records of any Group Company, (ii) furnish to the Parent Parties and their Representatives such information concerning the business, properties, contracts, assets and liabilities of the Group Companies as the Parent Parties may reasonably request in writing, and (iii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with the Parent Parties and their Representatives in their investigation; provided, however, that the Company shall not be required to provide access to or disclose any information if, in the reasonable judgment of the Company, such access or disclosure would (x) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, or (y) give a third party the right to terminate or accelerate the rights under a Contract (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such jeopardy for right to terminate or accelerate). Notwithstanding the foregoing, any such investigation shall be conducted in such manner as not to unreasonably interfere with the business or operation of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

          (b)   All information obtained by the Parent Parties pursuant to this Section 6.03 shall be kept confidential in accordance with Section 9.11 (Confidentiality). The Parent Parties shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 6.03 by its Representatives.

          (c)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 6.04    Go-Shop.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is forty-five (45) days following the date of this Agreement (such period, the "Go-Shop Period"), the Company shall have the right (acting at the direction of the Special Committee) to, directly or indirectly (i) solicit, initiate, or encourage any inquiries, proposals, offers, requests, correspondence or other communications regarding, or that would reasonably be expected to relate to, an Acquisition Proposal; (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal; (iii) comply with any request for non-public information relating to any Group Company or for access to any of the properties, books or records of any Group Company by any person; and (iv) release any person from, waive any provision of, terminate, modify or fail to enforce any standstill or similar provision in any confidentiality agreement or other agreement with any person (any person with which, or with respect to which, the actions described in clauses (i) through (iv) are taken, a "Solicited Person"); provided, that prior to providing any material non-public information concerning any Group Company to a Solicited Person, the Company has received from such Solicited Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in Section 9.11 (an "Acceptable Confidentiality Agreement") with the Company; provided further, that the Company shall provide to the Parent Parties any material non-public information concerning any Group Company provided to such Solicited Person that was not previously made available to the Parent Parties, or any of their Affiliates.

        If at any time during the Go-Shop Period, the Company receives a bona fide written proposal or offer regarding any Acquisition Proposal (including any amendments or modifications thereof) from any Solicited Person, the Company shall, in any event within 48 hours after receiving such Acquisition Proposal, notify the Parent Parties of the material terms and conditions of the Acquisition Proposal and the identity of such Solicited Person.

        Within forty-eight (48) hours following the end of the Go-Shop Period, the Company shall notify Parent of the material terms and conditions of any written proposal or offer regarding any Acquisition Proposal (including any amendments or modifications thereof) received from any Solicited Person during the Go Shop Period that the Special Committee determines, in its good faith judgement after consultation with its legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party"), and the identity of such Excluded Party. Any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such Excluded Party is withdrawn, terminated, or expires, or the Special Committee determines, in its good faith judgment after consultation with legal counsel and financial advisors, that such Acquisition Proposal ceases to constitute, or no longer could reasonably be expected to result in, a Superior Proposal.

        Except as otherwise expressly provided in this Section 6.04, upon and following the expiration of the Go-Shop Period, the company shall (i) immediately cease and cause to be terminated any existing activities, discussions, negotiations, correspondence and other communications with any person (other than the Parent Parties and any Excluded Party) that are ongoing as of the end of the Go-Shop Period and that relate to, or may reasonably be likely to result in, any Acquisition Proposal, (ii) immediately revoke or withdraw access of any person (other than the Parent Parties and any Excluded Party) to any data room containing any non-public information with respect to any Group Company, and (iii) promptly request such person (other than the Parent Parties and any Excluded Party) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such person's consideration of an Acquisition Proposal to return (or if permitted by the applicable agreement, to destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of such applicable agreement.

          (b)   The Company agrees that, from the end of the Go-Shop Period and until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the directors, officers or employees of any Group Company will, and that it will cause its and its Subsidiaries' agents, advisors and other Representatives (including, without limitation, any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action with the intent to induce the making of any Acquisition Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information to, any person in connection with an Acquisition Proposal, (iii) agree to, approve, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Acquisition Proposal or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, any Acquisition Proposal (other than any Acceptable Confidentiality Agreement), (iv) release any person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, or (v) authorize or permit any of the officers, directors or employees of any Group Company, any investment banker, financial advisor, attorney, accountant or other Representative retained by or acting directly or indirectly under the direction of any Group Company, to take any action set forth in clauses (i)—(iv) of this Section 6.04(b) (in each case, other than to the extent expressly permitted pursuant to Section 6.04(a), Section 6.04(c) or 6.04(d)).

        After the Go-Shop Period, the Company shall notify the Parent Parties as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any written Acquisition Proposal received by the Company, specifying (x) the reasonably detailed material terms and conditions thereof (including material amendments or proposed material amendments) and (y) the identity of the party making such proposal or offer or inquiry or contact. After the Go-Shop Period, the Company shall keep the Parent Parties informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Notwithstanding anything to the contrary in the foregoing, the Company may take, and continue to take, any of the actions described in Section 6.04(a) from and after the end of the Go-Shop Period with respect to any Excluded Party.

          (c)   Subject to compliance with the other provisions of this Section 6.04, prior to the receipt of the Requisite Company Vote, the Company and its Representatives may, following the receipt of a written Acquisition Proposal received after the Go-Shop Period (provided that such Acquisition Proposal shall not have been obtained in violation of Section 6.04(b) and the Company shall have complied with the requirements of this Section 6.04(c) with respect to such Acquisition Proposal):

              (i)  communicate with the person or group of persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions of this Section 6.04;

             (ii)  provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of the person or group of persons who has made such Acquisition Proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement, a copy of which shall be promptly provided to the Parent Parties; provided that the Company shall provide written notice to the Parent Parties prior to taking any action set forth in clauses (i) or (ii) of this Section 6.04(c) and shall concurrently make available to the Parent Parties all information concerning the Company and its Subsidiaries that is provided to any person or group of persons making such Acquisition Proposal that is given such access to the extent not previously provided to the Parent Parties; and/or

            (iii)  engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal;

  provided that prior to taking any action described in Section 6.04(c)(ii) or Section 6.04(c)(iii) above, the Company Board has determined, in its good faith judgment at the direction of the Special Committee (after consultation with a financial advisor and independent legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal.

          (d)   Except as otherwise set forth in Section 6.04(e), neither the Company Board nor any committee thereof shall (A) change, withhold, withdraw, qualify or modify (or authorize to change, withhold, withdraw, qualify or modify), in a manner adverse to the Parent Parties, the Company Recommendation, (B) take any action or make any other public statement in connection with the Shareholders' Meeting contradictory to the Company Recommendation, (C) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to recommend against such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement (any of such actions described in the foregoing clauses (A),

  (B) or (C), a "Change in the Company Recommendation") or (D) approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Acquisition Proposal (an "Alternative Acquisition Agreement").

          (e)   Notwithstanding the foregoing, if the Company Board shall have received a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment (acting at the direction of the Special Committee upon advice by independent legal counsel), constitutes a Superior Proposal, and failure to make a Change in the Company Recommendation would reasonably be expected to be inconsistent with the directors' fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board (at the direction of the Special Committee) or the Special Committee may (1) effect a Change in the Company Recommendation with respect to such Superior Proposal and/or (2) authorize the Company to terminate this Agreement pursuant to Section 8.03(a), but only (i) if the Company shall have complied, in all material respects, with the requirements of this Section 6.04 with respect to such Acquisition Proposal; (ii) after (A) providing at least five (5) Business Days' written notice (the "Notice Period") to the Parent Parties (a "Notice of Superior Proposal") advising the Parent Parties that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or to terminate this Agreement, (B) negotiating with and causing its financial and legal advisors to negotiate with the Parent Parties and their Representatives in good faith (to the extent the Parent Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such third party proposal or offer would cease to constitute a Superior Proposal, and (C) considering in good faith any modifications or adjustments regarding this Agreement proposed by the Parent Parties; provided, that any material modifications to such Acquisition Proposal that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(e) (provided that any additional Notice Period shall be reduced to three (3) Business Days); and (iii) following the end of such Notice Period(s) (and any renewed period thereof), the Company Board determines, in its good faith judgment, acting at the direction of the Special Committee (after consultation with a financial advisor and independent legal counsel), after considering the terms of any proposed modification or amendment to this Agreement by the Parent Parties, that (x) the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and (y) failure to effect a Change in the Company Recommendation and/or to terminate this Agreement would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Laws.

          (f)    Notwithstanding anything in this Section 6.04 to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board, acting at the direction of the Special Committee, may make a Change in the Company Recommendation and/or terminate this Agreement for a reason unrelated to an Acquisition Proposal if (i) the Company Board determines, acting at the direction of the Special Committee, in good faith (after consultation with outside counsel) that, in light of an Intervening Event, failure to make a Change in the Company Recommendation and/or terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law; (ii) the Company notifies the Parent Parties in writing, at least five (5) Business

  Days in advance, that it intends to effect a Change in the Company Recommendation and/or termination of this Agreement in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail; (iii) after providing such notice and prior to making such Change in the Company Recommendation in connection with such Intervening Event, the Company shall negotiate in good faith with the Parent Parties during such five (5) Business Day period (to the extent that the Parent Parties desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change in the Company Recommendation or termination of this Agreement in connection with such Intervening Event; and (iv) the Company Board shall have considered in good faith any changes to this Agreement and shall have again determined, acting at the direction of the Special Committee, in good faith, taking into account any changes to this Agreement proposed in writing by the Parent Parties in response to the aforementioned notice, that it would continue to be inconsistent with the Company Board's fiduciary duties under applicable Law not to effect the Change in the Company Recommendation or termination of this Agreement in light of the Intervening Event.

          (g)   Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to an Acquisition Proposal; provided that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not constitute a Change in the Company Recommendation, or deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

        Section 6.05    Directors' and Officers' Indemnification and Insurance.    The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner. The Surviving Corporation and its Subsidiaries shall (and the Parent Parties shall cause the Surviving Corporation and their Subsidiaries to) honor and fulfill in all respects the obligations of the Group Companies under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party (as defined below). The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable with respect to advancement, exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

          (a)   The Surviving Corporation shall, and the Parent Parties shall cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time, the current directors' and officers' liability insurance policies (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) maintained by the Company or any of its Subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an "Indemnified Party"), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date hereof; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(a) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at the Parent Parties' request, the Company shall, purchase a six (6) year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and the Parent Parties shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder and all other obligations of the Parent Parties or Surviving Corporation under this Section 6.05(a) shall terminate.

          (b)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to the Parent Parties prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any Subsidiary arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party's capacity as a director or an officer of the Company or any of its Subsidiaries.

          (c)   In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or the Parent Parties, as the case may be, shall assume the obligations set forth in this Section 6.05.

          (d)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of the Parent Parties and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

          (e)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

        Section 6.06    Notification of Certain Matters.    Subject to applicable Law and the requirements of this Agreement, each of the Company and the Parent Parties shall promptly notify the other in writing of:

          (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transaction;

          (b)   any notice or other communication from any Governmental Authority in connection with the Transactions that would have the effect of preventing or materially delaying the Merger or the Transactions;

          (c)   any Actions commenced or, to the knowledge of the Company or the knowledge of the Parent Parties, threatened against the Company or any of its Subsidiaries or the Parent Parties and any of their Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person's representations and warranties contained herein, or that relate to such person's ability to consummate the Transactions; and

          (d)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

  provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 6.07    Sufficient Funds; Financing; Financing Assistance.

          (a)   Each of the Parent Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing and Equity Financing in a timely manner including to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letters, (ii) maintain in full force and effect the Commitment Letters, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions in the Commitment Letters that are within their respective control, (iv) draw upon and consummate the Debt Financing and Equity Financing at or prior to the Closing, and (v) enforce their respective rights under the Commitment Letters.

          (b)   In the event that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Commitment Letters, (A) the Parent Parties shall promptly so notify the Company, and (B) each of the Parent Parties shall use reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event (and in any event no later than the earlier of (x) twenty (20) Business Days after the originally contemplated Closing Date or (y) ten (10) Business Days prior to the Termination Date), on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to the Parent Parties than those contained in the Debt Commitment Letters, in an amount sufficient (assuming the Rollover Shares are cancelled without payment of consideration as contemplated by and in accordance with the Support Agreement), together with the Deposited Available Cash and Equity Financing, to consummate the Merger and the other Transactions (the "Alternative Debt Financing"), and to enter into new financing agreements with respect to such Alternative Debt Financing (the "Financing Documents") and the Parent Parties shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Financing Document (except for customary engagement letters). Any reference in this Agreement to (A) the "Debt Financing" (as defined in Section 4.05(a)) shall be deemed to include the Alternative Debt Financing and any modification to the Financing Documents pursuant to this Section 6.07, (B) the "Debt Commitment Letters" shall be deemed to include the Financing Documents to the extent so amended, restated, supplemented, replaced, substituted or modified, and (C) the "Fee Letter" shall be deemed to include any Fee Letter relating to the Financing Documents to the extent so amended, restated, supplemented, replaced, substituted or modified. The Company acknowledges and agrees that the Parent Parties shall have the right to apply any amount of the Available Cash necessary for the consummation of the Merger and the Transactions towards payment of the Exchange Fund and shall cooperate with the Parent Parties to deposit such Available Cash with the Paying Agent in the Exchange Fund immediately prior to the Effective Time; provided that the Parent Parties shall not be entitled to apply, and the Company shall not be obligated to deposit, any portion of the Available Cash to the extent such application or deposit will render any Group Company or the Group Companies on a consolidated basis to be Insolvent immediately after the Closing; provided further that if Closing does not occur within twenty-four (24) hours following such deposit by the Company, the Parent Parties shall cause the Paying Agent to immediately return an amount equal to the Available Cash so deposited to the Company.

          (c)   None of the Parent Parties shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Commitment Letters or any Financing Document without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or Equity Financing or (ii) impose new or additional conditions to the Debt Financing or Equity Financing or otherwise expand, amend or modify the Debt Financing or Equity Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of the Parent Parties to consummate the Merger and the other Transactions or (B) adversely impact in any material respect the ability of the Parent Parties to enforce its rights against the other parties to the Commitment Letters, or any Financing Document. Without limiting the generality of the foregoing, none of the Parent Parties shall release or consent to the termination of the obligations of (i) the Financing Sources under any Debt Commitment Letters or Financing Document, or (ii) Jinglong or Topco under the Equity Commitment Letter, except (in each case) as expressly contemplated hereby.

          (d)   The Parent Parties shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any breach of any provision of, or termination by any party to the Commitment Letters or any Financing Document, (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened breach or threatened termination by any party to the Commitment Letters or Financing Document, (C) upon knowledge of any dispute or disagreement between or among any parties to the Debt Financing or Equity Financing and (D) if the Parent Parties at any time believe that it will not be able to obtain all or any portion of the Debt Financing or Equity Financing on the terms, in the manner, or from the sources contemplated by the Commitment Letters, and (ii) prior to the Closing, otherwise keep the Company informed on a reasonably current basis of the status of the Parent Parties' efforts to arrange the Debt Financing, Alternative Debt Financing, or Equity Financing, as the case may be.

          (e)   Prior to the Effective Time, the Company agrees to use commercially reasonable efforts to provide, and shall cause each Subsidiary of the Company and each of their respective officers, employees and representatives to use commercially reasonable efforts to provide, to the Parent Parties (at the Parent Parties' sole cost and expense), all reasonable cooperation as may be reasonably requested by Parent or its Representatives in connection with the Debt Financing and any Debt Alternative Financing, including, without limitation, (i) participating in a reasonable number of meetings, presentations and due diligence sessions with representatives of the Parent Parties and their Debt Financing and/or Alternative Debt Financing sources, (ii) assisting in the preparation of bank information memoranda, rating agency presentations and similar documents reasonably requested by the Parent Parties or their Representatives in connection with the Debt Financing and/or Alternative Debt Financing, (iii) as promptly as reasonably practicable furnishing the Parent Parties and their Debt Financing and/or Alternative Debt Financing sources with financial statements reasonably requested by the Parent Parties and of the type and form customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by (or otherwise required as a condition to funding under) the Debt Commitment Letters, (iv) cooperating with advisors, consultants and accountants of the Parent Parties or their Debt Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any Subsidiary of the Company, including for the purpose of establishing collateral eligibility and values, (v) to the extent customary and in accordance with applicable Law, facilitate the providing of guarantees and granting of a security interest (and perfection and protection thereof) in and pledge of collateral and assist in the preparation of, and executing and delivering at the Closing, any definitive documents for the Debt Financing and/or any Alternative Debt financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing and/or any Alternative Debt Financing (including a certificate of the chief financial officer of the Company or any borrower Subsidiary of the Company with respect to solvency matters), (v) arranging for customary payoff letters, Lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all existing Indebtedness to be paid off, discharged and terminated on the Closing, (vii) taking customary actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or any Alternative Debt Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establishing bank and other accounts (including escrow accounts), blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time, (viii) take reasonable and customary corporate action to enter into one or more definitive agreements to consummate the Debt Financing and/or any Alternative Debt Financing immediately prior to the Effective Time, provided that such agreements and arrangements shall not become active or take effect until the Effective Time, and (ix) furnishing the Parent Parties and their Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Debt Financing under applicable "know your customer" and anti-money laundering rules and regulations.

          (f)    The Company will take all corporate actions customary and reasonable to permit the consummation of the Debt Financing and/or any Alternative Debt Financing, including without limitation the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Neither the Company nor any of its Subsidiaries shall be required (i) to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing or any Alternative Debt Financing prior to the Closing, (ii) to be an issuer or other obligor with respect to any Debt Financing or any Alternative Debt Financing effective prior to Closing or (iii) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to Closing. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing and/or any Alternative Debt Financing.

          (g)   Nothing contained in this Section 6.07 shall require such cooperation to the extent it would require the Company and its Subsidiaries to incur any expense unless such expense is reimbursed by the Parent Parties promptly after incurrence thereof (it being understood, however, that the Company shall bear all costs and expenses of its annual audit).

  The Parent Parties shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Alternative Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

          (h)   Nothing in this Section 6.07 or any other provision of this Agreement shall require, and in no event shall the "reasonable best efforts" of the Parent Parties be deemed or construed to require, the Parent Parties to waive any term or condition of this Agreement.

        Section 6.08    Further Action; Reasonable Best Efforts.

          (a)   To the extent required by applicable Laws, the Parent Parties shall, as soon as reasonably practicable after the date of this Agreement, (i) make all filings with MOFCOM relating to this Agreement and the transactions contemplated hereby as required by the PRC Anti-Monopoly Law, made effective as of August 1, 2008 (the "PRC Anti-Monopoly Law"), and (ii) prepare and file all filings required to obtain the Regulatory Approvals (the filings described in the foregoing clauses (i) and (ii) collectively, "Regulatory Filings"). The Company shall cooperate fully with the Parent Parties in exchanging such information and providing such assistance as the Parent Parties may reasonably request in connection with the Regulatory Filings. The Company, on the one hand, and the Parent Parties, on the other hand, shall, (A) notify the other party(ies) promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with the Regulatory Filings, (B) permit the other parties to review in advance, and consult with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) give the other party(ies) the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry. The Company, on the one hand, and the Parent Parties, on the other hand, shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (A) employing such resources as are necessary to obtain the PRC Antitrust Clearance and the Regulatory Approvals and (B) taking any and all steps necessary to avoid or eliminate each and every impediment under the PRC Anti-Monopoly Law and any other applicable Law, that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, following the Closing, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of the Parent Parties; provided, further, that none of the Parent Parties or any of their Affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its business, services or assets in any material respect. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to agree to any term or take or omit to take any action in connection with obtaining the PRC Antitrust Clearance and the Regulatory Approvals that is not conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement.

          (b)   Each party hereto shall, upon the reasonable request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of the Parent Parties, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Transactions.

        Section 6.09    Obligations of Merger Sub.    The Parent Parties shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

        Section 6.10    Participation in Litigation.    Prior to the Effective Time, to the extent legally permissible, the Company shall (a) give prompt notice to the Parent Parties of any Actions commenced or, to the Company's knowledge, threatened against the Company and/or its directors, which relate to this Agreement or the Transactions, and (b) give the Parent Parties reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without the Parent Parties' prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned).

        Section 6.11    Resignations.    To the extent requested by the Parent Parties in writing at least three (3) Business Days prior to Closing, on or prior the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to the Parent Parties duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by the Parent Parties, which shall include a waiver of any claims against any Group Company.

        Section 6.12    Public Announcements.    Except as may be required by applicable law, the initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent Parties. Thereafter, the Parent Parties and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, offer or proposal with respect to an Acquisition Proposal, Superior Proposal, or any action taken by the Company

Board or the Special Committee permitted under Section 6.04). This Section 6.12 shall terminate upon a Change in the Company Recommendation.

        Section 6.13    Stock Exchange Delisting.    Prior to the Effective Time, the Company shall cooperate with the Parent Parties and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ or the SEC to enable the delisting from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Section 6.14    Takeover Statutes.    If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to the Merger or to any of the other Transactions, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to lawfully eliminate or minimize the effects of such statute, regulation or provision in the Company's memorandum and articles of association on the Transactions.

        Section 6.15    Actions Taken at Direction or Acquiescence of the Parent Parties.    Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation. Article III, Article V or this Article VI hereof, if the alleged breach results from an action or inaction by the Company at the direction of the Parent Parties, or their respective Affiliates, regardless of whether there is any approval by or direction from the Company's board (acting at the direction of the Special Committee) or the Special Committee.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.01    Conditions to the Obligations of Each Party.    The obligations of the Company and the Parent Parties to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

          (a)   Shareholder Approval.    This Agreement, the Plan of Merger and the Transactions shall have been approved and adopted by way of special resolution by holders of Shares constituting the Requisite Company Vote at the Shareholders' Meeting in accordance with the CICL and the Company's memorandum and articles of association.

          (b)   No Injunction.    (i) Other than any Law or Order described in sub-clause (ii) below, no Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any Law or order (an "Order") which is then in effect and has the effect of prohibiting the consummation of the Transactions, and (ii) no Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any Law or Order in connection with any Regulatory Approval or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing.

          (c)   PRC Antitrust Clearance.    The PRC Antitrust Clearance shall have been obtained and be in full force and effect.

        Section 7.02    Conditions to the Obligations of the Parent Parties.    The obligations of the Parent Parties to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

          (a)   Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in, Section 3.03(a), Section 3.04(a), Section 3.19 and Section 3.20, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 3.03(a), Section 3.04(a), Section 3.19 and Section 3.20 shall be true and correct in all respects (except, for de minimis inaccuracies) as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

          (b)   Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

          (c)   Material Adverse Effect.    No Company Material Adverse Effect shall have occurred since the date of this Agreement and is continuing (and, for this purpose, "continuing" shall mean that the relevant Company Material Adverse Effect has not been remedied or waived).

          (d)   Dissenting Shareholders.    The holders of no more than ten percent (10%) of the Shares shall have validly served a notice of objection under Section 238(2) of the CICL.

          (e)   Officer Certificate.    The Company shall have delivered to the Parent Parties a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) through (c).

        Section 7.03    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

          (a)   Representations and Warranties.    The representations and warranties of the Parent Parties contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

          (b)   Agreements and Covenants.    The Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

          (c)   Officer Certificate.    The Parent Parties shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of each of the Parent Parties, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

        Section 7.04    Frustration of Closing Conditions.    Prior to the Termination Date, none of the Company and the Parent Parties may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.01    Termination by Mutual Consent.    This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of the Parent Parties and the Company with the approval of their respective boards of directors (in the case of the Company Board, acting at the direction of the Special Committee).

        Section 8.02    Termination by Either the Company or the Parent Parties.    This Agreement may be terminated by either the Company (upon the approval of the Special Committee) or the Parent Parties at any time prior to the Effective Time, if:

          (a)   the Merger shall not have been consummated on or before the date falling twelve (12) months from the date of this Agreement (the "Termination Date"), provided that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the failure to consummate the Merger by such date;

          (b)   (i) other than any Order described in sub-clause (ii) below, any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any Order, which Order shall have become final and non-appealable, and (ii) any Governmental Authority shall, in any case, have enacted, issued, promulgated, enforced or entered any Order in connection with any Regulatory Approval or PRC Antitrust Clearance (including any failure to obtain any of the foregoing) or any filing made in connection with any of the foregoing, which Order shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, such Order;

          (c)   the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any adjournment thereof; provided that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party who has breached in any material respect any of its obligations under Sections Section 6.02 or 6.04; or

          (d)   at the time when the Requisite Company Vote is obtained, the condition set forth in Section 7.02(d) is not satisfied, and, within 10 Business Days after the date on which the Requisite Company Vote was obtained, the Parent Parties have not granted an irrevocable waiver of the condition set forth in Section 7.02(d).

        Section 8.03    Termination by the Company.    This Agreement may be terminated by the Company (acting at the direction of the Special Committee), if:

          (a)   the Company Board authorizes (at the direction of the Special Committee) the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement concerning a Superior Proposal; provided that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable pursuant to Section 8.06(a); and provided, further, that the Company shall have complied with the procedure set forth in Section 6.04(e), in all material respects;

          (b)   a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Parent Parties set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth Section 7.01 or Section 7.03 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date or, if capable of being satisfied, shall not have been satisfied by the earlier of the Termination Date and thirty (30) days following receipt by the Parent Parties of written notice of such breach or failure of condition from the Company stating the Company's intention to terminate this Agreement pursuant to Section 8.03(b) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if the Company is then in material breach of any representations, warranties, covenants or agreements hereunder;

          (c)   (x) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) the Company has irrevocably confirmed by notice to the Parent Parties that all of the conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions in Section 7.03 and that the Company is ready, willing and able to consummate the Closing, and (z) the Parent Parties fail to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to Section 1.02; or

          (d)   pursuant to Section 6.04(f), provided that concurrently with or immediately after such termination, the Company pays the Company Termination Fee payable pursuant to Section 8.06(a).

        Section 8.04    Termination by the Parent Parties.    This Agreement may be terminated by the Parent Parties, if:

          (a)   a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and, as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, shall not have been satisfied by the earlier of the Termination Date and thirty (30) days following receipt by the Company of written notice of such breach or failure of condition from the Parent Parties stating the Parent Parties' intention to terminate this Agreement pursuant to this Section 8.04(a) and the basis for such termination; provided, however, that the Parent Parties shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if any of the Parent Parties is then in material breach of any representations, warranties, covenants or agreements hereunder; or

          (b)   a Company Triggering Event shall have occurred.

        Section 8.05    Effect of Termination.    In the event of the valid termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.12, Article VIII and Article IX shall survive any termination of this Agreement.

        Section 8.06    Fees Following Termination.

          (a)   The Company will pay, or cause to be paid, to one or more designees of the Parent Parties an amount equal to US$9 million (the "Company Termination Fee") if this Agreement is terminated (i) by the Parent Parties pursuant to Section 8.04, (ii) by the Company pursuant to Section 8.03(a) or Section 8.03(d), or (iii) by the Company or the Parent Parties pursuant to Section 8.02(a) or Section 8.02(c), if at or prior to the time of such termination, an Acquisition Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and, within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement in connection with any Acquisition Proposal (provided that for purposes of this Section 8.06(a), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%"); such payment to be made, in the case of termination pursuant to sub-section (i) or (ii) above, promptly and in any event within two (2) Business Days following such termination, and, in the case of termination pursuant to sub-section (iii) above, promptly and in any event within two (2) Business Days following the entry by the Company into a definitive agreement in connection with an Acquisition Proposal; provided that, in the event that this Agreement is terminated (x) by the Parent Parties pursuant to Section 8.04(b) or (y) by the Company pursuant to Section 8.03(a), in each case in connection with an Acquisition Proposal received by the Company during the Go-Shop Period, then "Company Termination Fee" shall mean a fee in an amount equal to US$4.5 million.

          (b)   The Parent Parties will pay, or cause to be paid, to one or more designees of the Company an amount equal to US$18 million (the "Parent Termination Fee") if this

  Agreement is terminated (i) by the Company pursuant to Section 8.03(b) or 8.03(c), (ii) by either the Company or the Parent Parties pursuant to Section 8.02(a), and at the time of such termination, all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (except for Section 7.01(b)(ii) and/or Section 7.01(c), and those conditions that by their nature are only capable of being satisfied at the Closing), or (iii) by either the Company or the Parent Parties pursuant to Section 8.02(b)(ii). Any payment to be made pursuant to Sections 8.06(b)(i)-(iii) shall be made as promptly as possible (but in any event within two (2) Business Days) following termination therein. In addition, in the event that this Agreement is validly terminated by either the Company or the Parent Parties pursuant to Section 8.02(d), Parent will pay, or cause to be paid, to the Company an amount equal to fifty percent (50%) of the Parent Termination Fee, with such payment to be made promptly (but in any event no later than five (5) Business Days) following such termination.

          (c)   In the event that the Company fails to pay the Company Termination Fee, or the Parent Parties fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or the Parent Parties, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the annual rate of five percent (5.0%) plus the prime rate as published in the Wall Street Journal Table of Money Rates on the date such payment was required to be made. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

          (d)   Each of the Company and the Parent Parties acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate the Parent Parties or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

          (e)   Notwithstanding anything to the contrary in this Agreement, the Equity Commitment Letter or the Guarantee, the Company's right to (i) terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Guarantee (subject to the terms, conditions and limitations therein), (ii) receive reimbursement and indemnification pursuant to Section 6.07(g), and (iii) receive reimbursement and interest pursuant to Section 8.06(c) (clauses (ii) and (iii) together, the "Company Reimbursement"), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below), other than an order of specific performance pursuant to Section 9.07, against (A) the Parent Parties or the Rollover Shareholders, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the Parent Parties or any Rollover Shareholder, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to the Parent Parties or any Rollover Shareholder or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A)—(D), collectively, the "Parent Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated. For the avoidance of doubt, other than an order of specific performance pursuant to Section 9.07, no member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and the Company Reimbursement, and in no event shall any of Group Company, the direct or indirect shareholders of the Company or any other person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the "Company Group") seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter and the Guarantee), other than (without duplication) from the Parent Parties to the extent provided in Section 8.06(b), Section 8.06(c), and Section 6.07(g) or the Rollover Shareholders and Topco to the extent provided in the Equity Commitment Letter, the Support Agreement and the Guarantee. While the Company may pursue both (i) a grant of specific performance under Section 9.07 and (ii) seek payment of the Parent Termination Fee pursuant to Section 8.06(b) and the Company Reimbursement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Transactions and payment of the Parent Termination Fee and the Company Reimbursement in connection with the termination of this Agreement.

        (f)    Notwithstanding anything to the contrary in this Agreement, the Parent Parties' right to (i) terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a), and (ii) receive reimbursement and interest pursuant to Section 8.06(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group, other than an order of specific performance pursuant to Section 9.07, against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated. For the avoidance of doubt, other than an order of specific performance pursuant to Section 9.07, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 8.06(a) and reimbursement and interest pursuant to Section 8.06(c), and in no event shall any of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than from the Company to the extent provided in Section 8.06(a) and Section 8.06(c). While the Parent Parties may pursue both (i) a grant of specific performance under Section 9.07 and (ii) seek payment of the Company Termination Fee pursuant to Section 8.06(a) and reimbursement and interest pursuant to Section 8.06(c), under no circumstances shall any Parent Party be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Transactions and payment of the Company Termination Fee and reimbursement and interest in connection with the termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall survive the Effective Time, except for those covenants and agreements set forth in Article I, Article II, Section 6.05, Section 6.08, Section 6.12 and this Article IX and provisions that by their terms are to be performed in whole or in part after the Effective Time.

        Section 9.02    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested). All notices, requests, claims, demands and other communications hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to the Parent Parties:

    JASO Holdings Limited
    c/o Building No. 8, Noble Center
    Automobile Museum East Road
    Fengtai, Beijing 100070
    The People's Republic of China
    Attention: Mr. JIN Baofang
    Facsimile No.: +86 10 6361 1999

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    30th Floor, China World Office 2
    1 Jianguomenwai Avenue
    Beijing 100004, PRC
    Attention: Peter X. Huang, Esq.
    Facsimile: +86 (10) 6535 5577
    Email: peter.huang@skadden.com

  if to the Company:

    JA Solar Holdings Co., Ltd.
    c/o Building No. 8, Noble Center
    Automobile Museum East Road
    Fengtai, Beijing 100070
    The People's Republic of China
    Attention: Mr. Xiaobin Xu
    Facsimile No.: +86 10 6361 1980
    Email: bj.xuxb@jasolar.com

  with a copy (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    Unit 1301, Tower 1, China Central Place
    81 Jianguomenwai Avenue
    Beijing 100025, PRC
    Attention: Fang Xue, Esq.
    Facsimile: +86 (10) 6502 8510
    Email: fxue@gibsondunn.com

        Section 9.03    Certain Definitions.

        (a)   For purposes of this Agreement:

        "Acquisition Proposal" means any proposal or offer with respect to any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries taken as a whole, other than any such transaction in the ordinary course of business; (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (e) any combination of the foregoing.

        "Affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Available Cash" means unrestricted cash of the Company and its Subsidiaries held in United States Dollars (or that is freely and readily exchangeable into United States Dollars), that is, on a consolidated basis, available immediately prior to the Closing in one or more bank accounts of the Company or its Subsidiaries outside of the PRC, net of issued but uncleared checks and drafts, and free of any Lien.

        "beneficial owner", "beneficially owned" or "beneficially owning", with respect to any Ordinary Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Hong Kong or the PRC are authorized or required by applicable Law to close.

        "Buyer Group Party" means the parties to any Buyer Group Contract and their respective Affiliates.

        "Chairman" means Mr. Baofang Jin.

        "Company Employee Agreement" means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between any Group Company and any current or former employee, director, officer or independent contractor of any Group Company.

        "Company Employee Plan" means any written plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director, officer or independent contractor of any Group Company, or with respect to which any Group Company has or may have any liability or obligation.

        "Company Equity Award" means each Company Option, each Restricted Share and each RSU under the Share Incentive Plan.

        "Company Material Adverse Effect" means any event, circumstance, change or effect ("Effect") that, individually or in the aggregate with all other Effects, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Group Companies taken as a whole or (b) prevent or materially impair the Company's ability to consummate Transactions; provided that, clause (a) shall not include any Effect occurring after the date hereof to the extent resulting from: (i) changes in general economic, political or financial, credit or securities market conditions, (ii) the public announcement or disclosure of this Agreement or the Transactions (except with respect to Section 3.05) or the consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding relating to this Agreement or the Transactions, (iii) changes caused by a material worsening of current conditions caused by acts of terrorism, war (whether or not declared), outbreak or escalation of hostilities, acts of God or natural disasters, (iv) changes in GAAP or other applicable accounting standards or the interpretation or enforcement thereof or prospective changes in Laws (or interpretations thereof) applicable to any Group Company, (v) changes, effects or circumstances in the industries or markets in which any Group Company operates, (vi) any action taken by any Group Company that is required by this Agreement or the failure by any Group Company to take any action that is prohibited by this Agreement, (vii) any action taken, or failure to take any action, by any Group Company with the written consent or at the request of the Parent Parties, Chairman, or any of their Affiliates, (viii) any breach of this Agreement by the Parent Parties, the Chairman or any of their Affiliates, (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position, (x) any decline in the market price, or change in trading volume, of the capital stock of the Company, or (xi) any change or prospective change in the Company's credit ratings, provided however, that in the case of the foregoing clauses (i), (iv) and (v), the impact of such change, effect or occurrence is not disproportionately adverse to the Company Group as compared to other companies in the industries in which the Company Group operates.

        "Company Option" means each option to purchase Shares under the Share Incentive Plan.

        "Company Triggering Event" shall be deemed to have occurred if (a) there shall have been a Change in the Company Recommendation or the Company Board shall have resolved to make a Change in the Company Recommendation; (b) the Company Board shall have recommended to the shareholders of the Company an Acquisition Proposal or shall have resolved to do so or shall have entered into an Alternative Acquisition Agreement with respect to any Superior Proposal (other than an Acceptable Confidentiality Agreement); (c) the Company shall have failed to include in the Proxy Statement the Company Recommendation; or (d) the Company shall have materially breached its obligations under Section 6.04 hereof.

        "Contract" means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other legally binding instrument.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

        "Deposited Available Cash" means the amount of Available Cash deposited in the Exchange Fund immediately prior to the Effective Time.

        "Environmental Law" means any applicable PRC local, provincial or national Law relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

        "Excluded Shares" means, collectively, Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the Rollover Shareholders.

        "Expenses" means, with respect to any party hereto, all out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms, consultants, and other Representatives of a party hereto and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Merger and the Transactions.

        "Financing Sources" means the parties to the Debt Commitment Letters or any Financing Document, as in effect from time to time and their respective successors and permitted assigns.

        "Governmental Authority" means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or (b) any agency, division, bureau, department, or other political subdivision of any government described in clause (a) of this definition.

        "Group Company" means any of the Company and its Subsidiaries.

        "Hazardous Substance" means any chemical, pollutant, waste or substance that is defined and regulated by a Governmental Authority as "hazardous" or "radioactive" or a "pollutant" under applicable Environmental Law.

        "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

        "Insolvent" means, with respect to any person (a) the present fair saleable value of such person's assets is less than the amount required to pay such person's total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

        "Intellectual Property" means (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, brands, domain names and other source identifiers, and registrations and applications for registration thereof, (c) copyrights, proprietary designs, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets, know-how, and database rights, and with respect to (a)—(c) above, the geographical scope for such intellectual property shall include but not be limited to the United States, China, Europe or India.

        "Intervening Event" means a material event, material development or material change, with respect to the business of the Company or Group Companies, that was not known, or the consequences or magnitude of which would not reasonably be expected to have been known, by the Company or the Company Board as of the date of this Agreement (and not relating to any Acquisition Proposal).

        "knowledge" means, with respect to (a) the Company, the actual knowledge of the members of the Special Committee after due inquiry, (b) the Parent Parties, the actual knowledge of any director, officer, or beneficial owner after due inquiry, and (c) with respect to any other party hereto, the actual knowledge of any director or officer of such party, in each case, after due inquiry.

        "Leased Real Property" shall mean all leasehold or subleasehold estates and other rights to use or occupy any real property.

        "Leases" shall mean all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

        "Lien" means with respect to any property or asset, any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim in respect of such property or asset, or any restriction on transfer or right to vote. For the avoidance of doubt, "Lien" does not include a license of Intellectual Property.

        "MOFCOM" means the Ministry of Commerce of the PRC.

        "Owned Real Property" shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

        "Permitted Encumbrances" shall mean any (i) Liens securing obligations under capital leases; (ii) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any Owned Real Property that do not materially impair the value or current use and operation of such Owned Real Property; (iii) any exceptions or other matters expressly disclosed in policies of title insurance with respect to any Owned Real Property; (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (v) statutory Liens in favor of suppliers of goods arising or incurred in the ordinary course of business for which payment is not yet due or delinquent; (vi) mechanics', materialmen's, workmen's, repairmen's, landlord's, warehousemen's, carrier's and other similar Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith; (vii) Liens in respect of pledges or deposits under workers' compensation Laws, unemployment insurance or other types of social security; (viii) municipal bylaws, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Authority that do not materially impair the value or current use and operation of any affected Owned Real Property; or (ix) any other Liens that have been incurred in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "PRC" means People's Republic of China.

        "PRC Antitrust Clearance" means, to the extent antitrust filing with MOFCOM with respect to the Merger is considered necessary or desirable by MOFCOM pursuant to a meeting held or to be held between the representative(s) of the Parent Parties and the responsible MOFCOM official(s), the certified true copies of the notice(s) or other written document(s) issued by MOFCOM evidencing that MOFCOM has approved or would not object to the Merger (or, to the extent that no antitrust filing is deemed necessary or desirable by MOFCOM at said meeting, a certificate issued by the Parent Parties satisfactory to the Company summarizing said meeting and certifying that the anti-trust filing with MOFCOM with respect to the Merger is not considered necessary or desired by MOFCOM).

        "Regulatory Approvals" shall mean all necessary actions or non-actions, waivers or Consents by, of, to or in respect of, National Development and Reform Commission of the PRC, Ministry of Commerce of the PRC and/or the State Administration of Foreign Exchange of the

PRC or their respective local counterparts or its designated banks to the extent required with respect to the overseas investment by the Parent Parties or their respective Affiliates in connection with the consummation of the transactions contemplated hereby and the other transactions contemplated by the Equity Commitment Letter, the Guarantee and the Support Agreement.

        "Restricted Share" means each restricted share award under the Share Incentive Plan.

        "RSU" means each restricted share unit under the Share Incentive Plan.

        "Share" means ordinary share, par value US$0.0001 per share, of the Company.

        "Share Incentive Plan" means (i) the Company's 2006 stock incentive plan, dated as of August 18, 2006, and (ii) the Company's 2014 stock incentive plan, dated as of June 30, 2014, and all amendments and modifications thereto.

        "Subsidiary" or "Subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person's subsidiaries, (b) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person's subsidiaries, or that would otherwise be deemed as "subsidiary" under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

        "Superior Proposal" means a written, bona fide Acquisition Proposal (provided that each reference to "20%" in the definition of "Acquisition Proposal" should be replaced with "50%") that the Company Board determines, in its good faith judgment acting at the direction of the Special Committee (after (x) consultation with a financial advisor and independent legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by the Parent Parties pursuant to Section 6.04(e) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than the holders of Excluded Shares) than the Merger; provided, however, that any such Acquisition Proposal shall not be deemed to be a "Superior Proposal" if (A) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of such financing or (B) the transaction contemplated by such Acquisition Proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than the Parent Parties or any of their Affiliates or Representatives.

        "Topco" means JASO Top Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 302593, and parent of Holdco.

  (b)
  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptable Confidentiality Agreement	Section 6.04(a)
Acquisition Proposal	Section 9.03(a)
Action	Section 3.10
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Affiliate	Section 9.03(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(d)
Alternative Debt Financing	Section 6.07(b)
Annual Report	Section 3.07(c)
Applicable Date	Section 3.07(a)
Available Cash	Section 9.03(a)
Bankruptcy and Equity Exception	Section 3.04(a)
beneficial owner	Section 9.03(a)
beneficially owned	Section 9.03(a)
beneficially owning	Section 9.03(a)
Business Day	Section 9.03(a)
Buyer Group Contracts	Section 4.12
Buyer Group Party	Section 9.03(a)
Chairman	Section 9.03(a)
Change in the Company Recommendation	Section 6.04(d)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Commitment Letters	Section 4.05(a)
Company	Preamble
Company Board	Recitals
Company Employee Agreement	Section 9.03(a)

Company Employee Plan	Section 9.03(a)
Company Equity Award	Section 9.03(a)
Company Group	Section 8.06(e)
Company Licensed Intellectual Property	Section 3.13
Company Material Adverse Effect	Section 9.03(a)
Company Option	Section 9.03(a)
Company Owned Intellectual Property	Section 3.13
Company Personnel	Section 3.11(a)
Company Recommendation	Section 3.04(b)
Company Reimbursement	Section 8.06(e)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Company Triggering Event	Section 9.03(a)
Confidentiality Agreement	Section 9.11
Contract	Section 9.03(a)
control	Section 9.03(a)
controlled by	Section 9.03(a)
Damages	Section 6.05(b)
Debt Commitment Letters	Section 4.05(a)
Debt Financing	Section 4.05(a)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Deposited Available Cash	Section 9.03(a)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effect	Section 9.03(a)
Effective Time	Section 1.03
Environmental Law	Section 9.03(a)
Environmental Permits	Section 3.16
Equity Commitment Letter	Recitals
Equity Financing	Section 4.05(a)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Excluded Party	Section 6.04(a)
Excluded Shares	Section 9.03(a)
Expenses	Section 9.03(a)
Fee Letters	Section 4.05(b)
Financial Advisor	Section 3.04(c)
Financing Documents	Section 6.07(b)
Financing Sources	Section 9.03(a)
GAAP	Section 3.07(b)
Go-Shop Period	Section 6.04(a)
Governmental Authority	Section 9.03(a)
Group Company	Section 9.03(a)
Guarantee	Recitals
Hazardous Substance	Section 9.03(a)

HKIAC	Section 9.08
HKIAC Rules	Section 9.08
Holdco	Preamble
Indebtedness	Section 9.03(a)
Indemnified Party	Section 6.05(a)
Insolvent	Section 9.03(a)
Intellectual Property	Section 9.03(a)
Intervening Event	Section 9.03(a)
Jinglong	Recitals
knowledge	Section 9.03(a)
Law	Section 3.05(a)
Leased Real Property	Section 9.03(a)
Leases	Section 9.03(a)
Lien	Section 9.03(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.15(a)
Maybank Credit Agreement	Section 3.05(a)
Merger	Recitals
Merger Sub	Preamble
MOFCOM	Section 9.03(a)
NASDAQ	Section 3.05(b)
Notice of Superior Proposal	Section 6.04(e)
Notice Period	Section 6.04(e)
Order	Section 7.01(b)
Owned Real Property	Section 9.03(a)
Parent	Preamble
Parent Group	Section 8.06(e)
Parent Material Adverse Effect	Section 4.04(a)
Parent Parties	Preamble
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Permitted Encumbrances	Section 9.03(a)
person	Section 9.03(a)
Plan of Merger	Section 1.03
PRC	Section 9.03(a)
PRC Anti-Monopoly Law	Section 6.08(a)
PRC Antitrust Clearance	Section 9.03(a)
Proxy Statement	Section 6.01
Record ADS Holders	Section 6.02(a)
Regulatory Approvals	Section 9.03(a)
Regulatory Filings	Section 6.08(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Restricted Share	Section 9.03(a)

Rollover Shareholder	Recitals
Rollover Shareholders	Recitals
Rollover Shares	Recitals
RSU	Section 9.03(a)
SEC	Section 3.05(b)
Securities Act	Section 3.05(b)
Share	Section 9.03(a)
Share Certificates	Section 2.04(b)
Share Incentive Plan	Section 9.03(a)
Shareholders' Meeting	Section 6.02(a)
Solicited Person	Section 6.04(a)
Special Committee	Section 3.04(b)
Subsidiaries	Section 9.03(a)
Subsidiary	Section 9.03(a)
Superior Proposal	Section 9.03(a)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.19
Taxes	Section 9.03(a)
Termination Date	Section 8.02(a)
Third Party	Section 9.03(a)
Topco	Section 9.03(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
under common control with	Section 9.03(a)

        Section 9.04    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 9.05    Entire Agreement; Assignment.    This Agreement (including any exhibits and schedules hereto), the Support Agreement, the Equity Commitment Letter and the Guarantee, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that the Parent Parties may assign all or any of their rights and obligations hereunder to any Affiliate by prior written notice to the Company, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment not permitted under this Section 9.05 shall be null and void ab initio.

        Section 9.06    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Equity Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 9.07    Specific Performance.

        (a)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed by the parties in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof (including the other party's obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement (in the case of the Company, acting upon the direction of the Special Committee), in addition to any other remedy at law or equity. The parties hereto hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

        (b)   Until such time as the Company pays the Company Termination Fee, the remedies available to each of the Parent Parties pursuant to this Section 9.07 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Parent Parties from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 8.06. For the avoidance of doubt, under no circumstances shall the Parent Parties be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 9.07 that results in a Closing and (ii) monetary damages, including all or any portion of the Company Termination Fee.

        (c)   The remedies available to the Company pursuant to this Section 9.07 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.06. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 9.07 that results in a Closing and (ii) monetary damages, including all or any portion of the Parent Termination Fee; provided that the Company shall be entitled to specific performance to cause the Parent Parties to fund the Equity Financing and consummate the Transactions, in each case, on the terms and subject to the conditions in this Agreement, if and only if the proceeds of the Debt Financing have been funded or will be funded, subject only to the funding of the Equity Financing.

        Section 9.08    Governing Law.    This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Corporation, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board (and the Special Committee) and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. Subject to the last sentence of this Section 9.08, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the "HKIAC") in accordance with the arbitration rules of the HKIAC in force at the date of commencement of the arbitration (the "HKIAC Rules"). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        Section 9.09    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 9.10    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 9.11    Confidentiality.    All confidential and proprietary information disclosed by the Company to the Parent Parties and their Affiliates and Representatives, including the Parent

Parties' Financing Sources and their respective Representatives in connection with this Agreement and the Transactions, shall be subject to the provisions of the Confidentiality Agreement between the Company, the Special Committee, Jinglong, and the Chairman, dated August 12, 2015 (as amended on August 12, 2017, the "Confidentiality Agreement"). If for any reason this Agreement is terminated prior to the Closing Date, the terms of the Confidentiality Agreement shall survive such termination and continue in full force and effect in accordance with its terms.

        Section 9.12    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.13    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of the page is intentionally left blank.]

        IN WITNESS WHEREOF, Holdco, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JASO Holdings Limited
By:	/s/ BAOFANG JIN
	Name:	Baofang Jin
	Title:	Director
JASO Parent Limited
By:	/s/ BAOFANG JIN
	Name:	Baofang Jin
	Title:	Director
JASO Acquisition Limited
By:	/s/ BAOFANG JIN
	Name:	Baofang Jin
	Title:	Director
JA Solar Holdings Co., Ltd.
By:	/s/ SHAOHUA JIA
	Name:	Shaohua Jia
	Title:	Director and Special Committee Member

[Signature Page to Merger Agreement]

ANNEX A
PLAN OF MERGER

Annex B

ANNEX B: PLAN OF MERGER

PLAN OF MERGER

Execution Version

DATED

(1)
JA SOLAR HOLDINGS CO., LTD.
(2)
JASO ACQUISITION LIMITED

PLAN OF MERGER

THIS PLAN OF MERGER is made on

BETWEEN

(1)
JA Solar Holdings Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands having its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the "Surviving Company"); and

(2)
JASO Acquisition Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the "Merging Company" and together with the Surviving Company, the "Companies").

WHEREAS

(A)
The board of directors of the Surviving Company and the sole director of the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the "Merger"), upon the terms and subject to the conditions of the merger agreement dated [    •    ] 2017 among JASO Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands, JASO Parent Limited, an exempted company incorporated under the laws of the Cayman Islands, the Surviving Company and the Merging Company (the "Merger Agreement") and this Plan of Merger and pursuant to, and in accordance with, the provisions of Part XVI of the CICL (the "Companies Law").

(B)
The shareholders of the Surviving Company and the sole shareholder of the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)
Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.     DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed hereto as Annexure 1.

2.     PLAN OF MERGER

2.1   Company Details:

  (a)
  The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

  (b)
  The surviving company (as defined in the Companies Law) is the Surviving Company, which shall continue to be named JA Solar Holdings Co., Ltd..

  (c)
  From the Effective Time, the registered office of the Surviving Company shall continue to be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

  (d)
  Immediately prior to the Effective Time, the authorised share capital of the Surviving Company was US$50,000 divided into 500,000,000 shares each of a par value of US$0.0001 each, of which 239,091,912 Shares were issued and fully paid.

  (e)
  Immediately prior to the Effective Time, the authorised share capital of the Merging Company was US$150,000 divided into 150,000 shares of a par value of US$1.00 each, all of which were issued and fully paid.

  (f)
  At the Effective Time, the authorised share capital of the Surviving Company shall be US$150,000 divided into 150,000 ordinary shares of a par value of US$1.00 per share, all of which shall be issued and fully paid.

  (g)
  At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

  (i)
  each ordinary share, par value US$0.0001 per share (the "Shares"), of the Surviving Company issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration;

  (ii)
  each of the Excluded Shares (including, for the avoidance of doubt, each of the Rollover Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

  (iii)
  each of the Dissenting Shares shall be cancelled at the Effective Time and the holders of the Dissenting Shares shall have no right to receive the Per Share Merger Consideration and shall instead upon serving a valid notice of dissent under Section 238(5) of the Companies Law be entitled to receive only the payment resulting from the procedure in Section 238 of the Companies Law with respect to their Dissenting Shares; provided however, that all Dissenting Shareholders who do not serve a notice of dissent under Section 238(5) of the Companies Law shall be entitled to receive the Per Share Merger Consideration without interest thereon in the manner provided in [Section 2.04] of the Merger Agreement; and

  (iv)
  each ordinary share, par value US$1.00 each, of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid ordinary share, par value US$[1.00] each, of the Surviving Company.

2.2   Effective Time

  In accordance with section 233(13) of the Companies Law, the Merger shall be effective on [the date of this Plan of Merger to be included in the executed version] (the "Effective Time").

2.3   Share Rights

  (a)
  From the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the M&A (as defined below).

  (b)
  From the Effective Time, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed hereto as Annexure 2 (the "M&A").

2.4   Property

  From the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as each of the Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Companies.

2.5   Director's Interests in the Merger

  (a)
  The name and address of the director of the Surviving Company is:

    Jin Baofang

    C/o JASO Holdings Limited
    Building No. 8, Noble Center
    Automobile Museum East Road
    Fengtai, Beijing 100070
    The People's Republic of China

  (b)
  No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.6   Secured Creditors

  (a)
  The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

  (b)
  The Merging Company has entered into [description of relevant transaction document(s)] [    •    ] dated [    •    ] with [    •    ] as [security agent] (the "Secured Creditor") pursuant to which fixed and/or floating security interests have been created and the consent of the Secured Creditor to the Merger has been obtained. Merging Company has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

3.     TERMINATION AND AMENDMENTS

3.1
At any time prior to the Effective Time, this Plan of Merger may be terminated or amended in accordance with the terms of the Merger Agreement.

4.     COUNTERPARTS

4.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

5.     GOVERNING LAW

5.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[SIGNATURE PAGES TO FOLLOW]

        IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of JASO	)
Acquisition Limited:	)
	)	Director
)
	)	Name:
)
)

SIGNED for and on behalf of JA Solar	)
Holdings Co., Ltd.:	)
	)	Director
)
	)	Name:
)
)

 ANNEXURE 1

MERGER AGREEMENT

 ANNEXURE 2

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

Annex C

ANNEX C: SUPPORT AGREEMENT

SUPPORT AGREEMENT

Execution Version

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement") is entered into as of November 17, 2017 by and among JASO Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands ("Holdco") and the persons set forth on Schedule A hereto (each such person, a "Rollover Shareholder" and collectively, the "Rollover Shareholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Holdco, JASO Parent Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands, and a wholly owned subsidiary of Holdco ("Parent"), JASO Acquisition Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub") and JA Solar Holdings Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the "Company") have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be revised, amended, restated and supplemented from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, each Rollover Shareholder is a "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares and/or ADSs as set forth opposite its name on Schedule A (such shares, the "Rollover Shares") (the Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder's obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Equity Award, or any other options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, in connection with the consummation of the Merger, each of the Rollover Shareholders agrees to (a) have its Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribe for newly issued ordinary shares of Holdco (the "Holdco Shares") immediately prior to Closing;

        WHEREAS, receipt of the Requisite Company Vote is a condition to the consummation of the Merger; WHEREAS, in order to induce Holdco, Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, each of the Rollover Shareholders is entering into this Agreement; and

        WHEREAS, each Rollover Shareholder acknowledges that Holdco, Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholder set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.     At the Shareholders' Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a)—(f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company's shareholders, each Rollover Shareholder hereby irrevocably and unconditionally agrees that it shall, and shall cause its Affiliates to, (i) in the case of a meeting, appear, or cause its representative(s) to appear, at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Shareholder's Securities:

          (a)   in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

          (b)   against the approval of any Acquisition Proposal or any action contemplated by an Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

          (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Rollover Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's memorandum or articles of association, except if approved in writing by Holdco; or (v) any other action that would require the consent of Holdco pursuant to the Merger Agreement, except if approved in writing by Holdco,

          (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement,

          (e)   in favor of any adjournment or postponement of the Shareholders' Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a)—(f) hereof is to be considered as may be reasonably requested by Holdco in order to consummate the Transactions, including the Merger, and

          (f)    in favor of any other matter necessary or reasonably requested by Holdco to effect the Transactions.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   Each Rollover Shareholder hereby irrevocably appoints Holdco and any designee thereof, each of them individually, as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders' Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it prior to the execution of this Agreement in respect of the voting of its Securities, if any, have been revoked or substituted by Holdco and any designee thereof with respect to such Rollover Shareholder's Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

          (b)   Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement. If for any reason the proxy granted herein is not irrevocable, then such Rollover Shareholder agrees to vote its respective Securities in accordance with Section 1.1 above as instructed in writing by Holdco, or any designee of Holdco prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.     Except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, "Transfer"), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a "Derivative Transaction"), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Rollover Shareholder of its obligations under this Agreement, (d) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Securities, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a)—(d). Any purported Transfer or Derivative Transaction in violation of this paragraph shall be null and void.

ARTICLE II

NO SOLICITATION

        Section 2.1    Restricted Activities.     During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the "Term"), each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (as applicable) (in each case, acting in their capacity as such to such Rollover Shareholder (the "Shareholder's Representatives")) not to, directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action with the intent to induce the making of any Acquisition Proposal, (b) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Acquisition Proposal, (c) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal, or (d) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, any Acquisition Proposal.

        Section 2.2    Notification.     Each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause its Shareholder's Representatives as applicable) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Acquisition Proposal. During the Term, each Rollover Shareholder shall promptly advise Holdco in writing of (a) any Acquisition Proposal, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Holdco reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company.

        Section 2.3    Capacity.     Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

ARTICLE III

ROLLOVER SHARES

        Section 3.1    Cancellation of Rollover Shares.     Subject to the terms and conditions set forth herein, all of each Rollover Shareholder's right, title and interest in and to its Rollover Shares shall be cancelled at the Closing for no consideration. Each Rollover Shareholder shall take all actions necessary to cause it Securities to be treated as set forth herein.

        Section 3.2    Subscription of Holdco Shares.     Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by each Rollover Shareholder in accordance with Section 3.1, Holdco shall issue to such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, one or more affiliates of such Rollover Shareholder), and such Rollover Shareholder and/or its affiliates (as applicable) shall subscribe for, an aggregate number of Holdco Shares, at par value per share, equal to the aggregate number of Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration, Per ADS Merger Consideration, or any other merger consideration in respect of the Rollover Shares held by such Rollover Shareholder. Notwithstanding the foregoing, the Rollover Shares set forth opposite each Rollover Shareholder's name on Schedule A shall be deemed to include Shares issuable up on the exercise of the Company Options only if such Rollover Shareholder pays or causes to be paid to the Company at or prior to the Rollover Closing the exercise price for each Company Option included in its Rollover Shares; provided, that if such Rollover Shareholder fails to pay such amount to the Company at or prior to the Rollover Closing, such Rollover Shareholder's Rollover Shares shall include only those Shares that are validly issued, fully paid and non-assessable, and each such Company Option shall be cancelled in accordance with Section 2.02 of the Merger Agreement.

        Section 3.3    Rollover Closing.     Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the "Rollover Closing") shall take place immediately prior to the Closing.

        Section 3.4    Deposit of Rollover Shares.     No later than three (3) Business Days prior to the Closing, each Rollover Shareholder and any of its agents holding certificates evidencing any of its Rollover Shares shall deliver or cause to be delivered to Holdco all certificates representing its Rollover Shares in such person's possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Holdco or any agent authorized by Holdco until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

        Section 4.1    Representations and Warranties.     Each Rollover Shareholder hereby represents and warrants to Holdco as of the date hereof and as of the Closing:

          (a)   such Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation (if applicable) and such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder's obligations hereunder and to consummate the transactions contemplated hereby;

          (b)   this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

          (c)   assuming due authorization, execution and delivery by Holdco, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (d)   (i) such Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, power to demand dissenter's rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People's Republic of China (the "PRC") and the terms of this Agreement; (ii) except described herein, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the pledge, disposition or voting of any of the Securities, and the Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than its Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement;

          (e)   except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, (C) violate any Law applicable to such Rollover Shareholder or any of such Rollover Shareholder's properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on such Rollover Shareholder or its properties or assets;

          (f)    there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement;

          (g)   such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder's representations and warranties in this Agreement and the transactions contemplated hereby; and

          (h)   such Rollover Shareholder understands and acknowledges that Holdco, Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder's execution, delivery and performance of this Agreement.

        Section 4.2    Covenants.     Each Rollover Shareholder hereby:

          (a)   agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its obligations under this Agreement;

          (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder's Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

          (c)   agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Rollover Shareholder's identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Rollover Shareholder's commitments, arrangements and understandings under this Agreement;

          (d)   agrees and covenants that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Holdco of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as its Rollover Shares, and Schedule A shall be deemed amended accordingly; and

          (e)   agrees further that, upon request of Holdco, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Holdco to be necessary or desirable to carry out the provisions of this Agreement.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO

        Holdco hereby represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Closing:

          (a)   Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holdco, and the execution, delivery and performance of this Agreement by Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdco and no other corporate actions or proceedings on the part of Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by each Rollover Shareholder, constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b)   Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco for the execution, delivery and performance of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco, nor the consummation by Holdco of the transactions contemplated hereby, nor compliance by Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco pursuant to any Contract to which Holdco is a party or by which Holdco or any of its property or asset is bound or affected, (C) violate any Law applicable to Holdco or any of its properties or assets or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on Holdco or its properties or assets.

          (c)   At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, Liens and encumbrances, other than restrictions (i) arising under applicable securities Laws or (ii) arising under any agreements entered into at or prior to the Rollover Closing by each Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement and the Commitment Letters.

 ARTICLE VI

TERMINATION

        This Agreement, and the obligations of each Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party's liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Holdco shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of its Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Notices.     All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

  (i)
  If to a Rollover Shareholder, to the addresses set opposite its name as set forth on Schedule A;

  (ii)
  If to Holdco:

Attention: Mr. JIN Baofang
Address:	Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070
The People's Republic of China
Facsimile No.: +86 10 6361 1999
Email: xiejian@jasolar.com

        Section 7.2    Severability.     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        Section 7.3    Entire Agreement.     This Agreement, the Equity Commitment Letter and the Guarantee and the Merger Agreement (and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 7.4    Specific Performance.     (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco, Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco be entitled to both the monetary damages under this Section 7.4(i) and the right of specific performance under this Section 7.4(ii).

        Section 7.5    Amendments; Waivers.     At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by each Rollover Shareholder, Holdco, and the Company (at the direction of the Special Committee) or in the case of a waiver, by the party against whom the waiver is to be effective and by the Company (at the direction of the Special Committee). Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 7.6    Governing Law; Dispute Resolution; Jurisdiction.     This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Subject to the last sentence of this Section 7.6, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules. The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        Section 7.8    Third Party Beneficiaries.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

        Section 7.9    Assignment; Binding Effect.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and the Company, except that Holdco may assign this Agreement (in whole but not in part) only in connection with a permitted assignment of the Merger Agreement by Holdco (as the case may be), as applicable in accordance with the terms therein. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

        Section 7.10    No Presumption Against Drafting Party.     Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 7.11    Counterparts.     This Agreement may be executed in one or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO:
JASO HOLDINGS LIMITED
By:	/s/ JIN BAOFANG
	Name:	Jin Baofang
	Title:	Director

[Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS:
JINGLONG GROUP CO., LTD.
By:	/s/ JIN BAOFANG
	Name:	Jin Baofang
	Title:	Director

[Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS:
CHIN TIEN HUANG
By:	/s/ CHIN TIEN HUANG
	Name:	Chin Tien Huang

[Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS:
CHI FUNG WONG
By:	/s/ CHI FUNG WONG
	Name:	Chi Fung Wong

[Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS:
PAK WAI WONG
By:	/s/ PAK WAI WONG
	Name:	Pak Wai Wong

[Signature Page to Support Agreement]

 SCHEDULE A

Rollover Shareholder Name	Rollover Shareholder Address	Rollover Shares (Type/Number)	Holdco Shares (Type/Number)	Ownership Percentage of Holdco
Jinglong Group Co., Ltd.	Building No.8, Noble Center, Automobile Museum East Road, Fengtai, Beijing 100070 The People's Republic of China	38,897,365 ordinary shares	38,897,365 ordinary shares	16.3%
Chin Tien HUANG	Wong Pak Wai Room A, 43/F, BLK 8, the Wings, 9 Tong Yin Street, Tseung Kwan O, N.T., Hong Kong	10,288,775 ordinary shares	10,288,775 ordinary shares	4.3%
Chi Fung WONG	Room A, 52/F, BLK 13, Central Heights, 9 Tong Tak Street, Tseung Kwan O, N.T., Hong Kong	9,000,000 ordinary shares	9,000,000 ordinary shares	3.8%
Pak Wai WONG	Room A, 43/F, BLK 8, the Wings, 9 Tong Yin Street, Tseung Kwan O, N.T., Hong Kong	2,850,000 ordinary shares	2,850,000 ordinary shares	1.2%

Annex D

ANNEX D: LIMITED GUARANTEE

LIMITED GUARANTEE

Execution Version

LIMITED GUARANTEE

        LIMITED GUARANTEE, dated as of November 17, 2017 (this "Limited Guarantee"), by Jinglong Group Co., Ltd., a British Virgin Islands company (the "Guarantor"), in favor of JA Solar Holdings Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the "Guaranteed Party"). Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

        1.    GUARANTEE.

          (a)   To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be revised, amended, restated and supplemented from time to time in accordance with its terms, the "Merger Agreement"), by and among the Guaranteed Party, JASO Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands ("Holdco"), JASO Parent Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Holdco ("Parent") and JASO Acquisition Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment and discharge as and when due of the payment obligations of the Parent Parties with respect to (i) the payment of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement (subject to the limitations set forth in Section 8.06(e) of the Merger Agreement), (ii) the reimbursement obligations of the Parent Parties pursuant to Section 8.06(c) of the Merger Agreement and (iii) the indemnification, reimbursement and expense obligations of the Parent Parties under Section 6.07(g) of the Merger Agreement ((i), (ii) and (iii) collectively, the "Obligations"); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, this Limited Guarantee may be enforced for money damages only and in no event shall the Guarantor's aggregate liability under this Limited Guarantee exceed US$21,600,000 (the "Maximum Amount"). The Guarantor shall not have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

          (b)   Subject to the terms and conditions of this Limited Guarantee, if Holdco fails to pay the Obligations when due, then all of the Guarantor's liabilities to the Guaranteed Party hereunder in respect of the Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party's option and so long as Holdco remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor.

          (c)   The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fee and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights thereunder, including without limitation in the event (i) the Guarantor asserts in any Action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such Action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations.

        2.    NATURE OF GUARANTEE.    The Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Holdco, Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Holdco, Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment from the Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This is an unconditional guarantee of payment and performance not of collectability. The Guarantor reserves the right to assert as a defense to such payment by the Guarantor under the Limited Guarantee any rights, remedies and defenses that Holdco, Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Holdco, Parent or Merger Sub and other defenses expressly waived herein. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor.

        3.    CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

          (a)   The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of payment of any of the Obligations, and may also make any agreement with Holdco, Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Holdco, Parent, Merger Sub, or such other person without in any way impairing or affecting the Guarantor's obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Holdco, Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the corporate existence, structure or ownership of Holdco, Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdco, Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (iv) except as expressly provided herein, the existence of any claim, set-off or other right that the Guarantor may have at any time against Holdco, Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (v) any change in the time, place or manner of payment of any of the Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable); (vi) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Holdco with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Holdco under the Merger Agreement) of any person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge or release of the Guarantor as a matter of law or equity (other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Holdco with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Holdco under the Merger Agreement); or (ix) the value, genuineness, validity, illegality or enforceability of the Merger Agreement.

          (b)   The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices expressly required to be provided to Holdco, Parent and Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Holdco, Parent or Merger Sub under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of Section 8 hereof). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

          (c)   The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Holdco, Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Holdco, Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Holdco, Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

          (d)   The Guaranteed Party hereby agrees that to the extent Holdco, Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of their corresponding obligations under this Limited Guarantee.

        4.    NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against Holdco, Parent or Merger Sub or any other persons now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue rights or remedies against Holdco, Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

        5.    REPRESENTATIONS AND WARRANTIES.    The Guarantor hereby represents and warrants to the Guaranteed Party that:

          (a)   (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite power and authority to execute, deliver and perform this Limited Guarantee and (ii) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor's part;

          (b)   the execution, delivery and performance of this Limited Guarantee do not contravene any Law or contractual restriction binding on the Guarantor or its assets;

          (c)   all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from the Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

          (d)   this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

          (e)   (i) the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

        6.    NO ASSIGNMENT.    No party hereto may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of each other party hereto; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate of the Guarantor; provided, further, that no such assignment shall relieve the Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee.

        7.    NOTICES.    All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

  if to the Guarantor, to:

    Attention: Mr. JIN Baofang
    Address:    Building No.8, Noble Center, Automobile Museum East Road
                       Fengtai, Beijing 100070
                       The People's Republic of China
    Facsimile No.: +86 10 6361 1999
    Email: xiejian@jasolar.com

  with a copy to (which alone shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom LLP
    Attention: Peter X. Huang
    Address:    30/F, China World Office 2
                       No. 1, Jian Guo Men Wai Avenue
                       Beijing 100004, China
    Facsimile No.: +86 10 6535 5577
    Email: peter.huang@skadden.com

        All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

        8.    TERMINATION; CONTINUING GUARANTEE.    Subject to the last sentence of Section 3, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earlier of (a) the Closing of the Merger under the Merger Agreement, (b) in the case of a termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Holdco, Parent and/or Merger Sub to make any payment or performance of any Obligations and no Obligation is payable at the time of such termination, upon such termination, (c) all amounts payable under this Limited Guarantee have been paid in full, and (d) in the case of a termination of the Merger Agreement in a circumstance which results in any obligation on the part of Holdco, Parent and/or Merger to make any payments or performance of any Obligations or there is otherwise any outstanding Obligation at the time of such termination, the date falling 120 days after such termination (unless the Guaranteed Party has presented a written claim by such date, in which case this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provisions of this Limited Guarantee limiting the Guarantor's liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than the Retained Claims (as defined below), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Debt Financing or under this Limited Guarantee.

        9.    NO RECOURSE.

          (a)   The Guaranteed Party acknowledges and agrees that none of Holdco, Parent or Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Holdco, Parent or Merger Sub unless and until the Effective Time. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantor and any of its permitted assignees) has any obligations under this Limited Guarantee and that the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the Guarantor, Holdco, Parent or Merger Sub, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such persons that constitute an assignee of the Guarantor (each of excluded parties, a "Non-Recourse Party" and collectively, the "Non-Recourse Parties"), through Holdco, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Holdco, Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in connection with or in any manner related to (i) Holdco's, Parent's and/or Merger Sub's obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of the Merger Agreement and, without duplication, the Guarantor's obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guaranty (subject to the Maximum Amount), (ii) Holdco's, Parent's and/or Merger Sub's obligation to cause the equity financing to be funded when and if the Guaranteed Party seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in Section 9.07 of the Merger Agreement, (iii) the Rollover Shareholders' (as such term is defined under the Support Agreement) obligations under the Support Agreement, and Holdco's obligations to enforce its rights thereunder, and (iv) the Guarantor's obligation to specifically perform his obligation to make an equity contribution to Holdco pursuant to the Equity Commitment Letter, when and if the conditions thereto have been satisfied and Holdco or the Company seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in Section 6 of the Equity Commitment Letter, and Section 9.07 of the Merger Agreement (the claims described in the foregoing clauses (i) through (iv), collectively, the "Retained Claims"), provided that in the event the Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor's remaining net assets is less than an amount equal to its payment obligations hereunder as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder.

          (b)   The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Support Agreement, the Debt Financing, the Equity Financing, or the transactions contemplated thereby. The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its controlled Related Persons not to institute, directly or indirectly, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement or this Limited Guarantee or the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith against the Guarantor or any of the Guarantor's controlled Related Persons, except for the Retained Claims. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Holdco, Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

          (c)   For the purposes of this Limited Guarantee, the term "Related Person" shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Holdco, Parent, Merger Sub or any of their controlled Affiliates.

        10.    AMENDMENTS AND WAIVERS.    No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.    ENTIRE AGREEMENT.    This Limited Guarantee, the Merger Agreement, the Support Agreement, and the Equity Commitment Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        12.    GOVERNING LAW; SUBMISSION TO JURISDICTION.    This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Subject to the last sentence of this Section 12, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules. The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        13.    NO THIRD PARTY BENEFICIARIES.    This Limited Guarantee shall be binding upon and insure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

        14.    COUNTERPARTS.    This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        15.    SEVERABILITY.    If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Maximum Amount or the provisions set forth in Sections 1, 8 and 9. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        16.    HEADINGS.    Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

JINGLONG GROUP CO., LTD.
By:	/s/ JIN BAOFANG
	Name:	Jin Baofang
	Title:	Director

[Signature Page to Limited Guarantee]

        IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

JA SOLAR HOLDINGS CO., LTD.
By:	/s/ SHAOHUA JIA
	Name:	Shaohua Jia
	Title:	Director

[Signature Page to Limited Guarantee]

Annex E

ANNEX E: EQUITY COMMITMENT LETTER

EQUITY COMMITMENT LETTER

Execution Version

November 17, 2017

JASO Holdings Limited ("Holdco")
c/o Building No.8, Noble Center
Automobile Museum East Road
Fengtai, Beijing 100070
The People's Republic of China
Attention: Mr. JIN Baofang
Facsimile No.: +86 10 6361 1999

        Re:    Equity Commitment Letter

Ladies and Gentlemen:

        This letter sets forth the commitment of the undersigned (the "Sponsors"), subject to (i) the terms and conditions contained in an agreement and plan of merger (as may be revised, amended, restated and supplemented from time to time, the "Merger Agreement") dated as of the date hereof by and among Holdco, JASO Parent Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Holdco ("Parent"), JASO Acquisition Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and JA Solar Holdings Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the "Company"), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the "Merger"), and (ii) the terms and conditions contained herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

        1.    Commitment.    The Sponsors hereby jointly and severally commit, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through one or more intermediate entities, for newly issued ordinary shares of Holdco and to pay, or cause to be paid, to Holdco in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in immediately available funds equal to $116,000,000 (such sum, the "Commitment"), which will be applied by Holdco to (i) fund a portion of the aggregate Per Share Merger Consideration and Per ADS Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, (ii) pay any and all fees and expenses of Holdco, Parent and Merger Sub at the Closing in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) satisfy all of Holdco, Parent and Merger Sub's other payment obligations in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Sponsors shall not, under any circumstances, be obligated to contribute more than the Commitment to Holdco. In the event Holdco does not require the full amount of the Commitment in order to consummate the Merger, the amount to be funded under this letter shall, unless otherwise agreed in writing by the Sponsors, be reduced by Holdco to the level sufficient to fully fund the aggregate Per Share Merger Consideration and Per ADS Merger Consideration and pay related fees and expenses related to the transactions contemplated by the Merger Agreement.

        2.    Conditions to Funding.    The payment of the Commitment to Holdco shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, and (ii) the satisfaction, or waiver by Holdco, of each of the conditions to Holdco, Parent and Merger Sub's obligations to effect the Merger set forth in Sections 7.01 and 7.02 of the Merger Agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the Closing).

        3.    Termination.    This letter, and the obligation of the Sponsors to fund the Commitment will terminate automatically and immediately to the extent described below upon the earlier to occur of (i) the Effective Time; provided that the Sponsors shall at or prior to the Effective Time have fully funded and paid to Holdco the Commitment and fully performed their other obligations hereunder, and (ii) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this letter, the Sponsors shall not have any further obligations or liabilities hereunder.

        4.    No Modification.    Neither this letter nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by each of Holdco, the Sponsors and the Company. No transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of Holdco, the Sponsors and the Company.

        5.    Confidentiality.    This letter shall be treated as confidential and is being provided to Holdco solely in connection with the transactions contemplated by the Merger Agreement, including the Merger. Unless required by applicable Laws, regulations or rules of the SEC and NASDAQ, this letter may not be used, circulated, quoted or otherwise referred to in any document, except with the Sponsors' written consent. Notwithstanding the foregoing, a copy of this letter may be provided to the Company if the Company agrees to treat the letter as confidential.

        6.    Third Party Beneficiaries.    This letter shall inure to the benefit of and be binding upon Holdco and the Sponsors. Nothing in this letter, express or implied, is intended to, nor does it, confer upon any person (other than Holdco and the Sponsors) any rights or remedies under, or by reason of, or any rights (i) to enforce the Commitment or any provisions of this letter or (ii) to confer upon any person any rights or remedies against any person other than the Sponsors under or by reason of this letter; provided, however, that the Company is an express third party beneficiary of this letter and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this letter by the parties hereto, in addition to any other remedy at law or equity. In no event shall any of Holdco's creditors or any other person have any right to enforce this letter.

        7.    Governing Law.    This letter and all disputes or controversies arising out of or relating to this letter or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

        8.    Submission to Jurisdiction.    Subject to the last sentence of this Section 8, any Action arising out of or relating to this letter or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this letter) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules. The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        9.    Counterparts.    This letter may be executed in counterparts and by facsimile or in.pdf format, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

        10.    Warranties.    Each Sponsor hereby represents and warrants with respect to itself to Holdco that (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and it has full legal right, power, capacity and authority to execute and deliver this letter, to perform the obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary action by it, (c) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity; (d) it has, and will continue to have until the valid termination of this letter, readily available funds in excess of the sum of its Commitment hereunder; (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or any other person necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or any other person is required in connection with the execution, delivery or performance of this letter; (f) there is no Action pending against it, or, to the knowledge of it, threatened against it or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by it of its obligations under this letter; and (g) the execution, delivery and performance by it of this letter does not (i) violate any applicable Law or judgment, (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other person pursuant to, any Contract to which it is a party, or (iii) violate its organizational documents.

        11.    No Recourse.    Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter, Holdco covenants, agrees and acknowledges that no person (other than the Sponsors) has any obligation hereunder.

        12.    Notices.    All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        if to Holdco, to:

  JASO Holdco Limited
  c/o Building No.8,
  Noble Center, Automobile Museum East Road
  Fengtai, Beijing 100070
  The People's Republic of China
  Attention: Mr. JIN Baofang
  Facsimile No.: +86 10 6361 1999
  Email: xiejian@jasolar.com

        if to the Sponsors, to:

  Jinglong Group Co., Ltd.
  c/o Building No.8,
  Noble Center, Automobile Museum East Road
  Fengtai, Beijing 100070
  The People's Republic of China
  Attention: Mr. JIN Baofang
  Facsimile No.: +86 10 6361 1999
  Email: xiejian@jasolar.com

        13.    Complete Agreement.    This letter, together with the Limited Guarantee, the Support Agreement, and the applicable portions of the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

        14.    Severability.    Any term or provision of this letter which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter in any other jurisdiction. If any provision of this letter is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Remainder of page intentionally left blank]

Very truly yours,
JINGLONG GROUP CO., LTD.
By:	/s/ JIN BAOFANG
	Name:	Jin Baofang
	Title:	Director

[Signature Page to Equity Commitment Letter]

JASO TOP HOLDINGS LIMITED
By:	/s/ JIN BAOFANG
	Name:	Jin Baofang
	Title:	Director

[Signature Page to Equity Commitment Letter]

Agreed to and acknowledged as of the date first written above:
JASO HOLDINGS LIMITED
By:	/s/ JIN BAOFANG
	Name:	Jin Baofang
	Title:	Director

[Signature Page to Equity Commitment Letter]

Annex F

ANNEX F: OPINION OF HOULIHAN LOKEY (CHINA) LIMITED AS FINANCIAL ADVISOR

November 16, 2017

The Special Committee of the Board of Directors of JA Solar Holdings Co., Ltd.
36 Jiang Chang San Road
Zhabei, Shanghai, China 200436

Dear Members of the Special Committee:

        We understand that JASO Holdings Limited ("Holdco"), JASO Parent Limited, a wholly owned subsidiary of Holdco ("Parent"), JASO Acquisition Limited, a wholly owned subsidiary of Parent ("Merger Sub"), and JA Solar Holdings Co., Ltd. (the "Company") propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Transaction") and (a) each issued and outstanding ordinary share, par value US$0.0001 per share, of the Company (each, a "Share", and collectively, the "Shares"), other than Excluded Shares and Dissenting Shares (each as defined in the Agreement), shall be cancelled and cease to exist in consideration for the right to receive US$1.51 in cash per Share without interest (the "Per Share Merger Consideration"), and (b) each issued and outstanding American Depositary Share, representing five (5) Shares (the "ADSs"), other than ADSs representing Excluded Shares, shall be cancelled in exchange for the right to receive US$7.55 in cash per ADS without interest, pursuant to the terms and conditions set forth in the Agreement and the Deposit Agreement (as defined in the Agreement) (the "Per ADS Merger Consideration"). In addition, we understand that, pursuant to the Agreement, the Company's unaffiliated shareholders shall benefit from certain protections afforded them under the Agreement and the laws of the Cayman Islands, including, among other things, (x) the requirement that the Agreement must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the votes attaching to the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at an extraordinary general meeting called to approve the Transaction, (y) that for a 45-day period following the date of the Agreement, the Company (acting at the direction of the Special Committee (the "Committee") of the Board of Directors (the "Board") of the Company) shall have the right to solicit alternative acquisition proposals in accordance with the Agreement, and (z) that in certain circumstances where Holdco and Parent are unable to consummate the Transaction, the Company will be entitled to receive the Parent Termination Fee (as defined in the Agreement), which is structured to be at least twice as large as the termination fee payable by the Company in the circumstances where the Company Termination Fee (as defined in the Agreement) would be applicable.

        The Committee has requested that Houlihan Lokey (China) Limited ("Houlihan Lokey") provide an opinion (this "Opinion") to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares) are fair, from a financial point of view, to such holders.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the draft dated November 15, 2017 of the Agreement and Plan of Merger to be entered into among Holdco, Parent, Merger Sub and the Company (the "Agreement");

  2.
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain research analyst estimates with respect to the future financial performance of the Company;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2017 through 2021;

  4.
  spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

  5.
  to the extent we deemed to be relevant, compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

  6.
  to the extent we deemed to be relevant, considered the publicly available financial terms of certain transactions that we deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for certain of the Company's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. With respect to the research analyst estimates for the Company referred to above, we have reviewed and discussed such estimates with the management of the Company, and we have assumed that such estimates represent reasonable estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Further, management of the Company has advised us that (i) the financial projections used by us are the most up-to-date currently available projections prepared by management of the Company (or any affiliated entity) and supersede all prior financial projections that had been provided to us, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief and except for the financial projections referred to in item (i) above, no other projections or similar information have been provided to any party involved in the Transaction, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Transaction.

        We understand that the Rollover Shareholders (as defined in the Agreement) have indicated that they are only willing to consider entering into an agreement with Holdco and Parent and amongst themselves in relation to the Transaction and have no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        We have not been requested to, and did not advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

        This Opinion is furnished for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

        We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration, the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Shares (other than Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing Excluded Shares) are fair, from a financial point of view, to such holders.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

Annex G

ANNEX G: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED)—SECTION 238

238. Rights of dissenters

(1)
.    A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a Merger or consolidation.

(2)
.    A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the Merger or consolidation, written objection to the action.

(3)
.    An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the Merger or consolidation is authorized by the vote.

(4)
.    Within twenty days immediately following the date on which the vote of members giving authorization for the Merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
.    A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
.  his name and address;

(b)
.  the number and classes of shares in respect of which he dissents; and

(c)
.  a demand for payment of the fair value of his shares.

(6)
.    A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
.    Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
.    Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the Plan of Merger or consolidation is filed, whichever is later, the constituent company, the Surviving Company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
.    If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
.  the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
.  the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

G-1

(10)
.  A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
.  At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
.  Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
.  The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
.  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
.  Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a Surviving Company, they shall be available for re-issue.

(16)
.  The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the Merger or consolidation is void or unlawful.

G-2

Annex H

ANNEX H: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

I.
Directors and Executive Officers of the Company

        The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baofang Jin	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Executive Chairman of the Board of Directors and Chief Executive Officer	People's Republic of China
Jian Xie	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Director and President	People's Republic of China
Yuhong Fan	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Director	People's Republic of China
Bingyan Ren	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Director	People's Republic of China
Erying Jia	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Director	People's Republic of China
Hope Ni	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Independent Director	People's Republic of China
Jiqing Huang	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Independent Director	People's Republic of China
Yuwen Zhao	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Independent Director	People's Republic of China
Shaohua Jia	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 The People's Republic of China	Independent Director	People's Republic of China
Hexu Zhao	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Chief Financial Officer	United States of America
Wei Shan	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Chief Technology Officer	United States of America

II.
Directors and Executive Officers of Jinglong

        The name, business address, present principal employment and citizenship of the sole director of Jinglong is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baofang Jin	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Sole director	People's Republic of China
III.
Directors and Executive Officers of Topco

        The name, business address, present principal employment and citizenship of the sole director of Topco is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baofang Jin	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Sole director	People's Republic of China
IV.
Directors and Executive Officers of Holdco

        The name, business address, present principal employment and citizenship of the sole director of Holdco is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baofang Jin	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 10007 People's Republic of China	Sole director	People's Republic of China
V.
Directors and Executive Officers of Parent

        The name, business address, present principal employment and citizenship of the sole director of Parent is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baofang Jin	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Sole director	People's Republic of China

VI.
Directors and Executive Officers of Merger Sub

        The name, business address, present principal employment and citizenship of the sole director of Merger Sub is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Baofang Jin	JA Solar Holdings Co., Ltd. Building No.8, Noble Center, Automobile Museum East Road Fengtai, Beijing 100070 People's Republic of China	Sole director	People's Republic of China

Annex I

ANNEX I: FORM OF PROXY CARD

JA SOLAR HOLDINGS CO., LTD.
(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: JASO)

Form of Proxy for Extraordinary General Meeting (or any adjournment thereof)
to be held at                  on                 , 2018 at        a.m. (Beijing time)

I/We,
Please Print Name(s)

of
Please Print Address(es)

the undersigned, being the registered holder(s) of                  ordinary shares (Note 1), par value US$0.0001 per share, of JA Solar Holdings Co., Ltd. (the "Company"), hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on                 , 2018 at          a.m. (Beijing time) (the "Extraordinary General Meeting") and the proxy statement, each dated                 , 2018, and (b) appoint the Chairman of the Extraordinary General Meeting (Note 2) or                  of                  as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	PROPOSALS	FOR (Note 3)	AGAINST (Note 3)	ABSTAIN (Note 3)
1.	As a special resolution:	☐	☐	☐

THAT the Agreement and Plan of Merger, dated as of November 17, 2017 (the "Merger Agreement"), among the Company, JASO Holdings Limited ("Holdco"), JASO Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and JASO Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company") and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the "Plan of Merger") (such Plan of Merger being in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions") including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 shares with a par value of US$1.00 each (the "Variation of Capital"), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the " Effective Time"), in the form attached as Annexure 2 to the Plan of Merger (the "Adoption of Amended M&A"), be approved and authorized by the Company;
1.
Please insert the number of or strike out the class of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
2.
If any proxy other than the Chairman is preferred, strike out the words "THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT
3.	IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "FOR." IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "AGAINST." IF YOU WISH TO ABSTAIN FROM VOTING ON A PARTICULAR RESOLUTION, TICK THE APPROPRIATE BOX MARKED "ABSTAIN." Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.

2.	As a special resolution:	☐	☐	☐

THAT each of the members of the Special Committee, the Chief Financial Officer of the Company and the President of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.
3	As an ordinary resolution:	☐	☐	☐

THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

Dated , 2018	Signature(s) (Note 4)

        This form of proxy must be completed, signed by the person registered in the register of members of the Company as of 5 p.m. Cayman Islands time on                 , 2018, being the share record date for the extraordinary general meeting, and returned to the Company's offices at Building No. 8, Noble Center, Automobile Museum East Road, Fengtai, Beijing, 100070, The People's Republic of China, Attention: Investor Relations Department no later than 48 hours before the time appointed for the commencement of the extraordinary general meeting, being                 , 2018 at          (Beijing time).

4
This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be executed under the hand of an officer, attorney or other person duly authorized to sign the same.

Annex J

ANNEX J: FORM OF ADS VOTING INSTRUCTION CARD30

Annual General Meeting of JA Solar Holdings Co., Ltd.

Date: June 30, 2017

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use pen only

	For	Against	Abstain
1. To receive and consider the audited financial statements and the Reports of the Chairman and Chief Executive Officer for the year ended December 31, 2016.	☐	☐	☐
2. To re-elect Erying Jia, the retiring director, and authorize the Board of directors to fix his remuneration.	☐	☐	☐
3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual General Meeting of JA Solar Holdings Co., Ltd.
to be held June 30, 2017
For Holders as of May 26, 2017

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 5:00 pm, New York Time June 22, 2017.

PROXY TABULATOR FOR
JA SOLAR HOLDINGS CO., LTD.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2016 Mediant Communications Inc. All Rights Reserved

JA SOLAR HOLDINGS CO., LTD.

Instructions to The Bank of New York Mellon, as Depositary
(Must be received prior to 5:00 PM (New York Time) on June 22, 2017)

The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt of JA Solar Holdings Co., Ltd. registered in the name of the undersigned on the books of the Depositary as of the close of business May 26, 2017 (US Record Date) at the Annual General Meeting of Shareholders of JA Solar Holdings Co., Ltd. to be held on June 30, 2017 at 10:30 a.m. Beijing time, at the conference room of the Company, 8/F, Building 8, Nord Centre, East Qiche Bowuguan Road, Fengtai District, Beijing 100160, the People's Republic of China.

NOTE:

1. **Please direct the Depositary how it is to vote by placing an X in the appropriate box opposite the resolution.**
2. **It is understood that, if this form is not signed and returned, the Depositary will not vote such items.**

(Continued and to be marked, dated and signed, on the other side)

PROXY TABULATOR FOR
JA SOLAR HOLDINGS CO., LTD.
P.O. Box 8016
CARY, NC 27512-9903

 Resolution presented for consideration by the Extraordinary General Meeting of Shareholders on             , 2018

	PROPOSALS	Affirmative	Negative	Abstained

1)	As a special resolution:	☐	☐	☐

THAT the Agreement and Plan of Merger, dated as of November 17, 2017 (the "Merger Agreement"), among the Company, JASO Holdings Limited ("Holdco"), JASO Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and JASO Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company") and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the "Plan of Merger") (such Plan of Merger being in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions") including (i) the Merger, (ii) the variation of the authorized share capital of the Company from US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each to US$50,000 divided into 50,000 shares with a par value of US$1.00 each (the "Variation of Capital"), and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the "Effective Time"), in the form attached as Annexure 2 to the Plan of Merger (the "Adoption of Amended M&A"), be approved and authorized by the Company.

2)	As a special resolution:	☐	☐	☐

THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the "Special Committee"), the Chief Financial Officer of the Company, and the President of the Company each be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Variation of Capital and the Adoption of Amended M&A.

3)	As an ordinary resolution:	☐	☐	☐

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

(Signature)